Exhibit 2.1

EXECUTION VERSION

NO OFFER TO ENTER INTO A TRANSACTION AND NO BINDING CONTRACT PROVIDING FOR A TRANSACTION SHALL BE DEEMED TO EXIST UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT WITH RESPECT THERETO HAS BEEN EXECUTED AND DELIVERED BETWEEN THE RELEVANT PARTIES

THIS FORM OF AGREEMENT IS TO BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENT HEREOF WITH RESPECT TO THE SUBJECT MATTER HEREOF

EQUITY PURCHASE AGREEMENT

between

VALVOLINE INC.

and

GATEWAY VELOCITY HOLDING CORP.

and,

solely for the purposes set forth in

Section 9.14 and Section 9.15 hereof,

ARAMCO OVERSEAS COMPANY B.V.

Dated as of July 31, 2022

TABLE OF CONTENTS

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INDEX OF DEFINED TERMS

Defined Term	Location of Definition
401(k) Plan	Section 5.06(e)
Accounting Principles	Section 9.06(b)
Action	Section 5.24(a)
Actual Fraud	Section 9.06(b)
Adequate Evidence	Section 5.07(i)
Affiliate	Section 9.06(b)
Affiliate Contract	Section 9.06(b)
Agreement	Preamble
Alternative Proposal	Section 9.06(b)
Announcement 7 Tax Assessment Notice	Section 5.07(i)
Announcements	Section 5.08
Ashland Separation	Section 9.06(b)
Asset Allocation	Section 5.07(g)
Assumed Benefit Plan	Section 9.06(b)
Assumed Liability	Section 9.06(b)
Australian Treasurer	Section 5.04(f)
Available Insurance Policies	Section 5.22(b)
Balance Sheet	Section 9.06(b)
Bankruptcy Exceptions	Section 2.02
Benefit Plan	Section 9.06(b)
Brand Agreement	Section 1.03(f)
Business	Section 9.06(b)
Business Assets	Section 9.06(b)
Business Collective Bargaining Agreement	Section 9.06(b)
Business Day	Section 9.06(b)
Business Employee	Section 9.06(b)
Business Group	Section 9.06(b)
Business Group Member	Section 9.06(b)
Business Intellectual Property	Section 9.06(b)
Business IT Systems	Section 9.06(b)
Business Registered Intellectual Property	Section 3.08(a)
CARES Act	Section 9.06(b)
Cash	Section 9.06(b)
CFIUS	Section 9.06(b)
CFIUS Approval	Section 9.06(b)
CFIUS Filing	Section 5.04(e)
CFIUS Turndown	Section 9.06(b)
Change of Control Payments	Section 9.06(b)
China Working Capital Facility	Section 9.06(b)
Closing	Section 1.02

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Defined Term	Location of Definition
Closing Cash	Section 1.04(b)
Closing Change of Control Payments	Section 1.04(b)
Closing Date	Section 1.02
Closing Indebtedness	Section 1.04(b)
Closing Statement	Section 1.04(b)
Closing Transaction Expenses	Section 1.04(b)
Closing Working Capital	Section 1.04(b)
Code	Section 9.06(b)
Company Stock Right	Section 3.02
Competing Business	Section 5.25(a)(i)
Competitor	Section 9.06(b)
Confidentiality Agreement	Section 5.03
Consent	Section 2.03(b)
Continuing Employee	Section 5.06(a)
Contract	Section 9.06(b)
Control	Section 9.06(b)
Controlled	Section 9.06(b)
Controlling	Section 9.06(b)
Coverage Claims	Section 5.22(b)
COVID-19	Section 9.06(b)
COVID-19 Measures	Section 9.06(b)
Cravath	Section 9.07(a)
Credit Support Obligations	Section 9.06(b)
Current Assets	Section 9.06(b)
Current Liabilities	Section 9.06(b)
Current Representation	Section 9.07(a)
Customer	Section 9.06(b)
D&O Indemnitee	Section 5.12(a)
D&O Indemnitees	Section 5.12(a)
Data Room	Section 4.07(b)
Designated Non-Income Consolidated Taxes	Section 9.06(b)
Designated Seller Subsidiary	Recitals
DPA	Section 9.06(b)
Effective Time	Section 1.02
Embedded Purchaser Portion	Section 5.18(a)
Embedded Seller Portion	Section 5.18(b)
Environmental Laws	Section 9.06(b)
Environmental Permits	Section 3.17(b)
Equity Interest	Section 9.06(b)
ERISA	Section 9.06(b)
Estimated Cash	Section 1.04(a)
Estimated Closing Change of Control Payments	Section 1.04(a)
Estimated Closing Indebtedness	Section 1.04(a)

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Defined Term	Location of Definition
Estimated Closing Statement	Section 1.04(a)
Estimated Closing Transaction Expenses	Section 1.04(a)
Estimated Working Capital	Section 1.04(a)
Exchange Act	Section 9.06(b)
Excluded Assets	Section 9.06(b)
Excluded Liabilities	Section 9.06(b)
FATA	Section 9.06(b)
Final Closing Date Amount	Section 9.06(b)
Final Purchase Price Allocations	Section 5.07(g)
Financial Statements	Section 9.06(b)
FIRB	Section 9.06(b)
FIRB Application	Section 5.04(f)
FIRB Approval	Section 9.06(b)
FIRB Turndown	Section 9.06(b)
Forfeited Equity Awards	Section 5.06(m)
GAAP	Section 9.06(b)
GDPR	Section 9.06(b)
Government Contract	Section 9.06(b)
Governmental Entity	Section 2.03(b)
Group Companies	Section 9.06(b)
Group Subsidiary	Section 9.06(b)
Guaranteed Obligations	Section 9.14(a)
Hazardous Substances	Section 9.06(b)
Indebtedness	Section 9.06(b)
indemnified party	Section 8.06(a)
indemnifying party	Section 8.06(a)
Independent Expert	Section 9.06(b)
Indirect Transfer Tax Filing	Section 5.07(i)
Initial Closing Date Amount	Section 9.06(b)
Injunction	Section 5.04(c)
Intellectual Property	Section 9.06(b)
Intercompany Accounts	Section 9.06(b)
Interested Person	Section 9.14(c)
IP Licenses	Section 3.09(a)(viii)
IRS	Section 9.06(b)
IT Systems	Section 9.06(b)
Joint Venture Agreements	Section 9.06(b)
Joint Venture Entity	Section 9.06(b)
Judgment	Section 2.03(a)
Know-How	Section 9.06(b)
Knowledge	Section 9.06(b)
KPMG	Section 9.07(a)

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Defined Term	Location of Definition
Law	Section 2.03(a)
Lease	Section 3.07(b)
Leased Real Property	Section 3.07(b)
Liens	Section 9.06(b)
Losses	Section 8.01(a)
Material Adverse Effect	Section 9.06(b)
Material Contracts	Section 3.09(b)
Material Customers	Section 3.19
Material Lease	Section 9.06(b)
Material Suppliers	Section 3.19
May 2022 Balance Sheet	Section 9.06(b)
Multiemployer Plan	Section 9.06(b)
Notice of Disagreement	Section 1.04(c)
OFAC	Section 9.06(b)
Offer Employee	Section 5.06(g)
Outside Date	Section 7.01(a)(iv)(A)
Owned Real Property	Section 3.07(a)
Parent	Preamble
Parent Guaranty	Section 9.14(a)
Participating Business Employees	Section 5.06(l)
Patents	Section 9.06(b)
Permit	Section 3.10
Permitted Liens	Section 9.06(b)
Person	Section 9.06(b)
Personal Information	Section 9.06(b)
Personal Information Breach	Section 3.08(i)
Post-Closing Representation	Section 9.07(a)
Pre-Closing Reorganization	Section 5.17
Pre-Closing Separate Return	Section 9.06(b)
Pre-Closing Subpart F and GILTI Taxes	Section 9.06(b)
Pre-Closing Tax Period	Section 9.06(b)
Privacy Laws	Section 9.06(b)
Privacy Laws and Requirements	Section 3.08(i)
Proceeding	Section 3.12(a)
Projections	Section 4.07(b)
Purchase Price	Section 1.01
Purchaser	Preamble
Purchaser Deferred Compensation Plans	Section 5.06(l)
Purchaser Fundamental Representations	Section 9.06(b)
Purchaser Indemnitees	Section 8.01(a)
Purchaser Material Adverse Effect	Section 4.01
Purchaser Parties	Section 9.07(a)

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Defined Term	Location of Definition
Purchaser Portion	Section 5.18
Purchaser Releasees	Section 5.20(b)
Purchaser Releasors	Section 5.20(a)
Purchaser Retained Licensed Intellectual Property	Section 5.26(b)
Purchaser Shared Customer Contract	Section 9.06(b)
Purchaser Tax Act	Section 9.06(b)
Q3 Financial Statements	Section 9.06(b)
R&W Insurance Policy	Section 9.06(b)
Real Estate Separation Agreements	Section 9.06(b)
Real Estate Transfer Taxes	Section 9.06(b)
Recall	Section 9.06(b)
Reference Time	Section 9.06(b)
Reference Working Capital Statement	Section 9.06(b)
Remedy Actions	Section 5.04(c)
Reorganization Plan	Section 5.17
Reorganization Transfer Taxes	Section 9.06(b)
Representatives	Section 1.04(c)
Required Regulatory Approvals	Section 9.06(b)
Restraints	Section 6.01(a)
Restricted Cash	Section 9.06(b)
Retained Defenses	Section 9.14(c)
Sanctioned Country	Section 9.06(b)
Sanctioned Person	Section 9.06(b)
Sanctions	Section 9.06(b)
SEC	Section 9.06(b)
Securities Act	Section 9.06(b)
Seller	Preamble
Seller Business	Section 9.06(b)
Seller Consolidated Group	Section 9.06(b)
Seller Continuing Credit Support Obligation	Section 5.19
Seller Deferred Compensation Plans	Section 5.06(l)
Seller Disclosure Letter	Section 9.06(b)
Seller Fundamental Representations	Section 9.06(b)
Seller Indemnitees	Section 8.02(a)
Seller Material Adverse Effect	Section 2.03(a)
Seller Portion	Section 5.18
Seller Releasees	Section 5.20(a)
Seller Releasors	Section 5.20(b)
Seller Retained Licensed Intellectual Property	Section 5.26(a)
Seller Retained Trademarks	Section 5.26(d)
Seller SEC Document	Section 9.06(b)
Seller Shared Customer Contract	Section 9.06(b)

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Defined Term	Location of Definition
Seller Trading Price	Section 9.06(b)
Seller’s Counsel	Section 9.07(a)
Seller’s 401(k) Plan	Section 5.06(e)
Sensitive Business Information	Section 5.14
Share Allocation	Section 5.07(g)
Shared Contract	Section 9.06(b)
Software	Section 9.06(b)
Specified Performance Factor	Section 9.06(b)
Subsidiary	Section 9.06(b)
Subsidiary Stock Right	Section 3.03
Supply Agreement	Section 1.03(g)
Target Working Capital	Section 9.06(b)
Tax Claim	Section 8.07(a)
Tax Return	Section 9.06(b)
Taxes	Section 9.06(b)
Taxing Authority	Section 9.06(b)
Third Party Claim	Section 8.06(a)
Trade Laws	Section 9.06(b)
Trade Secrets	Section 9.06(b)
Trademarks	Section 9.06(b)
Transaction Agreements	Section 9.06(b)
Transaction Expenses	Section 9.06(b)
Transaction Materials	Section 4.07(b)
Transactions	Section 1.01
Transfer Taxes	Section 9.06(b)
Transfer Time	Section 5.06(g)
Transferred Assets	Section 9.06(b)
Transferred Company	Recitals
Transferred Equity Interests	Recitals
Transferred HR Liabilities	Section 5.06(d)
Transition Services Agreement	Section 1.03(e)
Treasury Regulations	Section 9.06(b)
USD	Section 9.06(b)
Voting Company Debt	Section 3.02
Voting Subsidiary Debt	Section 3.03
Workers’ Compensation Claim	Section 9.06(b)
Workers’ Compensation Event	Section 9.06(b)
Working Capital	Section 9.06(b)

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EQUITY PURCHASE AGREEMENT, dated as of July 31, 2022 (this “Agreement”), between VALVOLINE INC., a Kentucky corporation (“Seller”), and Gateway Velocity Holding Corp., a Delaware corporation (“Purchaser”), and, solely for the purposes set forth in Section 9.14 and Section 9.15, Aramco Overseas Company B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (“Parent”).

WHEREAS, VGP Holdings LLC is a limited liability company incorporated under the laws of Delaware (the “Transferred Company”);

WHEREAS, the Transferred Company was formed on May 27, 2022, as a holding company to own, directly or indirectly, as of immediately prior to the Closing and following the completion of the Pre-Closing Reorganization, the Group Subsidiaries, and thereby the Business;

WHEREAS, Seller or a wholly-owned direct or indirect Subsidiary of Seller (the “Designated Seller Subsidiary”) will hold, as of immediately prior to the Closing and following the completion of the Pre-Closing Reorganization, all of the issued and outstanding equity interests of the Transferred Company (the “Transferred Equity Interests”);

WHEREAS, Purchaser desires to purchase the Transferred Equity Interests from Seller, and Seller desires to sell (or to cause the Designated Seller Subsidiary to sell) the Transferred Equity Interests to Purchaser, pursuant to the terms and conditions of this Agreement; and

NOW THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties agree as follows:

ARTICLE I

Purchase and Sale of the Transferred Equity Interests; Closing

Section 1.01 Purchase and Sale of the Transferred Equity Interests. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall (or shall cause the Designated Seller Subsidiary to) sell, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller (or the Designated Seller Subsidiary), the Transferred Equity Interests free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws) for an aggregate purchase price of USD 2,650,000,000 (the “Purchase Price”), payable as set forth in Section 1.03, subject to adjustment as provided in Section 1.04. The purchase and sale of the Transferred Equity Interests, together with the consummation of the other transactions contemplated by this Agreement and the other Transaction Agreements, are referred to as the “Transactions”.

Section 1.02 Closing Date. The closing of the Transactions (the “Closing”) shall take place via electronic (including pdf, DocuSign or otherwise) exchange of documents at 10:00 a.m., New York City time, on the fifth Business Day following the satisfaction (or, to the extent permitted by applicable Law, the waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VI (other than those conditions which by their terms are to be satisfied at the Closing but subject to the satisfaction at the Closing or waiver of such conditions), or at such other place, time and date as shall be agreed between Seller and Purchaser. The date on which the Closing occurs is referred to as the “Closing Date”. The Closing shall be deemed to be effective as of 12:01 a.m., New York City time, on the Closing Date (the “Effective Time”).

Section 1.03 Transactions to be Effected at the Closing. At the Closing:

(a) Purchaser shall deliver to Seller, and Seller shall accept (on behalf of itself or the Designated Seller Subsidiary), payment by wire transfer of immediately available funds to a bank account designated in writing by Seller at least five Business Days prior to the Closing Date, in an amount equal to the Initial Closing Date Amount as calculated in accordance with Section 1.04(a) by wire transfer of immediately available funds in USD;

(b) Seller shall deliver (or cause the Designated Seller Subsidiary to deliver) to Purchaser the Transferred Equity Interests free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws or those arising from acts of Purchaser or its Affiliates), together with any certificates representing any certificated Transferred Equity Interests and customary instruments of transfer and assignment of the Transferred Equity Interests, in form and substance reasonably satisfactory to Purchaser, duly executed by Seller or the Designated Seller Subsidiary, as applicable;

(c) Seller shall deliver to Purchaser the certificate required to be delivered pursuant to Section 6.02(c);

(d) Purchaser shall deliver to Seller the certificate required to be delivered pursuant to Section 6.03(c);

(e) Seller shall deliver to Purchaser the Transition Services Agreement, substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”), duly executed by Seller and the Transferred Company;

(f) Seller shall deliver to Purchaser the Brand Agreement, substantially in the form attached hereto as Exhibit B (the “Brand Agreement”), duly executed by the parties thereto;

(g) Seller shall deliver to Purchaser the Supply Agreement, substantially in the form attached hereto as Exhibit C (the “Supply Agreement”), duly executed by Seller and the Transferred Company;

(h) Seller shall deliver to Purchaser the certificates required to be delivered pursuant to Section 5.07(f);

(i) Seller shall deliver to Purchaser, to the extent not previously executed and delivered in connection with the Pre-Closing Reorganization, the Real Estate Separation Agreements, duly executed by Seller and any Affiliates of Seller party thereto, including the Transferred Company and any Group Company;

(j) Purchaser shall deliver to Seller, to the extent not previously executed and delivered in connection with the Pre-Closing Reorganization, any Real Estate Separation Agreements to which Purchaser or any of its Affiliates is a party, duly executed by Purchaser or such Affiliates;

(k) Purchaser shall pay any amounts due to directors, employees, consultants and contractors of the Group Companies constituting Estimated Closing Change of Control Payments and shall pay all other Estimated Closing Transaction Expenses for which invoices have been submitted to Purchaser at least three Business Days prior to the Closing Date;

(l) Seller shall deliver duly executed pay off letters from each of the holders of the Indebtedness described on Section 1.03(l) of the Seller Disclosure Letter (the “Funded Indebtedness”), in a form reasonably satisfactory to Purchaser, certifying that all such Funded Indebtedness owing to such holder shall have been fully paid upon the receipt by such holder of funds pursuant to Section 1.03(m) hereof, together with documentation evidencing to the reasonable satisfaction of Purchaser the authorization of release of all Liens securing such Funded Indebtedness upon receipt by such holders of funds pursuant to Section 1.03(m);

(m) Purchaser shall pay to the holders of the Funded Indebtedness an amount sufficient to repay all such Funded Indebtedness, with the result that immediately following the Closing there will be no further monetary obligations of any Group Company with respect to any Funded Indebtedness outstanding immediately prior to the Closing, in each case, as set forth in the applicable pay off letter; and

(n) Seller shall deliver to Purchaser executed termination statements or releases for any UCC financing statements covering the Transferred Assets and such other documents or instruments as may be required to demonstrate that, effective as of the Closing, the Transferred Assets are released or otherwise made free from any and all Liens other than Permitted Liens.

Section 1.04 Purchase Price Adjustment.

(a) Not less than three and not more than five Business Days prior to the anticipated Closing Date, Seller shall prepare in good faith and deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth (i) Seller’s good faith estimate of Closing Cash (“Estimated Cash”), (ii) Seller’s good faith estimate of Closing Working Capital (“Estimated Working Capital”), (iii) Seller’s good faith estimate of Closing Indebtedness (“Estimated Closing Indebtedness”), (iv) Seller’s good faith estimate of Closing Transaction Expenses (“Estimated Closing Transaction Expenses”), (v) Seller’s good faith estimate of Closing Change of Control Payments (“Estimated Closing Change of Control Payments”) and (vi) the Initial Closing Date Amount. The Estimated Closing Statement shall be prepared in accordance with the Accounting Principles, and shall be accompanied by Seller’s calculations of such amounts in reasonable detail.

(b) Within 60 calendar days after the Closing Date, Purchaser shall prepare in good faith and deliver to Seller a statement (the “Closing Statement”) setting forth (i) Cash as of the Reference Time (but giving effect to any (i) cash payments or transfers to Seller or its Subsidiaries (other than the Group Companies), (ii) cash payments of Transaction Expenses or (iii) cash repayments of Indebtedness, in each case after the Reference Time but prior to the Closing) (“Closing Cash”), (ii) Working Capital as of the Reference Time (“Closing Working Capital”), (iii) Indebtedness as of the Reference Time (but giving effect to any subsequent incurrence of Indebtedness prior to the Closing) (“Closing Indebtedness”), (iv) Transaction Expenses incurred but not paid prior to the Closing (“Closing Transaction Expenses”), (v) Change of Control Payments to the extent not paid prior to the Closing (“Closing Change of Control Payments”) and (vi) the Final Closing Date Amount. The Closing Statement shall be prepared in accordance with the Accounting Principles, and shall be accompanied by Purchaser’s calculations of such amounts in reasonable detail.

(c) During the 45 calendar day period following Purchaser’s delivery of the Closing Statement, Seller and any accountants, counsel or financial advisers retained by Seller in connection with any adjustment to the Purchase Price contemplated by this Section 1.04 shall be permitted to review (subject to execution of customary access letters) the working papers of Purchaser and each Group Company to the extent relating to the Closing Statement. The Closing Statement shall become final and binding upon the parties on the 45th calendar day following delivery thereof, unless Seller gives written notice of its disagreement with the Closing Statement (a “Notice of Disagreement”) to Purchaser on or prior to such date, which disagreement shall be limited to mathematical errors and calculations of amounts not being made in accordance with the Accounting Principles and this Agreement. Any Notice of Disagreement shall specify in reasonable detail the item(s), dollar amount(s), nature and basis of any disagreement so asserted and shall include alternative calculations of Closing Working Capital, Closing Cash, Closing Indebtedness, Closing Transaction Expenses and Closing Change of Control Payments and a recalculation of the Final Closing Date Amount. Each of Purchaser and Seller shall be deemed to have agreed with all other items contained in the Closing Statement that are not subject to the Notice of Disagreement. If a Notice of Disagreement is delivered to Purchaser within the 45 calendar day period referred to above, then the Closing Statement (as revised in accordance with this sentence) shall become final and binding upon the parties on the earlier of (i) the date on which Purchaser and Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date on which all such disputed matters are finally resolved in writing by the Independent Expert pursuant to the procedures set forth in this Section 1.04. During the 60 calendar day period following the delivery of a Notice of Disagreement, Purchaser and Seller shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement and any resolution by them agreed to in writing as to any disputed matters will be final, conclusive and binding on the parties; provided that all negotiations between Purchaser and Seller regarding the matters specified in such Notice of Disagreement will (unless otherwise agreed by Purchaser and Seller) be governed by Rule 408 of the U.S. Federal Rules of Evidence and any comparable applicable state rule. If Purchaser and Seller have not resolved such matters at the end of such 60 calendar day period, Purchaser and Seller shall submit to the Independent Expert for review any and all matters that remain in dispute and were included in the Notice of Disagreement. The parties shall instruct the Independent Expert to render its decision as to the disputed matters and the effect of its decision on the Closing Statement as promptly as practicable but in no event later than 60 calendar days after its selection. Each party shall as promptly as reasonably practicable furnish to the Independent Expert such working papers and other relevant documents and information relating to the disputed matters, and shall provide interviews and answer questions, as the Independent Expert may reasonably request in connection with its determination of such disputed matters; provided that no party shall be obligated to provide access or information if such party determines, in its reasonable judgment, that doing so may violate any applicable Law, or jeopardize protection of attorney client privileges. In the event any party (or any of its Affiliates or representatives) shall participate in teleconferences or meetings with, or make presentations to, or otherwise have correspondence with the Independent Expert, such party shall not (and shall cause its Affiliates and any attorney, accountant or other advisor, agent or other representative (collectively, “Representatives”) not to) have any ex parte meetings, teleconference, presentations or other correspondence with the Independent Expert but shall ensure that the other party participate in all such teleconferences, meetings, presentations and receive copies of all such correspondence substantially simultaneously. The terms of the appointment and engagement of the Independent Expert shall be as agreed upon between the parties in writing.

(d) In resolving any such disputed matter, the Independent Expert (i) shall act in the capacity of an expert and not as an arbitrator, (ii) shall limit its review to matters specifically set forth in the Notice of Disagreement as a disputed matter (other than matters thereafter resolved by mutual written agreement of the parties), (iii) shall not assign a value to any disputed matter greater than the greatest value for such matter claimed by either party or less than the smallest value for such matter claimed by either party in the Closing Statement or in the Notice of Disagreement and (iv) shall make its determinations in accordance with the Accounting Principles and this Agreement.

(e) The final determination by the Independent Expert of the matters submitted to it pursuant to Section 1.04(c) shall (i) be in writing, (ii) include the Independent Expert’s calculation of the Final Closing Date Amount, (iii) include the Independent Expert’s determination of each matter submitted to it pursuant to Section 1.04(c) and (iv) include a brief summary of the Independent Expert’s reasons for its determination of each matter.

(f) Absent manifest error, the resolution of disputed matters by the Independent Expert shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Independent Expert incurred pursuant to this Section 1.04. shall be borne by Seller and Purchaser in inverse proportion as they may prevail on the matters resolved by the Independent Expert, which proportionate allocation shall be calculated on an aggregate basis based on the relative amounts in dispute (based on such amounts as originally submitted to the Independent Expert) and shall be determined in accordance herewith and confirmed in writing by the Independent Expert at the time its final determination is rendered. By way of example, should the items in dispute total in amount to $1,000 and the Independent Expert award $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Seller.

(g) Within five Business Days after the Closing Statement becomes final and binding upon the parties:

(i) if the Final Closing Date Amount is less than the Initial Closing Date Amount, Seller shall pay to Purchaser the amount of such difference by wire transfer of immediately available funds to the bank account designated in writing by Purchaser; or

(ii) if the Final Closing Date Amount is greater than the Initial Closing Date Amount, Purchaser shall pay to Seller the amount of such difference by wire transfer of immediately available funds to the bank account designated in writing by Seller, in each case, together with interest thereon, from the date such payment was required to be made until the date of payment, at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(h) During the period from the date of delivery of the Closing Statement until the earlier of (i) such time as the Closing Statement shall become final and binding upon the parties in accordance with this Section 1.04 and (ii) the matters described in Section 1.04(c) are submitted to the Independent Expert, Purchaser shall afford, and shall cause each Group Company to afford, to Seller and any accountants, counsel or financial advisers retained by Seller in connection with any adjustment to the Purchase Price contemplated by this Section 1.04 reasonable access during normal business hours to all the properties, books, Contracts, personnel and records of the Group Companies, and, subject to the execution of customary release and hold harmless letters, the work papers of Purchaser and the Group Companies, relevant to the adjustments contemplated by this Section 1.04 in each case to the extent necessary to allow Seller to verify the accuracy of the Closing Statement, and shall provide, upon Seller’s reasonable request, copies of any such books, Contracts, records and work papers; provided, that (i) Purchaser and the Group Companies shall not be required to provide such access if Purchaser determines, in its reasonable judgment, that doing so could (A) violate applicable Law, an applicable Judgment or a Contract or (B) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege (it being understood that Purchaser and the Group Companies shall use commercially reasonable efforts to provide such access in a manner that does not violate any such Law, Judgment or Contract or jeopardize any such privilege or protection).

Section 1.05 Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser and its Affiliates shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as Purchaser or its Affiliates are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of U.S. federal, state, local or non-U.S. Tax Law; provided that, if any Affiliate designated under Section 1.06 is formed outside of the United States, if any amount is required to be so deducted and withheld by or under the laws of the jurisdiction of formation (or any Taxing Authority therein) of Purchaser or any Affiliate designated under Section 1.06 from any payment to Seller or its Affiliates (other than as a result of Seller’s failure to provide a certificate pursuant to Section 5.07(f) and other than as a result of Seller’s failure to comply with its obligations pursuant to Section 5.07(i)), such payment shall be increased as necessary so that, after taking into account such deduction and withholding (including deduction and withholding applicable to additional amounts payable under this Section 1.05), Seller or the applicable Affiliate shall receive an amount equal to the amount it would have received had no such deduction and withholding been made, provided, for the avoidance of doubt, that Purchaser shall not be entitled to deduct and withhold any amounts in connection with the Indirect Transfer Tax Filing and the payment of relevant PRC Taxes described in Section 5.07(i) if Seller complies with its obligations under such Section. Seller shall reasonably cooperate with Purchaser to determine whether any such withholding or deduction applies to any such payment and, if so, shall further reasonably cooperate to minimize such Taxes. Seller shall, and shall cause the applicable members of any Seller Consolidated Group to, provide Purchaser and its Affiliates with any reasonable cooperation or assistance as may be necessary to enable Purchaser and its Affiliates to (i) claim exemption from, or a reduction in the rate of, any such Taxes (including pursuant to any applicable double taxation or similar treaty or by making local-to-local payments) and (ii) receive a refund of such withholding or deduction or to claim a Tax credit therefor.

Section 1.06 Designation of Affiliates. Prior to the Closing Date, Purchaser may designate, with the consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), one or more Affiliates to, at the Closing, acquire all or part of the Transferred Equity Interests or pay all or any portion of the Purchase Price, in which event references herein to Purchaser will be deemed to refer to such Affiliates, as appropriate; provided, however, that no such designation will in any event limit or affect the obligations of Purchaser or Parent under this Agreement to the extent not performed by such Affiliates.

ARTICLE II

Representations and Warranties Relating to Seller and the Transferred Equity Interests

Except as (i) set forth in the Seller Disclosure Letter (it being understood that each item set forth in any section of the Seller Disclosure Letter other than Section 5.01 shall be deemed to apply to the representation and warranty of Seller contained in this Agreement to which such section corresponds in number and to each other section of the Seller Disclosure Letter and each other representation and warranty of Seller contained in this Agreement to which its relevance is reasonably apparent from the face of such disclosure, except that no deemed disclosures will be permitted against the representations contained in Section 3.15(a), or (ii) disclosed in any Seller SEC Document filed and publicly available at least two Business Days prior to the date hereof and to the extent expressly relating to the Business (but excluding any disclosures set forth in any “risk factors” section and any “forward-looking statements” in any other section, it being understood that any factual information contained within such sections shall not be excluded), Seller hereby represents and warrants to Purchaser as follows:

Section 2.01 Organization and Standing; Power. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Seller (and, if applicable, the Designated Seller Subsidiary) has the requisite corporate or other organizational power and authority to enable it to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Seller (and, if applicable, the Designated Seller Subsidiary) has the requisite corporate or other organizational power and authority to enable it to own the Transferred Equity Interests. Seller (and, if applicable, the Designated Seller Subsidiary) has, or will have at the Closing, the requisite corporate or other organizational power and authority to execute, deliver and perform each other Transaction Agreement to which it is or will be party and to consummate the Transactions.

Section 2.02 Authority; Execution and Delivery; Enforceability. The execution, delivery and performance by Seller (and, if applicable, the Designated Seller Subsidiary) of this Agreement and the consummation by Seller (and, if applicable, the Designated Seller Subsidiary) of the transactions contemplated hereby have been duly authorized by all necessary corporate or other organizational action. Seller has duly executed and delivered this Agreement, and this Agreement, assuming the due authorization, execution and delivery of such Agreement by Purchaser, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at Law) (the “Bankruptcy Exceptions”). The execution, delivery and performance by Seller (and, if applicable, the Designated Seller Subsidiary) of each other Transaction Agreement to which it is or will be party and the consummation by Seller (and, if applicable, the Designated Seller Subsidiary) of the Transactions have been, or will be at the Closing, duly authorized by all necessary corporate or other organizational action. Seller (and, if applicable, the Designated Seller Subsidiary) has, or will have at the Closing, duly executed and delivered each other Transaction Agreement to which it is or will be party, and each such Transaction Agreement, assuming the due authorization, execution and delivery of each such Transaction Agreement by Purchaser or its Affiliate, constitutes or will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy Exceptions.

Section 2.03 No Conflicts; Consents.

(a) The execution, delivery and performance by Seller (and, if applicable, the Designated Seller Subsidiary) of each Transaction Agreement to which it is or will be party, the consummation of the Transactions and the compliance by Seller (and, if applicable, the Designated Seller Subsidiary) with the terms thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than any Permitted Liens arising pursuant to the Transaction Agreements) upon any of the properties or assets of Seller (or, if applicable, the Designated Seller Subsidiary) under, (i) the organizational documents of Seller (or, if applicable, the Designated Seller Subsidiary) or (ii) assuming that the Consents referred to in Section 2.03(b) and Section 3.04(b) are obtained prior to the Closing Date and the registrations, declarations and filings referred to in Section 2.03(b) and Section 3.04(b) are made prior to the Closing Date, (A) any Material Contract or other Contract, in each case to which Seller (or the Designated Seller Subsidiary) is a party or by which any of Seller’s (or the Designated Seller Subsidiary’s) properties or assets is bound or (B) any judgment, ruling, order or decree (a “Judgment”) or any federal, state, local, foreign or supranational statute, law, common law, directive, ordinance, order, rule or regulation enacted, adopted, issued or promulgated by any Governmental Entity (a “Law”) applicable to Seller (or, if applicable, the Designated Seller Subsidiary) or either of their properties or assets, other than, in the case of clause (ii) above, any such items that, individually or in the aggregate, have not and would not reasonably be expected to have a material adverse effect on the ability of Seller to consummate the Transactions (a “Seller Material Adverse Effect”) and have not and would not reasonably be expected to be material to the Business.

(b) No consent, waiver, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with or notice to, any federal, state, local or foreign government, or any court or other judicial or arbitral body of competent jurisdiction, administrative agency, commission or other governmental or quasi-governmental authority or instrumentality, domestic or foreign, or any political or other subdivision or branch of any of the foregoing (a “Governmental Entity”) or third party is required to be obtained or made by or with respect to Seller (or, if applicable, the Designated Seller Subsidiary) in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Agreements or the consummation of the Transactions, other than (i) the Required Regulatory Approvals, (ii) those that may be required to be made or obtained by Purchaser solely by reason of Purchaser’s or any of its Affiliates’ (as opposed to any other third Person’s) participation in the Transactions and (iii) those the failure of which to obtain or make, individually or in the aggregate, have not and would not reasonably be expected to have a Seller Material Adverse Effect and have not and would not reasonably be expected to be material to the Business.

Section 2.04 Seller SEC Documents. Since September 30, 2019, Seller has filed with the SEC all forms, documents and reports required under the Exchange Act or the Securities Act to be filed or furnished by the Seller with the SEC. As of their respective filing dates, or, if amended or restated after the date of filing, as of the date of the last such amendment or applicable subsequent filing, the Seller SEC Documents (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading, provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements.

Section 2.05 The Transferred Equity Interests. Seller or, if applicable, the Designated Seller Subsidiary is the sole record and beneficial owner of each of the Transferred Equity Interests and has good and valid title to the Transferred Equity Interests, free and clear of all Liens, except Liens on transfer imposed under applicable securities Laws. Assuming Purchaser has the requisite corporate or other organizational power and authority to be the lawful owner of the Transferred Equity Interests, upon completion of the actions described in Section 1.03(b) and Seller’s receipt of the Initial Closing Date Amount, Purchaser shall be the record and beneficial owner of the Transferred Equity Interests, free and clear of all Liens, other than restrictions on transfer arising under applicable securities Laws or those arising from acts of Purchaser or its Affiliates.

Section 2.06 Brokers or Finders. No agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Seller or any of its Subsidiaries, except Goldman Sachs & Co. LLC, whose fees and expenses will be paid by or on behalf of Seller.

ARTICLE III

Representations and Warranties Relating to the Group Companies and the Business

Except as (i) set forth in the Seller Disclosure Letter (it being understood that each item set forth in any section of the Seller Disclosure Letter other than Section 5.01 shall be deemed to apply to the representation and warranty of Seller contained in this Agreement to which such section corresponds in number and to each other section of the Seller Disclosure Letter and each other representation and warranty of Seller contained in this Agreement to which its relevance is reasonably apparent from the face of such disclosure), except that no deemed disclosures will be permitted against the representations contained in Section 3.15(a), or (ii) disclosed in any Seller SEC Document filed and publicly available at least two Business Days prior to the date hereof and to the extent expressly relating to the Business (but excluding any disclosures set forth in any “risk factors” section and any “forward-looking statements” in any other section, it being understood that any factual information contained within such sections shall not be excluded), Seller hereby represents and warrants to Purchaser as follows:

Section 3.01 Organization and Standing; Power.

(a) Each of the Group Companies is duly organized, validly existing and in good standing (to the extent the concept is recognized by the applicable jurisdiction) under the laws of the jurisdiction in which it is organized. Each Group Company has the requisite corporate or other organizational power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business. Each Group Company is duly qualified to do business and in good standing (to the extent the concept is recognized by the applicable jurisdiction) in each jurisdiction in which the conduct or nature of its business or the ownership or lease of its properties or assets makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect.

(b) Seller has made available to Purchaser complete copies of the organizational documents of the Group Companies, as amended to the date of this Agreement, subject to any changes made in accordance with the Reorganization Plan in accordance with the Agreement.

Section 3.02 Capitalization. Seller, if applicable, or the Designated Seller Subsidiary is the sole member of the Transferred Company. Except for the Transferred Equity Interests, there are no shares of capital stock of or other Equity Interests in the Transferred Company issued, reserved for issuance or outstanding. The Transferred Equity Interests are duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness of the Transferred Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which holders of the Transferred Equity Interests may vote (“Voting Company Debt”). Subject to any changes made in accordance with Section 5.01(a)(iii), there are no options, warrants, calls, pledges, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Seller, the Designated Seller Subsidiary or any of their Affiliates are party or by which Seller, the Designated Seller Subsidiary or any of their Affiliates are bound (A) obligating the Transferred Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other Equity Interests in the Transferred Company, or any security convertible into, or exercisable or exchangeable for, any capital stock of or other Equity Interest in the Transferred Company or any Voting Company Debt or (B) obligating the Transferred Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (each, a “Company Stock Right”). There are no other agreements to which Seller, the Designated Seller Subsidiary or any of their Affiliates are a party, or among the holders of the Transferred Equity Interests, with respect to the voting or disposition of the Transferred Equity Interests. There are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by the Transferred Company other than those imposed under the Laws of general applicability of such Transferred Company’s jurisdiction of incorporation or formation.

Section 3.03 The Group Subsidiaries and Non-Controlled JVs. Section 3.03 of the Seller Disclosure Letter sets forth, as of (i) the date hereof and (ii) as of immediately prior to the Closing and after giving effect to the Pre-Closing Reorganization, the authorized capitalization of each Group Subsidiary and each Non-Controlled JV, the number of shares of capital stock of or other Equity Interests issued in each such Group Subsidiary and each Non-Controlled JV, and the record and beneficial owners thereof, such Group Subsidiary’s and such Non-Controlled JV’s jurisdiction of organization and the percentage of its Equity Interests directly or indirectly held by the Transferred Company. All of the outstanding shares of capital stock or other Equity Interests of each of the Group Subsidiaries and each Non-Controlled JV, that will be directly or indirectly held by the Transferred Company after giving effect to the Pre-Closing Reorganization are duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any applicable Law or preemptive or other similar rights and, after giving effect to the Pre-Closing Reorganization, will be owned by the Transferred Company or by another Group Subsidiary or Non-Controlled JV, free and clear of Liens. There are no bonds, debentures, notes or other indebtedness of any of the Group Subsidiaries or any of the Non-Controlled JVs, having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters which holders of shares of capital stock or other Equity Interests of such Group Subsidiaries or Non-Controlled JVs may vote (“Voting Subsidiary Debt”). There are no options, warrants, calls, pledges, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any Group Subsidiary or any Non-Controlled JV, is party or by which any such Group Subsidiary or Non-Controlled JV is bound (A) obligating any such Group Subsidiary or Non-Controlled JV to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Interests in any such Group Subsidiary or Non-Controlled JV, or any security convertible into, or exercisable or exchangeable for, any capital stock of or other Equity Interest in any such Group Subsidiary or Non-Controlled JV or any Voting Subsidiary Debt or (B) obligating any such Group Subsidiary or Non-Controlled JV to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (each, a “Subsidiary Stock Right”). There are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by any Group

Subsidiary or, to the Knowledge of Seller, any Non-Controlled JV, other than those restrictions imposed under the organizational documents of such Group Subsidiary or Non-Controlled JV or under the Laws of general applicability of such Group Subsidiary’s or Non-Controlled JV’s jurisdiction of incorporation or formation. There are no other agreements to which any Group Subsidiary or Non-Controlled JV is a party, or among the holders of shares of capital stock of or other Equity Interests in such Group Subsidiaries or Non-Controlled JVs, with respect to the voting or disposition of such capital stock or Equity Interests. Except for the interests in the Group Subsidiaries and Non-Controlled JVs, the Transferred Company and each Group Subsidiary does not own, and will not own at the Closing, directly or indirectly, any capital stock of or other Equity Interests in any Person other than as set forth in Section 3.03 of the Seller Disclosure Letter.

Section 3.04 No Conflicts; Consents.

(a) Neither the execution, delivery and performance of the Transaction Agreements nor the consummation of the Transactions will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than any Permitted Liens pursuant to the Transaction Agreements) upon any of the Business Assets under (i) the organizational documents of any Business Group Member or (ii) assuming that the Consents referred to in Section 2.03(b) and Section 3.04(b) are obtained prior to the Closing Date and the registrations, declarations and filings referred to in Section 2.03(b) and Section 3.04(b) are made prior to the Closing Date, (A) any Material Contract or any other Contract, in each case to which a Business Group Member is a party or by which any of their respective Business Assets is bound or (B) any Judgment or Law applicable to any Business Group Member or any of their respective Business Assets, other than, in the case of clause (ii) above, any such items that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Business.

(b) No Consent of, or registration, declaration or filing with or notice to, any Governmental Entity or third party is required to be obtained or made by or with respect to any Business Group Member in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Agreements or the consummation of the Transactions, other than (i) the Required Regulatory Approvals, (ii) those that may be required to be maintained or obtained by Purchaser solely by reason of Purchaser’s or any of its Affiliates’ (as opposed to any other third Person’s) participation in the Transactions and (iii) those the failure of which to obtain or make, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Business.

Section 3.05 Financial Statements; No Undisclosed Liabilities; Internal Controls over Financial Reporting.

(a) Section 3.05(a) of the Seller Disclosure Letter sets forth true and correct copies of the Financial Statements described in clauses (a) and (b) of the definition thereof. The Financial Statements (i) have been (or will be when delivered in accordance with Section 5.28) prepared in accordance with GAAP consistently applied throughout the periods involved and (ii) on that basis fairly present (or will fairly present when delivered in accordance with Section 5.28) in all material respects the financial position, results of operations and cash flows of the

Business as of the dates and for the periods indicated therein, except as may be indicated in the notes thereto, and except, in the case of the May 2022 Balance Sheet and Q3 Financial Statements, subject to normal and recurring year-end adjustments and the absence of footnote disclosures, none of which adjustments would be material.

(b) Each of the Business and the Group Companies (taken as a whole and giving effect to the Pre-Closing Reorganization) is not subject to any liabilities or obligations of any nature, whether accrued, absolute, determined, determinable, fixed or contingent, that would be required to be reflected on a balance sheet of the Business prepared in accordance with GAAP, except for those liabilities and obligations (i) adequately reserved against and expressly provided for in the May 2022 Balance Sheet, (ii) of the type set forth in the May 2022 Balance Sheet and incurred in the ordinary course of business consistent with past practice since the date of the May 2022 Balance Sheet and that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Business (other than for those liabilities and obligations incurred by the Business or any of the Group Companies as a result of (A) a breach of any of the covenants set forth in Section 5.01(a), (B) a breach of any Contract and (C) any violation or breach of applicable Laws, in each case by a Business Group Member), and (iii) under the Transaction Agreements.

(c) The system of internal controls over financial reporting of the Seller, to the extent related to the Business, taken as a whole, is designed to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP. Seller, with respect to the Business Group, maintains (x) books and records reflecting its assets and liabilities that are accurate in all material respects to the extent they relate to the Business and (x) systems of internal accounting controls that are designed to provide reasonable assurance in all material respects to the extent they relate to the Business, that (i) transactions are executed with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Business Group Members in conformity with GAAP and to maintain accountability for assets and (iii) access to their assets is permitted only in accordance with management’s general or specific authorization, it being understood that Seller’s policies and procedures are designed and implemented giving effect to Seller’s entire business and therefore levels of materiality and other determinations made with respect to Seller may not be the same as if the Business were operated on a standalone basis.

(d) None of the Business Group Members is a party to, or has committed to become a party to, any off-balance sheet arrangement, including any “off-balance sheet arrangement” (as defined in Item 303 of Regulation S-K promulgated by the SEC).

Section 3.06 Personal Property. The Group Companies will have, after giving effect to the Pre-Closing Reorganization, good and valid title to, or a valid leasehold interest in, all of the personal property reflected on the Balance Sheet or thereafter acquired, other than those assets disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice and in accordance with Section 5.01(a) and except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, in each case free and clear of any Liens (other than any Permitted Liens). Except as is not and would not, individually or in the aggregate, reasonably be expected to be material to the Business, all such assets are free of defects and in good operating condition in all respects and in a state of good maintenance and repair, subject to normal wear and tear.

Section 3.07 Real Property.

(a) Section 3.07(a) of the Seller Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of the addresses of all of the owned real property used primarily in the conduct of the Business or otherwise material to the conduct of the Business (the “Owned Real Property”). A Group Company will have, after giving effect to the Pre-Closing Reorganization, free and clear of all Liens other than Permitted Liens, good fee simple title to each Owned Real Property. Except as is not and would not, individually or in the aggregate, reasonably be expected to be material to the Business, with respect to each Owned Real Property, there is no condemnation or other proceeding in eminent domain, pending or, to the Knowledge of Seller, threatened, affecting such Owned Real Property or any portion thereof or interest therein. Except as set forth in Section 3.07(a) of the Seller Disclosure Letter, (i) there are no outstanding options, rights of first offer or rights of first refusal granted by a Business Group Member for the benefit of a third party to purchase any Owned Real Property or any portion thereof or interest therein, and (ii) the applicable Business Group Member has not leased or granted to any third party a right to use or occupy all or any portion of any Owned Real Property.

(b) Section 3.07(b) of the Seller Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of the addresses of all of the leased, subleased or licensed real property used primarily in the conduct of the Business or otherwise material to the conduct of the Business (the “Leased Real Property”). A Group Company will have, after giving effect to the Pre-Closing Reorganization, free and clear of all Liens other than Permitted Liens, a good and valid leasehold, subleasehold or license interest (as lessee, sublessee or licensee) in each Leased Real Property. Except as is not and would not, individually or in the aggregate, reasonably be expected to be material to the Business, with respect to each underlying lease, sublease, license or occupancy agreement for each Leased Real Property (including all amendments thereto and guarantees thereof, each, a “Lease”): (i) such Lease is valid, binding and in full force and effect and is, or will be, as of the Closing Date and after giving effect to the Pre-Closing Reorganization, enforceable by the Group Company party thereto in accordance with its terms, subject to the Bankruptcy Exceptions, (ii) neither the applicable Group Company nor, to the Knowledge of Seller, the other party to such Lease is in breach or default thereunder, and, to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease, (iii) Seller has provided Purchaser with a true and complete copy of each such Lease and (iv) there is no condemnation or other proceeding in eminent domain, pending or, to the Knowledge of Seller, threatened, affecting such Leased Real Property or any portion thereof or interest therein. Except as set forth on Section 3.07(b) of the Seller Disclosure Letter, each Group Company has not subleased or granted to any third party a right to use or occupy all or any portion of the Leased Real Property.

Section 3.08 Intellectual Property; Privacy; IT Systems.

(a) Section 3.08(a) of the Seller Disclosure Letter sets forth an accurate and complete list as of the date of this Agreement of all (i) Business Registered Intellectual Property and (ii) material unregistered proprietary Software that is Business Intellectual Property in each case, listing for each entry, as applicable, the legal and beneficial owner(s) or registrant(s), applicable title or mark, applicable jurisdiction(s) or registrar(s), and registration and application number(s) and date(s). After giving effect to the Pre-Closing Reorganization and at Closing, a Group Company will possess and be the sole and exclusive legal and beneficial owner of all Business Intellectual Property, free and clear of all Liens other than Permitted Liens, and will immediately after Closing continue to have a valid right or license to use, sell, or license (as used sold or licensed in the Business) all other Intellectual Property and IT Systems used or practiced (or held for use or practice) in or necessary for the conduct of the Business, in each case, on terms and conditions that are identical (or more favorable to the Group Company) as the Business Group enjoyed immediately prior to the Closing and none of the foregoing ownership, rights or licenses will be materially reduced or eliminated or otherwise adversely impacted by (nor will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement or any of the Transaction Agreements or the consummation of the Pre-Closing Reorganization or the Transactions. All of the Business Registered Intellectual Property is subsisting, has not been abandoned or canceled, and is valid and enforceable. All Business Registered Intellectual Property has been duly registered in, maintained, filed in, or issued by the United States Patent and Trademark Office, or the appropriate offices of foreign jurisdictions, as applicable. All necessary registration, maintenance and renewal fees in connection with the material Business Registered Intellectual Property that are or were due for payment on or before the date that is 60 days after the Closing Date have been or will be timely paid and all necessary documents and certificates in connection with such Business Registered Intellectual Property that were or will be due for filing on or before such date hereof have been or will be filed with the relevant authorities for the purposes of maintaining such Business Registered Intellectual Property.

(b) Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Business, there are no Judgments or Proceedings pending (or, to the Knowledge of Seller, threatened), and no Business Group Member has received any written claim or notice, contesting the registrability, use, validity, ownership or enforceability of any of the Business Intellectual Property and there is no valid basis for any such claim, in each case other than office actions and similar decisions made by any applicable patent offices and similar agencies in the ordinary course of prosecution prior to issuance of any Patent included in the Business Intellectual Property.

(c) (i) The Business Group Members in the conduct of the Business (including, their products and services and the making, manufacture, use, importation, sale, offering for sale, marketing, distribution, or other commercialization thereof) and their use or practice of the Business Intellectual Property, in each case, has not infringed, misappropriated, diluted, or otherwise violated, and does not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property rights of any Person and, as applicable, when conducted immediately following the Closing in the same manner by the Group Companies after Closing will not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property rights of any Person. (ii) Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Business, there are no Judgements or Proceedings pending, or to the Knowledge of Seller, threatened against any Business Group Member by any Person (and no Business Group Member has received in the past six (6) years any written claim or notice (including any demand for indemnification)) alleging that any such infringement, misappropriation or other violation of the Intellectual Property rights of any Person or constituting a cease and desist letter or unsolicited offer to license.

(d) To the Knowledge of the Seller, no Person has infringed, misappropriated, diluted, or otherwise violated any Business Intellectual Property. Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Business, there are no Judgments or Proceedings pending or threatened by any Business Group Member, nor has Seller or any of its Affiliates, since the date that is six (6) years prior to the date hereof, sent any written notice to any Person, alleging the infringement, misappropriation or other unauthorized use of any Business Intellectual Property.

(e) The Business Group Members have used commercially reasonable efforts to protect and preserve the Trade Secrets of the Business Group Members. The Business Group Members have taken all reasonable steps to implement reasonable measures to protect the confidentiality of the Trade Secrets and source code of the material Software included in the Business Intellectual Property, including, adopting policies applicable to employees of the Business Group Members, and requiring all employees, contractors and other Persons having access thereto to execute written non-disclosure agreements or comparable documentation covering such Trade Secrets. No material Trade Secrets have been disclosed to any third party Person other than pursuant to reasonably protective written non-disclosure agreements, and, no third party Person that is a party to any non-disclosure agreement with any Business Group Member is in breach of default thereof.

(f) Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Business, the Business Intellectual Property and the Business IT Systems together with the Intellectual Property rights licensed (or services provided) to the Group Companies and Purchaser pursuant to the Transaction Agreements and the services under the Transition Services Agreement constitute all of the Intellectual Property and IT Systems used or practiced (or held for use or practice) in or necessary for the conduct of the Business immediately following the Closing in materially the same manner as the Business is conducted on the date hereof and at the Closing. None of the Business Intellectual Property is subject to any outstanding or prospective order (including any motion or petition therefor) or settlement agreement.

(g) Neither Seller nor any of its Affiliates have received any funding or other resources from, or used any resources, personnel, or facilities of, any Governmental Entity, university, institution or similar Person in connection with the creation, conception, reduction to practice, development, authoring, marketing, distribution, sale, offer for sale or other commercialization of any Business Intellectual Property, nor does any Governmental Entity, university, institution or similar Person have any rights, title or interest in or to any Business Intellectual Property (whether express or implied, whether contractual or by operation of Law). None of the Business Intellectual Property is a “subject invention” under the Bayh-Dole Act. Neither Seller nor any of its Affiliates is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any Business Intellectual Property to any Person.

(h) Neither the execution, delivery or performance of this Agreement nor the other Transaction Agreements nor the consummation of the Pre-Closing Reorganization or any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, the grant, assignment or transfer to any other Person of any license, immunity, covenant not to assert or compete, or other right, title, or interest in, to or under any Business Intellectual Property or any Intellectual Property rights owned or controlled by Purchaser or any of its Affiliates.

(i) (i) The Business Group Members are, and have since January 1, 2019, except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, been in compliance in all respects with all Privacy Laws, the Business Group Members’ written internal and external policies and contractual requirements relating to privacy, data protection, data security, cybersecurity or security incident notification and Personal Information (“Privacy Laws and Requirements”), and (ii) the Business Group Members have implemented, and required that their third-party vendors implement, adequate policies and appropriate security regarding the collection, use, disclosure, retention, processing, transfer, confidentiality, integrity, and availability of any Personal Information or other information that may be subject to Privacy Laws and Requirements, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business. Since January 1, 2019, except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, none of the Business Group Members have received notice of any Proceedings with respect to Privacy Laws and Requirements. Since January 1, 2019, none of the Business Group Members have, except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, been legally required to provide any written notices to Governmental Entities or Persons in connection with a breach of security leading to the accidental or unlawful destruction, alteration, loss or unauthorized disclosure of, or unauthorized access to, Personal Information (“Personal Information Breach”).

(j) The Business Group Members have implemented appropriate technical and organizational measures and procedures to protect, preserve and maintain the performance, security, confidentiality, integrity and availability of their IT Systems (including against Personal Information Breaches). Since January 1, 2019, no IT Systems have, except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, failed or malfunctioned to any material extent or, have been subject to any breach (including any Personal Information Breach), unauthorized access by any third party, or security incident that has compromised the integrity or availability of the IT Systems. Since January 1, 2019, there has been no, except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, loss, damage, disclosure, use, or breach of security of any Business Group Member data in their possession, custody, or control, or otherwise held or processed on their behalf, including any Personal Information Breach, that is subject to any notification obligation under the Privacy Laws and Requirements. The Business Group Members have, (i) implemented a written information security program, which includes appropriate data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, and business continuity plans, procedures, and facilities, and act in compliance therewith in all material respects and (ii) test such plans and procedures on a regular basis. Since January 1, 2019, the Business Group Members have not, except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, received any written notice of any allegation, complaint or Proceeding from any third party (including any of their respective employees or agents) or any Governmental Entity relating to security incidents, data breaches (including Personal Information Breaches) or unauthorized access of their IT Systems. The Business IT Systems do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, or other faults or malicious code or damaging devices, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 3.09 Contracts.

(a) Section 3.09(a) of the Seller Disclosure Letter sets forth a true and complete list of each Contract in effect as of the date of this Agreement to which any Business Group Member is a party or by which the Business or any Business Asset is bound and that is any of the following, but excluding in each case (x) any Benefit Plan, (y) any Contract that is an Excluded Asset and (z) any Contract that is (1) not primarily related to the Business and (2) to which no Group Company will be a party after giving effect to the Pre-Closing Reorganization and (3) for which the Group Companies will be subject to no liability after the Closing:

(i) Contract (other than this Agreement or the other Transaction Agreements) between a Group Company and (A) Seller or any Affiliate of Seller (other than any Group Company) or (B) any officer or director of Seller or any Affiliate of Seller (other than any Group Company);

(ii) Contract relating to (A) the acquisition or disposition of any equity of any Person or business (whether by merger, sale of stock or other equity, sale of assets or otherwise), or (B) the acquisition or disposition of any assets, other than, in the case of clause (B), any such acquisition or disposition of assets in the ordinary course of business, consistent with past practice and which acquisition or disposition is not material to the Business, and, in each case of clauses (A) and (B), if such acquisition or disposition is not yet consummated or pursuant to which any Group Company will have material continuing obligations following the date of this Agreement after giving effect to the Pre-Closing Reorganization;

(iii) Contract under which any Group Company (or, to the extent such Indebtedness constitutes an Assumed Liability, any other Business Group Member) has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person (other than any Group Company (or such other Business Group Member)), in any such case which, individually, is in excess of $1,000,000;

(iv) Contract under which (A) any Person, other than any Group Company, has directly or indirectly guaranteed Indebtedness of any Group Company or (B) any Group Company (or, to the extent such Indebtedness constitutes an Assumed Liability, any other Business Group Member) has directly or indirectly guaranteed Indebtedness of any Person, other than any Group Company (or such other Business Group Member), or (C) pursuant to which a Lien securing Indebtedness has been placed on any material Business Asset, in any such case where such Indebtedness is in excess of $1,000,000;

(v) Contract under which any Business Group Member, directly or indirectly, has made or is required to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than extensions of trade credit given in the ordinary course of business), in any such case which, individually, is in excess of $1,000,000;

(vi) Shared Contract that is material to the Business;

(vii) joint venture, partnership, joint research and development or other similar Contract involving co-investment between any Business Group Member and a third party;

(viii) Contracts (1) granting any third party the right to use or practice (including by license, covenant or immunity) any Business Intellectual Property material to the Business or granting any Business Group Member the right to use or practice (including by license, covenant or immunity) any Intellectual Property owned by a third party, (2) restricting any Business Group Member from using or practicing any Intellectual Property that is material to the Business or any Intellectual Property rights of a third party that is material to the Business, or (3) pursuant to which any material Business Intellectual Property was created or developed (collectively, (1), (2) and (3) the “IP Licenses”); provided, however, that none of the following are required to be listed on Section 3.09(a)(viii) of the Seller Disclosure Letter, but shall constitute IP Licenses (and therefore Material Contracts) if they otherwise qualify as: (A) non-disclosure and confidentiality agreements entered into with employees or contractors in the ordinary course of business on standard forms made available to Purchaser (and without any material exceptions or exclusions) (B) in-license Contracts for any uncustomized, off-the-shelf, commercially available Software (including shrink wrap or click wrap agreements) on standard terms and conditions with annual payments not in excess of $1,000,000; (C) Contracts granting non-exclusive licenses of any Business Intellectual Property to customers, vendors or distributors in the ordinary course of business consistent with past practice; and (D) Contracts that provide for licenses or other grants of rights that are ancillary to the purchase or use of equipment or materials;

(ix) Contract (i) involving any resolution or settlement of any actual or threatened Proceeding with respect to the Business which imposes monetary obligations in excess of $1,000,000 and entered into since January 1, 2019 or (ii) which imposes non-monetary obligations (other than customary confidentiality obligations) with respect to the Business on any Business Group Member;

(x) Contract requiring capital expenditures related to the Business of more than $1,000,000;

(xi) Government Contract with an annual spend of more than $500,000;

(xii) Contract with a Material Customer or a Material Supplier;

(xiii) Contract related to the Business not otherwise listed above or below that would reasonably be expected to require payments to or from any Business Group Member in excess of $1,000,000 per annum and that is not terminable by any Business Group Member on less than 90 calendar days prior notice for a reasonably estimated cost of less than $1,000,000;

(xiv) Contract that contains restrictions with respect to payments of dividends or other distributions in respect of the capital stock or other equity interests of any Group Company;

(xv) each management service, consulting, financial advisory or other similar type Contract and all Contracts with investment or commercial banks related to the Business, in each case with an annual spend of more than $1,000,000;

(xvi) Contract related to the Business that limits the freedom of any Business Group Member (or, following Closing, Purchaser, Parent or any of their Affiliates) to compete in any line of business or with any Person or in any area;

(xvii) toll blending and toll manufacturing related to the Business; or

(xviii) Contract that contains a standstill, right of first refusal, first offer or first negotiation or contains any “most favored nations” with respect to the Business which provision or right is material to the Business or the Group Companies (or, following Closing, would be applicable to Purchaser, Parent or any of their Affiliates).

(b) All Contracts required to be listed in Section 3.09(a) of the Seller Disclosure Letter (the “Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Business Group Members party thereto in accordance with their terms, subject to the Bankruptcy Exceptions and except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Business. Each Business Group Member party thereto has performed all material obligations required to be performed by it under each Material Contract, and it is not (with or without the lapse of time or the giving of notice, or both) in material breach or material default in any respect thereunder and, to the Knowledge of Seller, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or material default in any respect thereunder. Prior to the date hereof, Seller has made available to Purchaser a true and complete (i) copy of each written Material Contract and (ii) summary of all of the material terms and conditions of each oral Material Contract.

Section 3.10 Permits. Each Business Group Member, and immediately following Closing (after having given effect to the Pre-Closing Reorganization), each Group Company, possesses, all certificates, licenses, permits, authorizations, filings, privileges, registrations and approvals of all Governmental Entities necessary to conduct the Business as conducted as of the date of this Agreement (each, a “Permit”), other than such Permits the absence of which, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Business. All such Permits are validly held by, binding on, and in full force and effect with respect to the applicable Business Group Member, and such Business Group Member has complied in all respects with all terms and conditions thereof, in each case, except for any such invalidity or non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Business. None of the Business Group Members are in material default or material violation of any of the Permits and, no Proceeding is pending or, to the Knowledge of Seller, threatened to revoke any Permit. None of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Transactions, except for any such suspensions, modifications, revocations or nonrenewals that, individually or in the aggregate, would not reasonably be expected to be material to the Business.

Section 3.11 Taxes.

(a) All material Tax Returns required to be filed with any Taxing Authority by or on behalf of any Group Company have been timely filed and are complete and accurate in all material respects, and accurately reflect all material liability for Taxes of the relevant Group Companies for the periods covered thereby.

(b) Each Group Company has paid all material Taxes required to have been paid by it (whether or not shown to be due on any Tax Return). All Taxes incurred but not yet due and payable (i) for entities and periods covered by the Financial Statements have been accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for entities or periods not covered by the Financial Statements have been accrued on the books and records of the Group Companies.

(c) All material Taxes required to be withheld or collected by each Group Company have been withheld and collected and, to the extent required by applicable Law, timely paid to the appropriate Taxing Authority, including all material Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any employee, former employee, non-resident, partner, independent contractor, creditor, equity holder, Affiliate, customer, vendor or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d) There are no Liens (other than Permitted Liens) for Taxes on the assets of any Group Company.

(e) No deficiencies for material Taxes with respect to any Group Company have been claimed, proposed or assessed by any Taxing Authority that have not been resolved and, if required, paid. There are no ongoing audits, examinations, contests or other Proceedings with respect to material amounts of Taxes of any Group Company, and no such audits, examinations, contests or other Proceedings have been threatened in writing by any Taxing Authority.

(f) The U.S. federal income tax classification for each of the Group Companies is listed on Section 3.11(f) of the Seller Disclosure Letter.

(g) There are no outstanding agreements extending or waiving the statutory period of limitations for the collection or assessment of material Taxes of any Group Company and no request for any such waiver or extension is currently pending.

(h) No claim has been made in writing by any Taxing Authority in a jurisdiction where any Group Company does not file material Tax Returns that a Group Company is subject to taxation by that jurisdiction. No Group Company has engaged in a trade or business through a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such non-U.S. country), or otherwise been subject to income taxation on a net basis in any country other than the country of its formation.

(i) No Group Company (A) is or has been a member of any affiliated group that filed or was required to file an affiliated, consolidated, combined or unitary Tax Return (other than a group of which Seller is the common parent), or (B) has any liability for the Taxes of another Person under U.S. Treasury Regulations Section 1.1502-6 (or any comparable provision of applicable Law), other than such liability for the group of which Seller is the common parent, as a transferee or successor, by Contract (excluding, for this purpose, any Contract entered into in the ordinary course of business that is primarily not related to Taxes) or otherwise.

(j) No Group Company has engaged in any “reportable transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b).

(k) No Group Company is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement (including any closing agreement, gain recognition agreement or other agreement relating to Taxes, but excluding, for this purpose, any agreement entered into in the ordinary course of business that is primarily not related to Taxes).

(l) No Group Company has deferred any Taxes that remain unpaid or claimed any employee retention credits under the CARES Act.

(m) No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting of such Group Company for a taxable period ending on or before the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or before the Closing Date, (iii) installment sale or open transaction disposition made by such Group Company on or before the Closing Date, (iv) prepaid amount or deferred revenue received by such Group Company prior to the Closing Date, (v) closing agreement under Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into on or before the Closing Date, or (vi) an intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) or an excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) in existence on or prior to the Closing Date.

(n) No Group Company is, or ever has been at any time during the past five years, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code.

(o) No Group Company has ever been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

(p) No Group Company has obtained, or is required to obtain, an Indian taxpayer identification number.

(q) There are no outstanding obligations in respect of escheat or unclaimed property Laws with respect to the Group Companies or the Business.

For purposes of this Section 3.11, references to a Group Company shall include any Person that has merged with or into such Group Company or for which such Group Company is otherwise treated as a transferee, successor, or continuation of under applicable Tax Law.

Section 3.12 Proceedings; Product Liability.

(a) Section 3.12 of the Seller Disclosure Letter sets forth a complete list, of (i) each pending claim, suit, action, proceeding, litigation, administrative charge, investigation or arbitration (a “Proceeding”) and, to the Knowledge of Seller, each threatened Proceeding, against or affecting any Business Group Member, the Business or any of the Business Assets, and (ii) to the Knowledge of the Seller, each Proceeding or threatened Proceeding against or affecting any Non-Controlled JV, in each case other than such Proceedings that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Business. No Business Group Member and, to the Knowledge of Seller no Non-Controlled JV, is a party to or subject to or in default under any Judgment, other than such Judgments that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Business.

(b) All products sold or distributed or services rendered by any Business Group Member have complied in all respects with all warranties and with all applicable contractual commitments except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Business. No Business Group Member has any liability for replacement or repair or for other damages relating to or arising from any products sold or distributed or services rendered, except for amounts incurred in the ordinary course of business which are reflected in the Financial Statements or are not required by GAAP to be disclosed in the Financial Statements and, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Business.

(c) Since January 1, 2019, there have been no Actions against or, to the Knowledge of the Seller, affecting any Business Group Member, the Business or any of the Business Assets concerning any product of the Business designed, developed, manufactured sold or distributed by or on behalf of any Business Group Member relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product designed, developed, manufactured sold or distributed by or on behalf of any Business Group Member or any alleged failure to warn, or any alleged breach of implied warranties or representations except, in each case, for any such Actions that, individually or in aggregate, have not been and would not reasonably be expected to be material to the Business.

(d) Since January 1, 2019, there has not been any Recall conducted with respect to any product of the Business manufactured, assembled, shipped, sold or delivered by or on behalf of any Business Group Member, or, to the Knowledge of Seller, any investigation or decision made by any Governmental Entity to undertake any such Recall.

Section 3.13 Benefit Plans.

(a) Section 3.13(a) of the Seller Disclosure Letter sets forth a complete list, as of the date of this Agreement, of each material Benefit Plan that is applicable to the Business Employees or individual independent contractors of the Business Group and separately identifies each such material Benefit Plan that is an Assumed Benefit Plan. With respect to each such material Benefit Plan, Seller has made available to Purchaser complete copies or summaries of such Benefit Plan (or, in the case of any unwritten Benefit Plans, written descriptions thereof), including any material amendments thereto; provided that, in the case of any such Benefit Plan that is an agreement to which a Business Employee or individual independent contractor of the Business Group is a party, Seller may instead make available a form or sample of such agreement, and provide copies of any agreements which vary from such forms or samples. With respect to each Assumed Benefit Plan listed in Section 3.13(a) of the Seller Disclosure Letter, Seller has made available to Purchaser copies of the following (as applicable): (A) any trust, insurance, annuity or other funding Contract related thereto, (B) the most recent financial statement and actuarial or other valuation report prepared with respect thereto (if any), (C) the two most recent annual reports required to be filed with the applicable Governmental Entity with respect thereto (if any), (D) the most recent summary plan description together with the summary or summaries of all material modifications thereto, (E) the most recent IRS determination or opinion letter, and (F) all material correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity received in the last three years, in each case, except to extent prohibited under applicable data privacy Laws or any other obligations to maintain the confidentiality of such information under applicable Law.

(b) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification (or has filed for such a letter before the expiration of the applicable remedial amendment period), and each trust established in connection with any Benefit Plan which is intended to be exempt from U.S. Federal income taxation under Section 501(a) of the Code is so exempt and, to the Knowledge of Seller, nothing has occurred that could reasonably be expected to adversely affect such qualification or exemption.

(c) Each Assumed Benefit Plan has been operated in compliance with the terms of the applicable Assumed Benefit Plan, and with all applicable Laws, except, in each case, as have not and would not, individually or in the aggregate, reasonably be expected to result in any material liability to any Business Group Member. Each Assumed Benefit Plan required to have been approved by a Governmental Entity has been so approved, and no such approval has been revoked nor, to the Knowledge of Seller, has revocation been threatened, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as have not and would not, individually or in the aggregate, reasonably be expected to result in any material liability to any Business Group Member, all contributions and benefit payments in relation to any Assumed Benefit Plan that are required to be made by any Business Group Member have been timely made or have been properly accrued as a financial indebtedness of the Business Group Member on the Financial Statements.

(d) No Business Group Member has received any written notice of any, and to the Knowledge of Seller, there are no, investigations by any Governmental Entity with respect to, or other Proceedings (except routine claims for benefits payable in the ordinary course) against or involving, any Assumed Benefit Plan.

(e) (i) No Benefit Plan covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such plan; (ii) no Benefit Plan (other than any Multiemployer Plan) subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 302 or 304 of ERISA; (iii) no Benefit Plan that is a single-employer defined benefit pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (iv) neither the Seller nor any of its Affiliates has incurred any unsatisfied withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan, and the aggregate liabilities of Seller and its Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each Multiemployer Plan ended prior to the date hereof, would not reasonably be expected to result in material liability to Purchaser, any Group Company or any of their respective Affiliates, in each case, following the Closing and (v) to the Knowledge of Seller, no Multiemployer Plan (x) is in “reorganization” (within the meaning of Section 4241 of ERISA); (y) is, or may reasonably be expected to become, “insolvent” (within the meaning of Section 4245 of ERISA); or (z) is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA.

(f) Each Benefit Plan subject to Section 409A of the Code (if any) has at all relevant times been in compliance in all material respects with applicable document requirements of, and has been operated in compliance in all material respects with, Section 409A of the Code and the regulations and other official guidance promulgated thereunder.

(g) No Benefit Plan requires any commitment to reimburse, make-whole, indemnify or otherwise “gross-up” any person for Tax set forth under Section 409A of the Code, Section 280G of the Code, or Section 4999 of the Code (or any similar provision of state, local or foreign law) or any other Tax.

(h) None of the execution and delivery of this Agreement or the consummation of the Transactions will, except as expressly contemplated by this Agreement or as required by applicable Laws, (i) entitle any Business Employee or individual independent contractor of the Business Group to retention, change in control or similar compensation or benefits under any Benefit Plan or cause any Business Employee or individual independent contractor of the Business Group to become eligible for any increase in severance benefits under any Benefit Plan, (ii) accelerate the payment or vesting, or trigger any funding of, compensation or benefits, or increase the amount payable or trigger any other obligation due to, or in respect of, any Business Employee or individual independent contractor of the Business Group, (iii) directly or indirectly cause Seller or Purchaser, or any of their Affiliates to transfer or set aside any assets to fund any material benefits under any Assumed Benefit Plan, (iv) otherwise give rise to any material liability under any Assumed Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate, or transfer the assets of any Assumed Benefit Plan on or following the Effective Time, or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(i) Except as prohibited by applicable Law or a Business Collective Bargaining Agreement, each Assumed Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liabilities to Purchaser, any Group Company or any of their respective Affiliates, other than ordinary administration expenses typically incurred in a termination event.

Section 3.14 Labor Matters.

(a) Section 3.14(a) of the Seller Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Business Collective Bargaining Agreements in effect or being negotiated. Neither Seller nor any of its Affiliates has breached or otherwise failed to comply with any provision of any Business Collective Bargaining Agreement, except as have not and would not, individually or in the aggregate, reasonably be expected to result in any material liability to any Business Group Member. With respect to any Business Collective Bargaining Agreement, to the Knowledge of Seller, no consent or consultation of, requirement to provide information to, or the rendering of, or receipt of an opinion or formal advice by, any labor or trade union, works council or other employee representative body or any Governmental Entity with jurisdiction over labor matters is required for Seller to enter into this Agreement or to consummate the Transactions.

(b) (i) There is no labor strike, slowdown, work stoppage, lockout, unfair labor practice charge, grievance or complaint or other labor dispute pending, or, to the Knowledge of Seller, threatened, against or affecting the Business Employees, (ii) to the Knowledge of Seller, there are no activities or proceedings by any labor union or other employee representative organization to organize any Business Employees and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or similar organization and (iii) each Business Group Member is in compliance in all respects with all applicable Laws relating to labor and employment matters, including occupational safety and health standards, terms and conditions of employment, payment of wages, minimum wages, overtime, classification of employees, employment equality, age discrimination, immigration, visa, work status, human rights, pay equity and workers’ compensation, except, in the case of each of clauses (i), (ii) and (iii), as have not and would not reasonably be expected, individually or in the aggregate, to result in material liability to any Business Group Member.

(c) Section 3.14(c)(i) of the Seller Disclosure Letter lists all Business Employees, including name (or other unique identifier), annual salary or hourly wage rate (as applicable), job title, work location, exempt or non-exempt classification under applicable wage and hour Laws, hire date, target bonus and commission opportunities for the current year, union status (as applicable), and, for any employee on a leave of absence, an indication of the nature of such leave and the anticipated end date of such leave, if known. Section 3.14(c)(ii) of the Seller Disclosure Letter lists any individual who is a Business Employee but provides services to both the Business and other businesses of the Seller (each a “Shared-Service Employee”) who shall be considered a “Business Employee”, and includes the name (or other unique identifier), annual salary or hourly wage rate (as applicable), job title, work location, exempt or non-exempt classification under applicable wage and hour Laws, hire date, target bonus and commission opportunities for the current year, union status (as applicable), and, for any employee on a leave of absence, an indication of the nature of such leave and the anticipated end date of such leave, if known. The Seller, with Purchaser’s prior written consent (not to be unreasonably withheld), may supplement or update the roster of Shared-Service Employees set forth on Section 3.14(c)(ii) of the Seller Disclosure Letter following the date of this Agreement and prior to the Closing to reflect the allocation of individuals consistent with the terms of the “VGP Standalone Cost Databook” provided by Seller to Purchaser. The Seller may supplement or update the roster of Business Employees set forth on Sections 3.14(c)(i) and 3.14(c)(ii) of the Seller Disclosure Letter following the date of this Agreement and prior to the Closing to reflect any changes on account of (x) Business Employees who are hired following the date of this Agreement, or (y) any Business Employee whose employment terminates for any reason following the date of this Agreement, in each case, consistent with the terms of this Agreement, including without limitation Section 5.01(a).

(d) (i) To the Knowledge of Seller as of the date of this Agreement, no senior executive or other key employee who is a Business Employee has provided notice of his or her intention to terminate his or her employment as a result of or following the consummation of the Transactions, and (ii) no such Business Employee is party to or bound by any confidentiality, nondisclosure, noncompetition, nonsolicitation, or similar Contract that could materially restrict the performance of his or her duties for any Business Group Member or the operation of the Business.

(e) No Business Group Member has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

(f) All material payments due from the Seller or any of its Affiliates to Business Employees or independent contractors of the Business Group on account of wages or other compensation, and employee health and welfare insurance and other benefits, have been paid or properly accrued as a liability on the Financial Statements.

Section 3.15 Absence of Changes or Events.

(a) Since the date of the Balance Sheet, there has been no event, change, development, effect or circumstance that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Since the date of the Balance Sheet through the date of this Agreement, no Business Group Member has taken any action that, if taken after the date of this Agreement without Purchaser’s consent, would constitute a breach of clauses (i), (ii), (iii), (iv), (ix), (x)(A) (other than any entity classification election), (x)(C), (x)(E), (x)(F), (x)(G), (xi), (xiii), (xv), (xvii) or (xviii) of Section 5.01(a).

Section 3.16 Compliance with Applicable Laws. Each Business Group Member and, to the Knowledge of the Seller, each Non-Controlled JV, is, and has been since January 1, 2019, in compliance with all applicable Laws and Judgments, except for instances of noncompliance that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Business.

Section 3.17 Environmental Matters. Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Business, and, with respect to the Non-Controlled JVs, to the Knowledge of Seller:

(a) the Business and each Business Group Member and Non-Controlled JV, Owned Real Property, Leased Real Property and, to the extent occurring during the period of ownership, lease or operation by a Business Group Member or Non-Controlled JV, real property or facility at any time owned, leased, or operated by the Business or any Business Group Member or Non-Controlled JV is, and has been since January 1, 2019, in compliance with all applicable Environmental Laws;

(b) the Business and each Business Group Member and Non-Controlled JV, Owned Real Property, Leased Real Property and, to the extent occurring during the period of ownership, lease or operation by a Business Group Member or Non-Controlled JV, real property or facility at any time owned, leased, or operated by the Business or any Business Group Member or Non-Controlled JV holds, and is and has been since January 1, 2019 in compliance with, all Permits required under applicable Environmental Laws (“Environmental Permits”), and since January 1, 2019, no Business Group Member or Non-Controlled JV, Owned Real Property, or Leased Real Property has received written notice of any pending or threatened Proceeding by any Governmental Entity seeking the revocation, suspension or modification of any such Environmental Permits;

(c) there are no Proceedings pending or, to the Knowledge of Seller, threatened against the Business, any Business Group Member, any Non-Controlled JV, Owned Real Property, Leased Real Property or, with respect to ownership, lease or operation by a Business Group Member or Non-Controlled JV, real property or facility at any time owned, leased, or operated by any Business Group Member alleging a violation of or liability under applicable Environmental Laws or Environmental Permits;

(d) no Business Group Member or Non-Controlled JV is a party or subject to, and no Owned Real Property or Leased Real Property is subject to, or in default under, any Judgment pursuant to Environmental Law;

(e) as of the date of this Agreement, no Business Group Member or Non-Controlled JV is conducting or funding pursuant to Environmental Law any investigation or remediation (including monitoring of groundwater) with respect to Hazardous Substances at any Owned Real Property, Leased Real Property, third-party site, or other real property or facility owned, leased, or operated by the Business or any Business Group Member or Non-Controlled JV.

(f) no Business Group Member or Non-Controlled JV has assumed or provided an indemnity with respect to, either by Contract or by operation of Law, any liability of any other Person under Environmental Law that has or would reasonably be expected to result in a Proceeding against the Business or any Business Group Member or Non-Controlled JV alleging liability under any Environmental Law;

(g) neither the Business nor any Business Group Member or Non-Controlled JV has, since January 1, 2019, treated, stored, disposed of, arranged for the disposal of, transported or released any Hazardous Substances at any Owned Real Property, Leased Real Property, third-party site, or other real property or facility at any time owned, leased, or operated by the Business or any Business Group Member or Non-Controlled JV, in each case in a manner that has had or would reasonably be expected to result in a Proceeding against the Business or any Business Group Member or Non-Controlled JV alleging liability under any Environmental Law; and

(h) as of the date of this Agreement, Seller has made available to Purchaser copies of all material Phase I and Phase II environmental site assessments and any other material written environmental investigation and remediation reports, and written environmental compliance audits, in each case conducted in the past three years and that are in the Seller’s possession regarding the Business or any Business Group Member or Non-Controlled JV, Owned Real Property or Leased Real Property.

Section 3.18 Sufficiency of the Assets. At the Closing, taking into account all services and rights to be delivered or given pursuant to the Transaction Agreements and giving effect to the Pre-Closing Reorganization, the Group Companies will own or have the right to use all of the assets (tangible or intangible) necessary to conduct the Business immediately following the Closing in materially the same manner as the Business is conducted on the date hereof and at the Closing.

Section 3.19 Material Customers and Material Suppliers. Section 3.19 of the Seller Disclosure Letter sets forth (i)(A) the ten largest Customers in the region of North America and (B) the five largest Customers in each of (w) the region of Latin America, (x) the region of Europe, the Middle East, and Africa, (y) the region of the People’s Republic of China, Macau, Hong Kong and Taiwan and (z) the region of Asia Pacific to the extent not included in clause (y), each determined based on the dollar value of sales to such Customers for the 12 months ended May 31, 2022 (collectively, the “Material Customers”), and (ii)(A) the ten largest suppliers of base oils, (B) the ten largest suppliers of additives, (C) the five largest suppliers of coolants and other key raw materials to the Business, and (D) the five largest suppliers of each of packaging and other suppliers to the Business, determined based on the dollar value of goods or services purchased from such suppliers for the 12 months ended May 31, 2022, (collectively, the “Material Suppliers”). Additionally, Section 3.19 of the Seller Disclosure Letter sets forth each Contract with a Customer or Supplier of the type described in clauses (i) and (ii) of the immediately preceding sentence, entered into since January 1, 2022, which, had it been in place during the relevant period, would have resulted in such Customer or Supplier being a Material Customer or Material Supplier. No Material Customer or Material Supplier has ceased doing business with the Business Group and none of the Business Group Members has received, from any Material Customer or Material Supplier, written or oral notice (x) terminating, or stating the intent to terminate, such Material Customer’s or Material Supplier’s relationship with any of the Business Group Members, (y) indicating that such Material Customer intends to materially reduce its purchase of goods or services from the Business Group Members or that such Material Supplier intends to materially reduce its sale of goods or services to the Business Group Members, in each case from the levels achieved during the twelve-month period ending on May 31, 2022 or (z) indicating that it will materially alter the terms upon which it is willing to do business with the Business Group Members.

Section 3.20 Transactions with Affiliates. Except for services that will be provided to Purchaser following the Closing pursuant to the Transition Services Agreement, the Supply Agreement, certain Real Estate Separation Agreements and the Brand Agreement, there are no material Contracts, transactions and other arrangements between any Group Company, on the one hand, and Seller or any of its Subsidiaries (other than any Group Company), or any officer, director or employee of the foregoing, on the other hand. To the Knowledge of Seller, except as disclosed in Section 3.20 of the Seller Disclosure Letter, neither the Business nor any Business Group Member nor their respective directors, officers or employees possess, directly or indirectly, any material financial interest in any Person which is customer, supplier, distributor, lessor, lessee or Competitor of the Business.

Section 3.21 Insurance. Seller has delivered or made available to Purchaser true and accurate copies of all material insurance policies or binders covering any Business Group Member that are for the benefit of the Business in effect on the date hereof which covers the businesses, properties, assets or employees (including self-insurance) of the Business. Such policies are valid, binding and enforceable (and have continuously been in force), all premiums thereon have been paid. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the historical insurance policies of the Business Group are commercially reasonable and limits have not been exhausted or impaired and are sufficient for compliance with the Material Contracts to which any Business Group Member is a party. No Business Group Member has received any written notice of cancellation or non-renewal of any such policy or that any insurance carriers are insolvent. Section 3.21 of the Seller Disclosure Letter sets forth an accurate and complete claims history (including any disease claims) since January 1, 2019 with respect to claims arising from or related to the Business under insurance policies covering the Business (including with respect to insurance obtained but not currently maintained); and each Business Group Member has reported all such claims in a timely manner, Seller expects such Business Group Member to be indemnified by an insurance carrier in relation to such claims to the fullest extent allowable under the applicable policy, no insurer-mandated loss control work is outstanding, and there are no claims or litigation being defended by insurance companies under a reservation of rights basis, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Business. To the Knowledge of the Seller, no Business Group Member is in material breach of, or default in any material respect under, any such insurance policies and no insurance provider has threatened to terminate any of such policies, or materially limit coverage available under such policies, or materially increase premiums thereunder.

Section 3.22 Anti-Corruption; Sanctions; Import and Export Control Laws.

(a) The Business Group Members, and, to the Knowledge of Seller, (x) their respective directors, managers, officers, their employees and Representatives authorized to act on their behalf and (y) the Non-Controlled JVs and their respective directors, managers, officers and employees, are, and have been for the past five years, in material compliance with the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act, and all other anti-bribery and anti- corruption Laws maintained in any jurisdiction in which any of the Business Group Members does business or otherwise in which the Business is conducted.

(b) The Business Group Members and, to the Knowledge of Seller, (x) their respective directors, officers, employees, and Representatives authorized to act on their behalf, and (y) the Non-Controlled JVs and their respective directors, managers, officers and employees, are, and have been for the past five years in compliance with applicable Trade Laws and Sanctions. There are no sanctions-related, export-related or import-related Actions pending or, to the Knowledge of Seller, threatened against any Business Group Member, any subsidiary of any Business Group Member, or, to the Knowledge of Seller, any officer or director thereof or any Non-Controlled JV or any officer or director thereof by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity that would, individually or in the aggregate, reasonably be expected to be material to the Business.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, (i) no Business Group Member and, to the Knowledge of the Seller, no Non-Controlled JVs has engaged in, or is now engaging in, directly or indirectly, any dealings or transactions in a Sanctioned Country or with a Sanctioned Person, in each case, in violation of Sanctions or Trade Laws, and (ii) no Business Group Member, or their respective subsidiaries, or any director, manager, officer, employee, Representatives authorized to act on their behalf, or affiliates thereof and, to the Knowledge of the Seller, no Non-Controlled JV or any director, manager, officer or employee thereof, is a Sanctioned Person or is located, organized, or resident in a Sanctioned Country.

Section 3.23 Ashland Separation. Following the Closing, there will be no obligations or liabilities of the Business or of any Group Company directly to Ashland Global Holdings Inc. or any of its Affiliates or their respective successors, which arise out of or relate to the Ashland Separation, or the Separation Agreement dated as of September 22, 2016, by and between Ashland Global Holdings Inc. and Valvoline Inc. (including any schedules and exhibits thereto).

ARTICLE IV Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

Section 4.01 Organization and Standing; Power. Purchaser is duly organized, validly existing and in good standing (to the extent the concept is recognized by the applicable jurisdiction) under the laws of the jurisdiction in which it is organized. Purchaser has the requisite corporate or other organizational power and authority to enable it to own the Transferred Equity Interests, to execute this Agreement and to consummate the transactions contemplated hereby. Purchaser has, or will have at the Closing, the requisite corporate or other organizational power and authority to execute each other Transaction Agreement to which it is or will be party and to consummate the Transactions. Purchaser possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not and would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Transactions (a “Purchaser Material Adverse Effect”).

Section 4.02 Authority; Execution and Delivery; Enforceability. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate or other organizational action. Purchaser has duly executed and delivered this Agreement, and this Agreement, assuming the due authorization, execution and delivery of such agreement by Seller, constitute its legal, valid and binding obligations, enforceable against it in accordance with its terms, subject to the Bankruptcy Exceptions. The execution and delivery by Purchaser or an Affiliate of Purchaser of each other Transaction Agreement to which it is or will be party and the consummation by Purchaser or an Affiliate of Purchaser of the transactions contemplated thereby have been, or will be at the Closing, duly authorized by all necessary corporate or other organizational action. Purchaser or an Affiliate of Purchaser has, or will have at the Closing, duly executed and delivered each other Transaction Agreement to which it is or will be party, and such Transaction Agreement, assuming the due authorization, execution and delivery of such Transaction Agreement by Seller, constitutes or will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy Exceptions.

Section 4.03 No Conflicts; Consents.

(a) The execution and delivery by Purchaser or an Affiliate of Purchaser of each Transaction Agreement to which it is or will be a party, the consummation of the transactions contemplated thereby and the compliance by Purchaser or an Affiliate of Purchaser with the terms thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser or any of such Affiliates under, (i) the organizational documents of Purchaser or any of such Affiliates or (ii) assuming that the Consents referred to in Section 4.03(b) are obtained prior to the Closing Date and the registrations, declarations and filings referred to in Section 4.03(b) are made prior to the Closing Date, (A) any material Contract to which Purchaser or any of such Affiliates is a party or by which any of their respective properties or assets is bound or (B) any Judgment or applicable Law applicable to Purchaser or any of such Affiliates or their respective properties or assets, other than, in the case of clause (ii) above, any such items that, individually or in the aggregate, have not and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) No Consent of or registration, declaration or filing with or notice to, any Governmental Entity or third party is required to be obtained or made by or with respect to Purchaser or any of its Affiliates in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Agreements or the consummation of the Transactions, other than (i) the Required Regulatory Approvals, (ii) those that may be required solely by reason of the participation of Seller and its Affiliates (as opposed to any other third Person) in the Transactions and (iii) those the failure of which to obtain or make, individually or in the aggregate, have not and would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.04 Proceedings. There are not any (a) outstanding Judgments against Purchaser or any of its Affiliates, (b) Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Affiliates, or (c) investigations by any Governmental Entity that are pending or threatened against Purchaser or any of its Affiliates, in any such case, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.05 Securities Act. Purchaser is acquiring the Transferred Equity Interests for investment only and not with a view to any public distribution thereof. Purchaser acknowledges that the Transferred Equity Interests have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that the Transferred Equity Interests may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 4.06 Sufficiency of Funds. Purchaser and Parent, collectively, have on the date of this Agreement, and Purchaser will have on the Closing Date, the funds sufficient to satisfy all of Purchaser’s obligations under this Agreement, including the obligations under Article I, to pay any other amounts required to be paid by Purchaser in connection with the consummation of the Transactions and pay all related fees and expenses on the Closing Date.

Section 4.07 No Additional Representations; No Reliance.

(a) Purchaser acknowledges and agrees that except for the representations and warranties expressly set forth in Article II and Article III, neither Seller nor any Business Group Member nor any other Person on their behalf has made or makes, and Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to Seller, the Transferred Equity Interests, the Business Group, or any matter relating to any of them, including their respective businesses, results of operations, financial condition, cash flows and prospects, or with respect to the accuracy or completeness of any other information provided or made available to Purchaser, its Affiliates or any of their respective representatives by or on behalf of Seller or any Business Group Member, and that any such representations or warranties are expressly disclaimed.

(b) Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that neither Seller nor any Business Group Member nor any other Person on their behalf has made or makes, and Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to (i) any projections, forecasts, estimates or budgets made available to Purchaser, its Affiliates or any of their respective representatives (“Projections”), including with respect to future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Seller, the Business Group or the business of the Business Group (including the reasonableness of the assumptions underlying any of the foregoing), or (ii) except as expressly set forth in Article II or Article III, and the Seller Disclosure Letter, any other information relating to Seller, the Transferred Equity Interests or the Business Group, or any matter relating to any of them, including any information, documents or materials made available to Purchaser, its Affiliates or any of their respective representatives, whether orally or in writing, in the data room for Project Velocity maintained by Datasite LLC (the “Data Room”), offering memoranda, the “Valvoline Discussion Materials” dated February 2022, management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Purchaser or its Affiliates or in any other form in connection with the Transactions (such information, together with the Projections, “Transaction Materials”), and that any such representations or warranties are expressly disclaimed.

(c) Purchaser hereby acknowledges and agrees that none of Seller, the Business Group Members, the Group Companies, their respective Affiliates or any of their respective representatives will have or be subject to any liability to Purchaser, its Affiliates or any of their respective representatives or equityholders or any other Person resulting from Seller, any Business Group Member or any Person on their behalf making available to Purchaser, its Affiliates or their respective representatives, or Purchaser’s, its Affiliates’ or their respective representatives’ or any other Person’s use of, any Transaction Materials, except to the extent such liability arises out of the representations, warranties and other agreements set forth in the Transaction Agreements in accordance with their terms. In particular, Purchaser acknowledges and agrees that (i) there are uncertainties inherent in preparing and making the Projections, (ii) Purchaser is familiar with such uncertainties and (iii) Purchaser is not relying on the Projections and is taking full responsibility for making its own evaluation of the adequacy and accuracy of the Projections.

(d) Purchaser further acknowledges and agrees that no representative of Seller, the Business Group Members or their respective Affiliates has any authority, express or implied, to make any representations, warranties, covenants or agreements not specifically set forth in this Agreement. Except as expressly set forth in Article II or Article III, no representation or warranty (express or implied) is made with respect to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to the Transferred Equity Interests or any of the properties or assets of the Business Group Members.

Section 4.08 Independent Investigation. Purchaser acknowledges and agrees that (a) it is sophisticated and knowledgeable about the industry in which the Business Group operates, (b) it has conducted its own independent investigation, review and analysis of the Business, results of operations, financial condition, cash flows and prospects of the Business Group, which investigation, review and analysis was conducted solely by Purchaser and its representatives, (c) it is purchasing the Transferred Equity Interests based solely upon the results of the aforementioned investigation, review and analysis and the representations, warranties and other agreements made in the Transaction Agreements, and not in reliance on any representation or warranty of Seller, the Business Group Members, their respective Affiliates or any of their respective representatives not expressly set forth therein.

Section 4.09 Brokers or Finders. No agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Affiliates, except for any such Person whose fees and expenses will be paid by Purchaser.

ARTICLE V

Covenants

Section 5.01 Covenants Relating to Conduct of Business.

(a) Except as (i) set forth in Section 5.01 of the Seller Disclosure Letter, (ii) required by applicable Law, Judgment or any Governmental Entity, (iii) consented to in writing in advance by Purchaser such consent not to be unreasonably withheld, conditioned or delayed or (iv) otherwise expressly required by the terms of this Agreement or required to effect the actions contemplated by the Reorganization Plan, from the date of this Agreement to the Closing, Seller shall cause the Business Group Members to use commercially reasonable efforts to conduct the Business in the ordinary course in substantially the same manner as previously conducted to preserve substantially intact the business organizations, operations and goodwill of the Business, keep available the services of their respective present officers and employees, and maintain in all material respects the present commercial relationships with key Persons with whom the Business Group Members (or Non-Controlled JVs) do business. In addition, except as (i) set forth in Section 5.01 of the Seller Disclosure Letter, (ii) required by applicable Law, Judgment or any Governmental Entity or (iii) otherwise expressly required by the terms of this Agreement or required to effect the actions contemplated by the Reorganization Plan, from the date of this Agreement to the Closing, Seller shall cause each Business Group Member not to (and, to the extent within the control of Seller and permitted by the joint venture agreements and organizational documents of the Non-Controlled JVs, shall cause each Non-Controlled JV not to) do any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i) amend its organizational documents;

(ii) in the case of the Group Companies and, to the extent within the control of Seller, the Non-Controlled JVs, only, split, combine, redeem, purchase or reclassify any shares of their capital stock or other Equity Interests or make any other change in their capital structures;

(iii) in the case of the Group Companies and, to the extent within the control of Seller, the Non-Controlled JVs only, issue, deliver, sell or transfer, pledge, or dispose of any shares of its capital stock or other Equity Interests, any Company Stock Rights, any capital stock of or Equity Interests in any Group Subsidiary or any Subsidiary Stock Rights, other than issuances, deliveries, sales or transfers of capital stock or other Equity Interests of any Group Subsidiary to another Business Group Member in accordance with the Reorganization Plan;

(iv) in the case of the Group Companies and the Non-Controlled JVs only, declare or pay any dividend or make any other distribution to its equityholders; provided, however, that (A) dividends and distributions may be made by any Group Company or Non-Controlled JV to another Group Company, (B) any Non-Controlled JV may pay any dividend or distribution that it is required by the terms of its Joint Venture Agreement or other organizational documents to pay or make, (C) dividends and distributions of cash may be made by the Transferred Company to Seller or a Subsidiary of Seller prior to the Reference Time, (D) distributions may be made by the Transferred Company to Seller or a Subsidiary of Seller prior to the Reference Time to pay off intercompany indebtedness required by Section 5.13 or Section 5.21 and (E) distributions may be made in connection with the Pre-Closing Reorganization pursuant to Section 5.17;

(v) except as may be required under applicable Law or any Benefit Plan or Business Collective Bargaining Agreement as in effect as of the date of this Agreement or entered into after the date of this Agreement in compliance with this Agreement, (1) become party to, establish, adopt, commence participation in, terminate or amend any Benefit Plan, if such action would result in a material increase in costs to Purchaser or any Business Group Member on or after the Closing Date, (2) grant any increase in compensation, base salary, wages, bonuses or incentive compensation, pension, welfare, fringe or other benefits, severance or termination pay to any Business Employee or individual independent contractor of the Business Group, other than increases in the ordinary course of business consistent with past practice in connection with (x) annual base salary increases, (y) promotions based on job performance or (z) other workplace requirements, in each case, that do not exceed 10% individually for such Business Employees or individual independent contractor of the Business Group, as applicable, whose annual base compensation is $200,000 or less, (3) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation to any Business Employee or individual independent contractor of the Business Group under any Benefit Plan, (4) grant any new equity or equity-based awards to any Business Employee or individual independent contractor of the Business Group under any Benefit Plan, (5) amend or modify any outstanding equity or equity-based award held by any Business Employee or individual independent contractor of the Business Group under any Benefit Plan, (6) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Assumed Benefit Plan, (7) enter into, amend, or terminate any Business Collective Bargaining Agreement or other agreement with a labor union, works council, or similar organization, (8) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, (9) forgive any loans, or issue any loans to any Business Employee or individual independent contractor of the Business Group, (10) hire or engage any new Business Employee or individual independent contractor of the Business Group, or terminate the employment or engagement of a Business Employee or individual independent contractor of the Business Group if, in each case, such Business Employee or individual independent contractor receives or will receive annual base compensation of $200,000 or more, or is or will be employed in a position at or above grade level 20, 21 and 22, other than (x) hires or engagements to replace a departed employee or individual independent contractor, in each case, in the ordinary course of business and consistent with past practice or (y) terminations for cause (as determined by Seller consistent with past practice), provided, that no employees of Seller who are not

Business Employees as of the date hereof can become Business Employees without the consent of Purchaser, or (11) plan, implement, or announce any material employee layoffs, plant closings, reductions-in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes with respect to Business Employees;

(vi) create, incur, assume or guarantee any indebtedness of the type described in clauses (i)-(vi) of the definition of Indebtedness in an aggregate principal amount in excess of $1,000,000 at any time outstanding other than such Indebtedness (A) as will be repaid and extinguished at or prior to the Closing, (B) that is owed by any Group Company to any other Group Company, as applicable, or (C) incurred in accordance with the China Working Capital Facility that does not exceed $5,000,000 in aggregate principal amount at any time outstanding;

(vii) permit Business Assets to become subject to any Lien (other than any Permitted Lien);

(viii) loan or advance any amount to, make any capital contributions to, or enter into any agreement or arrangement with, any Person, except for (x) transactions between or among the Group Companies in the ordinary course of business, and (y) contributions to any Non-Controlled JV or Joint Venture Entity as required by the terms of such entity’s joint venture agreement and organizational documents;

(ix) make any change in any method of financial accounting or financial accounting practice or policy other than those required by GAAP or other applicable accounting standards (or any interpretation thereof) or required by applicable Law;

(x) (A) make, change, or revoke any material election in respect of Taxes, (B) adopt or change a Tax accounting period or method, (C) file any material amended Tax Return, (D) enter into any closing agreement with respect to a material amount of Taxes, (E) waive any claim for refund or credit of material Taxes, (F) enter into agreement or settlement with a Taxing Authority with respect to a material amount of Taxes, (G) surrender any right to claim a material Tax refund, or (H) consent to the extension or waiver of the limitations period applicable to any audit, examination or Proceeding relating to material Taxes;

(xi) acquire, by merging or consolidating with, or by purchasing a substantial portion of the properties or assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or lease any properties or assets, in each case, with a value in excess of $1,000,000 individually or $5,000,000 in the aggregate, other than (A) the acquisition of current assets in the ordinary course of business and consistent with past practice or (B) subject to Section 5.01(a)(xvi), renewals of existing Leases in the ordinary course of business and consistent with past practice;

(xii) sell, lease (as lessor), sublease (as sublessor), license (as licensor) or otherwise dispose of any real property or tangible asset that is material, individually or in the aggregate with other like real property or tangible assets then being sold, leased, subleased, licensed or disposed, to the Business (including the Transferred Assets), except for any sale or disposal in the ordinary course of business and consistent with past practice;

(xiii) abandon, terminate, release, allow to lapse or fail to maintain any material Business Intellectual Property;

(xiv) sell, transfer, assign, lease, convey, covenant not to assert or grant any license or sublicense to any Person of or with respect to any material Business Intellectual Property, other than (A) the grant of non-exclusive licenses pursuant to written license agreements in the ordinary course of business consistent with past practice and (B) any such transfer, assignment or grant that may be required pursuant to a Material Contract; or disclose any material Trade Secrets of the Business Group Members or, to the extent within the control of Seller, the Non-Controlled JVs, in each case to any third party (other than pursuant to protective nondisclosure agreements);

(xv) adopt or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi) (A) enter into any Contract (1) that would have been required to be set forth in Section 3.09 of the Seller Disclosure Letter if it were in effect on the date hereof, (2) that is a Material Lease or (3) that provides for the supply of base oil or additives to the Business for a period in excess of one year without a right of termination at will (without penalty and upon no more than 90 days’ prior notice) in favor of the Business Group Member party thereto; or (B) modify, amend, terminate, cancel, extend or grant any Consent or waiver under any (1) Material Contract or (2) Contract that provides for the supply of base oil or additives to the Business, in each case of clause (1) and (2), other than (x) any automatic renewal for a period of no longer than one year or expiration in accordance with the terms of such Contract or (y) in the ordinary course of business consistent with past practice, provided that, any extension or additional term of any Contract agreed to in accordance with this clause (y) shall provide for a right of termination at will (without penalty and upon no more than 90 days’ prior notice) in favor of the Business Group Member party thereto, or (C) modify, amend or extend any Material Lease other than any automatic renewal in accordance with the terms of such Material Lease;

(xvii) compromise, settle or agree to settle any material Proceeding involving a Business Group Member or the Business (or, to the extent within the control of Seller, a Non-Controlled JV), the Business Assets or the Assumed Liabilities (other than any compromise, settlement or agreement that imposes an aggregate monetary obligation, in the aggregate, of less than $1,000,000; provided that (1) no non-monetary obligations (other than customary confidentiality obligations) are imposed on any Business Group Member (or, to the extent within the control of Seller, a Non-Controlled JV) and (2) no Business Group Member (or, to the extent within the control of Seller, Non-Controlled JV) admits to any wrongdoing);

(xviii) make any capital expenditures in excess of $1,000,000 individually, or $5,000,000 in the aggregate, except as set forth in the budget set forth in Section 5.01(a)(xviii) of the Seller Disclosure Letter;

(xix) make a material change (or, with respect to the time period after the Reference Time through the Closing, any change, whether or not material) in cash management or working capital practices or policies, including with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(xx) other than in the ordinary course of business, cancel or forgive any material Indebtedness owed to any Group Company, other than Indebtedness for borrowed money of any Group Company or Indebtedness for borrowed money of any Group Company owed to another Group Company; or

(xxi) agree or commit, whether in writing or otherwise, to do any of the foregoing.

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing contained in this Agreement or any other Transaction Agreement shall prevent Seller, its Affiliates or any Business Group Member, following reasonable consultation with Purchaser, from taking any action or failing to take any action (1) in response to COVID-19 or COVID-19 Measures, in each case, to the extent reasonably necessary to mitigate a proximate risk to health and human safety and to the extent reasonably consistent with any such actions (or omissions) as Seller, its Affiliates or any Business Group Member has taken in response thereto prior to the date hereof and (2) in response to COVID-19 Measures, in each case, to the extent reasonably necessary to comply with such COVID-19 Measures, taking into account (x) the scope and duration of such act or failure to act and (y) the actions being taken by companies that are similarly situated and that operate in similar industries in response to COVID-19 Measures.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing contained in this Agreement or any other Transaction Agreement shall in any event limit or restrict any actions or failure to take actions by Seller or any of its Affiliates (other than the Business Group Members) with respect to any matter to the extent unrelated to the Business.

Section 5.02 Access to Information. From the date of this Agreement to the Closing, Seller shall cause each Business Group Member to afford to Purchaser and its accountants, counsel and other representatives and Lenders reasonable access, upon reasonable notice during normal business hours, to all the personnel, auditors, properties, books, Contracts, Tax Returns and records of each Business Group Member and the Business (subject to customary access letters) and, during such period, shall furnish to Purchaser any information concerning any Business Group Member and the Business as Purchaser may reasonably request (other than any of the foregoing to the extent related to the negotiation and execution of this Agreement or any proposals from other parties relating to any competing or alternative transactions); provided, however, that Purchaser and its accountants, counsel and other representatives and Lenders shall conduct any such permitted activities in such a manner as not to interfere unreasonably with the business or operations of any Business Group Member; provided further, however, that (i) no Business Group Member shall be required to provide such access if Seller determines, in its reasonable judgment, that doing so could (A) violate applicable Law, an applicable Judgment or a

Material Contract or (B) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege (it being understood that Seller and the Business Group Members shall use commercially reasonable efforts to provide such access in a manner that does not violate any such Law, Judgment or Contract or jeopardize any such privilege or protection) and (ii) such access shall not include any Phase II environmental investigations or any other environmental testing or sampling of, at or under any Owned Real Property or Leased Real Property by or on behalf of Purchaser, its accountants, counsel or its other representatives or Lenders. All requests for information made pursuant to this Section 5.02 shall be directed to the executive officer or other Person designated by Seller. Nothing in this Section 5.02 or elsewhere in this Agreement shall be construed to require Seller or any of its Representatives to prepare any reports, analyses, appraisals or opinions that are not readily available (it being understood that Seller shall not be required to prepare any financial projections, forecasts or any other prospective or pro forma financial information). No review or investigation by Purchaser or its representatives pursuant to this Section 5.02 or otherwise shall operate as a waiver or otherwise affect the representations and warranties made by Seller pursuant to this Agreement or the remedies of Purchaser for breaches of those representations and warranties. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, Purchaser agrees that it shall not have any right to access to Personal Information in the possession of Seller or any Subsidiary of Seller that does not relate to the business, operations, assets, properties or liabilities of the Business.

Section 5.03 Confidentiality. Purchaser agrees that the information being provided to it in connection with the Transactions (including the terms of the Transaction Agreements and the contents of the Seller Disclosure Letter) will remain subject to the terms of the confidentiality agreement, dated as of February 20, 2022, between Purchaser or an Affiliate of Purchaser and Seller (the “Confidentiality Agreement”). Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business; provided, however, that Purchaser agrees that any and all other information provided to it or any of its Affiliates, or any of their respective representatives, by Seller or any of its Affiliates, or any of their respective representatives, shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing, and Purchaser shall otherwise comply with the Confidentiality Agreement in accordance with its terms (including with respect to the non-solicitation of employees but only to the extent they are not Business Employees). Effective upon the Closing, Seller shall use commercially reasonable efforts to cause any confidentiality agreements entered into between Seller or the Group Companies or any of their respective Affiliates, on the one hand, and any potential purchaser in a proposed transaction similar to the Transactions, on the other hand, to be assigned to the Group Companies, such that the Group Companies and their Affiliates receive the benefit of, and full right to enforce, such confidentiality agreements from and after the Closing.

Section 5.04 Efforts to Consummate the Transactions.

(a) On the terms and subject to the conditions of this Agreement, Seller and Purchaser shall each use its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to cause the Closing to occur as promptly as practicable, including, subject to Section 5.04(b) and Section 5.04(e), taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing. Seller and Purchaser shall not, and shall not permit any of their respective Affiliates to, take any action (including acquiring or making any investment in any Person or any division or assets thereof) that would, or would reasonably be expected to, result in a delay beyond the then-effective Outside Date in the satisfaction of any of the conditions set forth in Article VI or any of such conditions not being satisfied.

(b) Each of Seller and Purchaser shall (and shall cause their respective Affiliates to) as promptly as practicable file with the appropriate Governmental Entities any notices and applications necessary to obtain clearance under any applicable Laws for the consummation of the Transactions, including the Required Regulatory Approvals; provided that, without limiting the generality of the foregoing, each of Seller and Purchaser agrees to make (or cause its applicable Affiliates to make) an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino-Antitrust Improvements Act of 1976, as amended, with respect to the Transactions within 10 Business Days following the date hereof. Any such filings shall be in compliance with the requirements of such Laws. The filings shall be made by Purchaser on behalf of all parties involved (except to the extent not permitted under applicable Law or the other parties are under an obligation to make a separate filing); provided, that the prior written approval of Seller shall be required for filings made by Purchaser on behalf Seller where Seller is obligated to make a filing. Seller and Purchaser shall (and shall cause their respective Affiliates and other Controlling Persons to) furnish each other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under such Laws. Subject to Section 5.03 and Section 5.14 and to the extent not prohibited by applicable Law, Seller and Purchaser shall (and shall cause their respective Affiliates and other Controlling Persons to) keep each other apprised of the status of any substantive communications with, and any inquiries or requests for additional or supplemental information from, any such Governmental Entities and shall (and shall cause their respective Affiliates and other Controlling Persons to) comply promptly with any such inquiry or request and shall (and shall cause their respective Affiliates and other Controlling Persons to) promptly provide any additional or supplemental information requested in connection with any filings made hereunder pursuant to such Laws. Any such additional or supplemental information shall be in compliance with the requirements of such Laws. Each of Seller and Purchaser shall (and shall cause its respective Affiliates to) use its reasonable best efforts to obtain any clearance required under such Laws for the consummation of the Transactions (including the expiration or early termination of any applicable waiting period) as promptly as practicable. Neither Seller nor Purchaser shall (nor shall permit any of their Affiliates to) consent to any voluntary delay of the Closing, withdrawal of any applicable submission or filing or extension of any applicable waiting period at the behest of any Governmental Entity without the consent of the other. To the extent Purchaser is required to cause Saudi Arabian Oil Company, a joint stock company established under the laws of the Kingdom of Saudi Arabia, or any other Person that directly or indirectly Controls Purchaser to take any action under this Section 5.04, and fails to do so as and when required by this Section 5.04, Purchaser shall be deemed to be in breach of its obligations under this Section 5.04.

(c) For purposes of this Section 5.04, the “reasonable best efforts” of Purchaser shall include (A) contesting and resisting any Proceeding instituted (or threatened to be instituted) challenging the Transactions as violative of any Law, (B) attempting to have made inapplicable any applicable Law, and to have vacated, lifted, reversed or overturned any Judgment or temporary, preliminary or permanent injunction or other restraint or prohibition (an “Injunction”), that is enacted, entered, promulgated or enforced by a Governmental Entity that would make the

Transactions illegal or would otherwise prohibit the consummation of the Transactions or delay the consummation of the Transactions past the then-effective Outside Date, (C) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses, product lines, assets or operations of the Group Companies or any of the Transferred Assets (but not, for the avoidance of doubt, any other business, product lines, assets or operations of Purchaser, any Controlling Person of Purchaser, or its and their respective Affiliates), (D) conducting the Business (including the management or governance of the Transferred Company and its Subsidiaries) in a specified manner, or proposing and agreeing or permitting to conduct the Business (including the management or governance of the Transferred Company and its Subsidiaries) in a specified manner, including by agreeing to undertakings required by a Governmental Entity, in a national security agreement or otherwise, that it or any of its Affiliates or any Group Company will take, or refrain from taking, any action with respect to the Business, and (E) otherwise taking or committing to take actions that after the Closing Date would limit Purchaser’s or its Affiliates’ ability to retain, manage, govern or freely operate the Business (provided, however, that neither Parent nor any of its Controlling Persons shall be required to implement or agree to a voting trust, proxy agreement or substantially similar arrangement in respect of the governance of Parent or any of its Controlling Persons), in each case, to the extent necessary to obtain any clearance required under applicable Laws for the consummation of the Transactions or to resolve any objections or avoid or eliminate any impediments to the consummation of the Transactions (the actions described in clauses (A), (B), (C), (D) and (E), the “Remedy Actions”), provided, however, that the effectiveness of any such Remedy Action shall be conditioned upon the Closing, and provided further that nothing in this Section 5.04 shall require Purchaser or any of its Affiliates or other Controlling Persons to take any action that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of (i) the Business, taken as a whole, (ii) Parent and its Subsidiaries (after Closing, excluding the Group Companies), taken as a whole, or (iii) Purchaser and its Affiliates (after Closing, other than the Group Companies), taken as a whole. For the avoidance of doubt and notwithstanding anything to the contrary in this Section 5.04 or any other provision of this Agreement, neither Seller nor any of its Affiliates (other than any Group Company effective upon the Closing) shall be required to sell, divest, dispose of or enter into any other arrangements or take any other Remedy Action with respect to, their businesses, product lines, assets or operations pursuant to this or any other provision of this Agreement, and the “reasonable best efforts” of Seller shall not include taking any of the Remedy Actions.

(d) Without limiting the generality of anything contained in this Section 5.04, Seller and Purchaser shall (and shall cause their respective Affiliates to), subject to Section 5.03 and Section 5.14 and to the extent permitted by applicable Law, (i) give each other prompt notice of the making or commencement of any request, inquiry or Proceeding by or before any Governmental Entity with respect to the Transactions, (ii) keep each other reasonably informed as to the status of any such request, inquiry or Proceeding, (iii) promptly inform each other of any substantive communication (and provide each other with copies of all written substantive communications) to or from any Governmental Entity regarding the Transactions, (iv) consult and cooperate with each other in good faith in connection with any meetings or oral substantive communications, formal or informal, with any Governmental Entity in connection with the Transactions and provide each other with advance notice and an opportunity to attend and participate in all such meetings and oral substantive communications and (v) consult and cooperate with each other in good faith in connection with, and provide each other with reasonable advance opportunity to review and comment upon (and each will consider in good faith the views of the other in connection with), any filing, registration, declaration, notice, analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other substantive communication, oral or written, made or submitted to any Governmental Entity regarding the Transactions. Notwithstanding anything to the contrary set forth in this Section 5.04, Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Agreement as “outside counsel only.” Such designated materials and any materials provided by Purchaser to Seller or by Seller to Purchaser pursuant to this Section 5.04, and the information contained therein, shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be); it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.

(e) Purchaser and Seller shall prepare and submit a declaration to CFIUS pursuant to the DPA with respect to the Transactions (the “CFIUS Filing”) as soon as practicable after the date of this Agreement. Without limiting the generality of anything contained in this Section 5.04, from the date of this Agreement to the Closing, Purchaser and Seller agree to, and to cause their Affiliates and other Controlling Persons to, provide CFIUS with any additional or supplemental information requested in writing by CFIUS in connection with its assessment, review or investigation of the Transactions as promptly as practicable and in any event within the time required by CFIUS, including pursuant to any extension permitted by CFIUS. If, following its assessment of the CFIUS Filing, CFIUS requests in writing that Purchaser and Seller file a written notice with CFIUS pursuant to the DPA with respect to the Transactions, Purchaser and Seller shall do so jointly as promptly as practicable in accordance with the terms of this Agreement, including this Section 5.04(e). In the event that Purchaser and Seller file a written notice with CFIUS pursuant to the DPA with respect to the Transactions, Purchaser shall pay the related filing fee.

(f) The Purchaser shall, as soon as practicable after the date of this Agreement, prepare and submit via the online FIRB Application Portal an application (the “FIRB Application”), and the Seller shall provide all reasonable assistance to the Purchaser in preparing and submitting the FIRB Application, notifying the Treasurer of the Commonwealth of Australia (the “Australian Treasurer”) under section 81 of the FATA of the Transactions contemplated by this Agreement and seeking confirmation from the Australian Treasurer (in the form of written advice that there is no objection by the Australian Treasurer under the FATA) that the Commonwealth Government has no objection to the Transactions that require mandatory FIRB Approval, with the form of the FIRB Application to be mutually agreed between the parties. Without limiting the generality of anything contained in this Section 5.04, from the date of this Agreement to the Closing, Purchaser and Seller agree to, and to cause their Affiliates and other Controlling Persons to, provide FIRB with any additional or supplemental information requested in writing by FIRB in connection with its assessment, review or investigation of the Transactions as promptly as practicable and in any event within the time requested by FIRB. Purchaser shall pay the related filing fee.

(g) Nothing in this Agreement shall (i) apply to or restrict communications or other actions by any Business Group Member with or with respect to Governmental Entities in connection with its business in the ordinary course of business or (ii) give Purchaser, directly or indirectly, the right to control or direct the operations of any Business Group Member prior to the Closing.

(h) Prior to the Closing, each party shall, and shall cause its Affiliates to, use its reasonable best efforts (at its own expense) to obtain, and to cooperate in obtaining, all Consents from Persons (other than any Governmental Entity) necessary or appropriate to permit the consummation of the Transactions; provided, however, that the parties (and their Affiliates) shall not be required to pay or commit to pay any amount to (or incur any obligation or grant any concession in favor of) any such Person (other than the reimbursement of such Person’s reasonable expenses in connection with obtaining such Consent).

(i) Prior to the Closing, Seller shall (and shall cause its Affiliates to) use commercially reasonable efforts to obtain, at or prior to Closing, the consents, waivers and amendments described in Section 6.02(d) of the Seller Disclosure Letter, it being agreed that the effectiveness of such consents, waivers and amendments may be conditioned on the Closing.

Section 5.05 Expenses. Whether or not the Closing takes place, except as expressly set forth in any other provision of this Agreement or the other Transaction Agreements, all costs and expenses incurred in connection with this Agreement, the other Transaction Agreements and the Transactions shall be paid by the party incurring such costs and expenses.

Section 5.06 Employee Matters.

(a) For a period of 12 months following the Closing Date (or for such longer period as required by applicable Law), Purchaser shall, or shall cause its Affiliates to, provide to each Business Employee who is employed by any Group Company as of the Closing Date (each such Business Employee a “Continuing Employee”), (i) a base salary or wages (as applicable) no less favorable than those provided to such Continuing Employee immediately prior to the Closing Date, (ii) variable pay and short- and long-term incentive compensation opportunities (including equity-based compensation opportunities, it being understood that the value attributable to equity or equity-based awards may be delivered by Purchaser in the form of cash-based awards), in each case, no less favorable in the aggregate than to those provided to such Continuing Employee immediately prior to the Closing Date, (iii) other employee benefits (excluding equity-based compensation opportunities, defined benefit pension plans and post-employment health and life insurance benefits other than those required by applicable Law) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Closing Date and (iv) other terms and conditions of employment required by applicable Law. As of immediately following the Closing Date, Purchaser shall, or shall cause its Affiliates to, provide to each Continuing Employee a position (A) that is comparable to the type of position held by the applicable Continuing Employee immediately prior to the Closing Date and (B) at a geographic location that is within 40 miles of such Continuing Employee’s place of work immediately prior to the Closing Date (excluding, for purposes of clause (B), any Continuing Employee who primarily works remotely as of immediately prior to the Closing Date), except in each case of clauses (A) and (B), a Continuing Employee who otherwise consents to any such changes in position or location, or any Continuing Employee who voluntarily resigns or is terminated for cause. In addition, Purchaser shall, or shall cause its Affiliates to, provide to each Continuing Employee, whose employment is terminated prior to the eighteen-month anniversary of the Closing Date, severance and termination benefits at the level and on the same terms that would have been applicable to such Continuing Employee under the relevant severance and termination benefit plans, programs, policies, agreements or arrangements of any Business Group Member as in effect as of immediately prior to the Closing Date, taking into account such Continuing Employee’s service with Seller and its Affiliates (including any Business Group Member) and any of their respective predecessors prior to the Closing Date, as well as service with Purchaser and its Affiliates following the Closing Date. Effective as of the Closing, each Continuing Employee shall cease to participate in any Benefit Plan sponsored by Seller (other than any Assumed Benefit Plan) as an active employee. Notwithstanding the foregoing, Continuing Employees who are subject to a Business Collective Bargaining Agreement shall be governed by the terms of the applicable Business Collective Bargaining Agreement and Purchaser shall provide or cause its Affiliates (including, after the Closing, any Group Company) to provide to each such Continuing Employee the compensation and benefits required under the terms of the applicable Business Collective Bargaining Agreement, subject to effects bargaining as contemplated by Section 5.06(n).

(b) From and after the Closing Date, Purchaser shall, or shall cause each Group Company or Purchaser’s other Affiliates to, (i) honor all obligations under the Assumed Benefit Plans in accordance with their terms as in effect immediately prior to the Closing, provided that nothing shall prevent Purchaser or any Group Company from, following the Closing, terminating or amending any such plan at any time consistent with Purchaser’s obligations under this Section 5.06, (ii) recognize and honor all of each Continuing Employee’s accrued and unused vacation and other paid time-off benefits consistent with the terms of the vacation or similar policies of the Business Group Member applicable to such Continuing Employee as in effect immediately prior to the Closing, and (iii) pay all cash bonuses and commissions that are payable to Continuing Employees with respect to the fiscal year in which the Closing occurs under the bonus or commission plans or arrangements of Seller and its Affiliates or the Business Group Member, including, to the extent earned, bonuses or commissions accrued before the Closing Date, provided the determination by the Seller and its Affiliates of the amount of any such cash bonuses and commissions shall be made in the ordinary course of business consistent with past practice, in the case of clause (iii), in accordance with the terms of the applicable bonus and commission plans or arrangements. Seller shall reimburse Purchaser for the amount of such bonuses or commissions paid to Continuing Employees and attributable to the portion of the performance period ending on the Closing Date, including the amount of any employer contributions and the employer portions of any payroll, social security, unemployment, or other Taxes payable in connection with such payments; provided that the amount of such reimbursed bonuses and commission shall equal the amount that is accrued by Seller with respect to such bonuses or commissions as of immediately prior to the Closing, which accrual shall be based on the actual performance as of such date under the relevant plans and arrangements as if such performance continued throughout the relevant plan or arrangement period. Seller shall reimburse Purchaser for such amounts within 30 days following receipt from Purchaser of an invoice indicating the amount of such payments, along with other supporting documentation as reasonably requested by Seller.

(c) From and after the Closing Date, Purchaser shall, or shall cause each Group Company or Purchaser’s other Affiliates to use commercially reasonable efforts to, recognize for all purposes under all plans, programs and arrangements established or maintained by Purchaser or any of its Affiliates (including, after the Closing, any Group Company) and in which the Continuing Employees are eligible to participate, each Continuing Employee’s service with Seller and its Affiliates (including any Business Group Member) and any of their respective predecessors prior to the Closing Date as if such service were with Purchaser or its Affiliates and to the same extent such service was recognized by Seller or its Affiliates prior to the Closing Date, including for purposes of eligibility, vesting and benefit levels; provided that no such recognition of service shall be required (i) to the extent that it would result in a duplication of benefits and (ii) for purposes of any retiree medical or life benefit or any defined benefit pension plan (other than as required by applicable Law).

(d) (i) From and after the Closing Date, except as expressly provided herein, Purchaser shall or shall cause the applicable Group Company or one of Purchaser’s other Affiliates to, assume, and indemnify and hold harmless Seller and its Affiliates from, all employment, labor, compensation, pension, employee welfare and employee benefits related liabilities, obligations, commitments, claims and losses relating to each (A) Continuing Employee or individual independent contractor of the Business Group (or any dependent or beneficiary thereof) whether arising, before, on or after the Closing, and (B) Assumed Benefit Plan (such liabilities, obligations, commitments, claims and losses, the “Transferred HR Liabilities”).

(i) Except as specifically provided in this Agreement (including with respect to the Transferred HR Liabilities), neither Purchaser nor any of its Affiliates shall assume or be obligated to pay, perform or otherwise discharge, and Seller and its Affiliates, as the case may be, will remain liable to pay, perform and discharge when due, and indemnify and hold harmless Purchaser and its Affiliates from, all employment, labor, compensation, pension, employee welfare and employee benefits related liabilities, obligations, commitments, claims and losses, including with respect to any Benefit Plan (other than an Assumed Benefit Plan), relating to each employee of Seller and its Affiliates (or any dependent or beneficiary of any such employee) other than the Continuing Employees (and their dependents and beneficiaries) or individual independent contractors of the Business Group, that arise out of an event or events that occur at any time.

(ii) Except as specifically provided in this Agreement (including with respect to the Assumed Benefit Plans), nothing in this Agreement shall require Seller or any of its Affiliates to transfer assets or reserves with respect to its health or welfare plans to Purchaser or any of its Affiliates.

(e) As soon as reasonably practicable on or following the Closing Date, Purchaser shall, or shall cause the applicable Group Company or Purchaser’s other Affiliates to, have in effect one or more defined contribution plans that each include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (each, a “401(k) Plan”) that will provide benefits to Continuing Employees participating in Seller’s 401(k) Plan as of the Closing Date (“Seller’s 401(k) Plan”) including employer basic retirement and safe harbor employer matching contributions at a level equivalent to such contributions provided under Seller’s 401(k) Plan. Each Continuing Employee who participates in Seller’s 401(k) Plan as soon as reasonably practicable on or following the Closing Date shall become a participant in Purchaser’s 401(k) Plan as of the Closing Date. Purchaser agrees to cause Purchaser’s 401(k) Plan to allow each such Continuing Employee to make a “direct rollover” to Purchaser’s 401(k) Plan of the account balances of such Continuing Employee (including a direct in-kind rollover of promissory notes evidencing any outstanding loans) under Seller’s 401(k) Plan if such direct rollover is elected in accordance with applicable Law by such Continuing Employee. Prior to the Closing Date, Seller shall take all actions as may be required, including if necessary, amendments to the Seller’s 401(k) Plan, to permit each Continuing Employee to make a “direct rollover” to Purchaser’s 401(k) Plan. To the extent there are loans under the Seller’s 401(k) Plan outstanding with respect to any Continuing Employees, that Purchaser will allow to be rolled over to the Purchaser 401(k) Plan, the Seller shall take such actions as are reasonably necessary to ensure that such loans will not default as a result of the Transactions or the rollover.

(f) Any such rollover will be subject to such administrative rules and procedures applicable to Purchaser’s 401(k) Plan, receipt of documents evidencing the loan, the good standing of the loan at the time of the rollover, the terms of the Purchaser 401(k) Plan, and receipt of a timely participant election.

(g) Purchaser shall offer employment, effective as of 12:01 a.m., local time, on the date of the expiration of the Transition Services Agreement (the “Transfer Time”), to all Business Employees set forth on Section 5.06(g) of the Seller Disclosure Letter (each such Business Employee, an “Offer Employee”), which Seller may supplement or update from time to time prior to the expiration of the Transition Services Agreement with Purchaser’s prior written consent; provided that, in the event Purchaser and its Affiliates (including, following the Closing, the Group Companies) fail to make an offer of employment to an Offer Employee who is a participant under Seller’s 2022 Enhanced Severance Plan, which triggers severance payments and obligations under such plan, then, Purchaser shall reimburse Seller for the cost of any severance payments or other separation benefits (including the employer-paid portion of any employment taxes) paid by Seller to such Offer Employee. Purchaser shall reimburse Seller for such amounts within 30 days following receipt from Seller of an invoice indicating the amount of such payments (including the employer-paid portion of any employment taxes), along with other supporting documentation as reasonably requested by Purchaser. Notwithstanding the foregoing, to the extent permitted by applicable Law, a Business Employee who is on a leave of absence (including medical leave, military leave, workers compensation leave and short-term or long-term disability) or vacation who does not return to work within nine months of the Closing Date shall not be an Offer Employee unless otherwise mutually agreed by the Purchaser and Seller. Purchaser shall provide each Offer Employee with an offer of employment and employment terms in accordance with Purchaser’s covenants in this Section 5.06, and, for the avoidance of doubt, such offer shall only be contingent on the Closing and the Offer Employee’s continued employment with the Seller as of immediately prior to the Transfer Time. Each Offer Employee who becomes an employee of Purchaser by acceptance of Purchaser’s offer of employment shall be treated as a Continuing Employee. Nothing herein shall be construed as a representation, warranty, covenant or guarantee by Seller that some or all of the Offer Employees will accept the offer of employment from Purchaser.

(h) Purchaser shall, or shall cause its Affiliates (including, following the Closing, any Group Company) to use commercially reasonable efforts to, (A) waive any pre- existing condition, exclusion, limitation, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Purchaser or any of its Affiliates (including, after the Closing, any Group Company) for the benefit of Continuing Employees (including their respective dependents and beneficiaries, if any), except to the extent such pre-existing condition, exclusion, limitation, requirement or waiting period would have been applicable to Continuing Employees (including their respective dependents and beneficiaries, if any) under a similar Benefit Plan or any plan, program, agreement, arrangement or understanding that is required by applicable Laws immediately prior to the Closing and (B) provide credit for any co-payments, deductibles or similar out-of-pocket payments made or incurred by Continuing Employees (including their respective dependents and beneficiaries, if any) prior to the Closing Date for the plan year in which the Closing occurs to the extent credit is applicable under a comparable plan of Seller.

(i) Seller shall be, or shall cause its Affiliates to be, responsible for the following under any Benefit Plan that is not an Assumed Benefit Plan: (A) all medical, dental and prescription drug claims for expenses incurred by any Continuing Employee or his or her dependents, (B) all claims for short-term and long-term disability income benefits incurred by any Continuing Employee and (C) all claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Continuing Employee, in each case, prior to the Closing. Purchaser shall be, or shall cause its Affiliates to be, responsible for all (x) medical, dental and prescription drug claims for expenses incurred by any Continuing Employee or his or her dependents or beneficiaries, if any, (y) claims for short-term and long-term disability income benefits incurred by any Continuing Employee and (z) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Continuing Employee, in each case, at any time under any Assumed Benefit Plan and, other than under an Assumed Benefit Plan, on or after the Closing. Except in the event of any claim for workers compensation benefits, for purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (1) medical, vision, dental and/or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits and (2) short and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits.

(j) With respect to Continuing Employees who are primarily located in the U.S. and Canada, a Workers’ Compensation Claim shall be covered (A) under a workers’ compensation program of Seller or its Affiliates if the applicable Workers’ Compensation Event occurred on or prior to the Closing and (B) under a workers’ compensation program of Purchaser or its Affiliates if the applicable Workers’ Compensation Event occurs after the Closing; provided, that a Workers’ Compensation Event that arises from a repetitive activity that occurs over a period both preceding and following the Closing shall be deemed to occur on the date that the applicable Continuing Employee first seeks medical treatment with respect to such Workers’ Compensation Event.

(k) Except as otherwise required by applicable Law, (A) Seller shall retain all plans (and liabilities and obligations thereunder) set forth in Section 5.06(k)(A) of the Seller Disclosure Letter and shall make payments with respect to such plans when any amounts become due and payable in accordance with their terms and (B) Purchaser or its Affiliates shall assume all plans (and liabilities and obligations thereunder) set forth in Section 5.06(k)(B) of the Seller Disclosure Letter as of the Closing Date and shall make payments with respect to such plans when any amounts become due and payable in accordance with their terms.

(l) Effective as of the Closing Date, Purchaser or any of its Affiliates shall assume all liabilities and obligations attributable to Continuing Employees under each plan set forth in Section 5.06(l) of the Seller Disclosure Letter (the “Seller Deferred Compensation Plans”) and shall establish or cause to be established nonqualified deferred compensation plans (the “Purchaser Deferred Compensation Plans”) for the benefit of Continuing Employees that participate in such plans immediately prior to the Closing Date (the “Participating Business Employees”). The terms of the Purchaser Deferred Compensation Plans shall be substantially similar to the terms of the Seller Deferred Compensation Plans, except that the plan sponsor and plan administrator of the Purchaser Deferred Compensation Plans shall be Purchaser or one of its Affiliates. All balances to the credit of the Participating Business Employees under the applicable Seller Deferred Compensation Plan shall be credited to the accounts of such individuals under the applicable Purchaser Deferred Compensation Plan as of the Closing Date. All elections made by the Participating Business Employees under the applicable Seller Deferred Compensation Plan shall remain in effect under the applicable Purchaser Deferred Compensation Plan, unless and until such elections are changed in accordance with Section 409A of the Code and the terms of the applicable Purchaser Deferred Compensation Plan. Purchaser and Seller acknowledge that none of the Transactions shall trigger a payment or distribution of compensation under the Seller Deferred Compensation Plans or Purchaser Deferred Compensation Plans for any Participating Business Employees and, consequently, the payment or distribution of any compensation to which any such individual is entitled under such plans will occur in accordance with such individual’s deferral election or at such other time as provided pursuant to the terms of the applicable plan. Nothing in this Agreement shall require Seller or any of its Affiliates or the Seller Deferred Compensation Plans to transfer assets or reserves with respect to the Seller Deferred Compensation Plans to Purchaser or any of its Affiliates or the Purchaser Deferred Compensation Plans.

(m) As soon as reasonably practicable following the Closing Date, Purchaser shall, or shall cause its Affiliates (including, following the Closing, any Group Company) to, grant the Continuing Employees cash-based incentive awards with a dollar value equal to the value of any equity grants that are forfeited as a result of the Transactions determined as set forth in the following sentence (the “Forfeited Equity Awards”); provided that any vesting schedule or forfeiture conditions (including any applicable termination protections) imposed by Purchaser on such awards shall be equivalent to the vesting schedule or forfeiture conditions (including any applicable termination protections) in effect with respect to the corresponding Forfeited Equity Awards as of immediately prior to the Closing Date; provided, further, that any performance-based restricted stock units shall be converted into time-based restricted stock units as of the Closing Date in accordance with this Section 5.06(m). For purposes of determining the value of the equity grants that are forfeited as a result of the Transactions, (i) the value of a share of Seller’s common stock underlying each restricted stock unit or stock appreciation right shall be equal to the Seller Trading Price (without regard to the actual value of a share of Seller’s common stock on the date of forfeiture) and (ii) in the case of performance-based restricted stock units, all performance-based goals shall be determined in accordance with the Specified Performance Factor. Seller shall provide Purchaser with a summary of all such performance-based restricted stock units, time-based restricted stock units and stock appreciation rights which are expected to be forfeited by Continuing Employees prior to the Closing Date, including a schedule of each such Forfeited

Equity Award, listing the grantee, the grant type, value, the number of shares, the vesting schedule, and the strike price applicable to each such award. Seller shall reimburse Purchaser for payments made to the Continuing Employees upon vesting of the awards granted pursuant to this Section 5.06(m), including the amount of any employer contributions and the employer portions of any payroll, social security, unemployment, or other Taxes payable in connection with such payments, within 30 days following receipt from Purchaser of an invoice indicating the amount of such payments, along with other supporting documentation as reasonably requested by Seller.

(n) Purchaser and Seller shall, and shall cause their applicable Affiliates to, cooperate to take all steps, on a timely basis, as are required under applicable Law or any Business Collective Bargaining Agreement to notify, consult with, or negotiate the effect, impact, terms or timing of the Transactions with each works council, union, labor board, employee group, or Governmental Entity where so required under applicable Law. Seller shall regularly review with Purchaser the progress of such notifications, consultations and/or negotiations with each works council, union, labor board, employee group and/or Governmental Entity regarding the effect, impact or timing of the Transactions. Purchaser and Seller shall, and shall cause their applicable Affiliates to, comply with all applicable Laws, directives and regulations relating to the Business Employees. Purchaser or its applicable Affiliate shall become a party to any Business Collective Bargaining Agreement with respect to any Continuing Employee; provided that, Purchaser or its applicable Affiliate may replace employee benefit plans sponsored by Seller with alternative plans providing comparable benefits in the aggregate so long as Purchaser commences any discussions with the applicable union in respect of such alternative benefit plans under a Business Collective Bargaining Agreement. In addition, Purchaser shall, or shall cause its Affiliates to, be responsible for all liabilities arising under any Business Collective Bargaining Agreement for actions following the Closing with respect to any Continuing Employee (other than as set forth in this Section 5.06). Purchaser shall, or shall cause its Affiliates to, join any industrial, employer or similar association or federation if membership is required for the currently applicable Business Collective Bargaining Agreement to continue to apply.

(o) Purchaser shall or shall cause its Affiliates to make the retention payments to the Business Employees pursuant to the Assumed Benefit Plans set forth in Section 5.06(o) of the Seller Disclosure Letter in accordance with the terms of such Assumed Benefit Plans as in effect on the Closing Date. Seller shall reimburse Purchaser for the amount of such retention payments actually paid to such Continuing Employees, including the amount of any employer contributions and the employer portions of any payroll, social security, unemployment, or other Taxes payable in connection with such payments, within 30 days following receipt from Purchaser of an invoice indicating the amount of such payments, along with other supporting documentation as reasonably requested by Seller.

(p) Nothing contemplated by this Section 5.06 shall be construed as (i) conferring upon any Person (including any Continuing Employee), other than the parties hereto, any third-party beneficiary rights, other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) establishing, or constituting an amendment, modification or termination of, or an undertaking to amend, establish, modify or terminate, any compensation or benefit plan, program, agreement or arrangement, (iii) requiring Purchaser or any of its Affiliates to be obligated to continue the employment of any Continuing Employee for any period of time after the Closing Date, or (iv) altering or limiting the rights of Purchaser or any of its Affiliates to terminate the employment of any Continuing Employee or to amend, modify or terminate any compensation or employee benefit plan, program, agreement or arrangement.

Section 5.07 Tax Matters.

(a) Tax Returns; Payment of Taxes. Purchaser and Seller agree that:

(i) In the case of any Pre-Closing Separate Return that is required by applicable Law to be filed on or before the Closing Date, Seller shall (x) timely file, or cause to be filed, such Pre-Closing Separate Return with the relevant Taxing Authority and (y) timely pay, or cause to be paid, to the relevant Taxing Authority the amount shown as due on such Pre-Closing Separate Return.

(ii) In the case of any Pre-Closing Separate Return that is required by applicable Law to be filed after the Closing Date, Purchaser shall prepare, or cause to be prepared, such Pre-Closing Separate Return and shall (x) timely file, or cause to be filed, such Pre-Closing Separate Return with the relevant Taxing Authority and (y) timely pay, or cause to be paid, to the relevant Taxing Authority the amount shown as due on such Pre-Closing Separate Return. Notwithstanding anything herein to the contrary, (A) Seller shall prepare all Tax Returns of any Seller Consolidated Group, (B) in no event shall Seller be required to provide any Person with any Tax Return or copy of any Tax Return of (i) Seller or any of its Affiliates (other than the Group Companies and any portions of a Tax Return filed with respect to a Group Company) or (ii) a Seller Consolidated Group (other than a portion of a Tax Return of a Seller Consolidated Group that relates solely to a Group Company), and (C) neither Purchaser nor any of its Affiliates shall have any rights (pursuant to this Section 5.07 or otherwise) with respect to any Proceeding relating to Taxes or any Tax Return of (i) Seller or any of its Affiliates (other than the Group Companies) or (ii) any Seller Consolidated Group.

(b) Cooperation. Seller and Purchaser shall fully and timely cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to fully and timely cooperate, in preparing and filing Tax Returns of any Group Company and conducting any Proceeding relating to Taxes of a Group Company, including by maintaining and making available to each other any records necessary in connection with any Tax Return of a Group Company or any Tax dispute or audit relating to Taxes of a Group Company. Purchaser shall, and shall cause the Group Companies to, (i) retain until 60 calendar days after the expiration of the applicable statute of limitations (or such later date as required by applicable Law) all accounting and Tax records and information that may be relevant to any Tax Return of a Group Company for a Pre-Closing Tax Period and (ii) allow Seller and its Affiliates, agents and representatives, at Seller’s expense and at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records and information as Seller may reasonably deem necessary or appropriate for the completion of applicable Tax Returns from time to time.

(c) Reduction, Refunds and Credits. Seller shall be entitled to retain, or receive prompt payment from Purchaser with respect to, any reduction, refund or credit of Taxes (including, for the avoidance of doubt, overpayments of estimated Taxes) described under Section 8.03(a)(i) through (v) that are actually paid or economically borne by Seller, less any out- of- pocket expenses or Taxes incurred by Purchaser in obtaining such reduction, refund or credit, except to the extent such reduction, refund or credit was specifically reflected in the calculation of Closing Working Capital or Closing Indebtedness, provided that that any refund of Taxes arising as a result of a carryback of a loss having arisen or other Tax benefit having arisen in a period other than a Pre-Closing Tax Period shall be for the account of Purchaser. Purchaser shall be entitled to retain, or receive prompt payment from Seller with respect to, any reduction, refund or credit of Taxes of the Group Companies other than such Taxes described in the first sentence of this Section 5.07(c).

(d) Tax Sharing Agreements. Seller shall cause all Tax sharing or indemnification agreements (other than agreements entered into in the ordinary course of business the primary purpose of which is not the allocation or sharing of Taxes) between or among Seller or any of its Subsidiaries (other than any Group Company), on the one hand, and any Group Company, on the other hand, to terminate on or before the Closing Date.

(e) Section 338 Election. Purchaser shall not make, nor permit its Affiliates to make, any election under Section 338 of the Code (or any analogous provision of state, local or non-U.S. Law) with respect to the sale of any Group Company.

(f) Tax Certificates. The Seller shall deliver to Purchaser at Closing a certificate duly executed and acknowledged IRS Form W-9.

(g) Purchase Price Allocation. The Purchase Price (plus any items to the extent properly taken into account under Section 1060 of the Code) shall be allocated among (i) the Equity Interests of Valvoline International Holdings Inc. and its direct and indirect subsidiaries, in the aggregate, and (ii) the other assets and liabilities of the Transferred Company, in the aggregate, in accordance with the allocation schedule set forth in Section 5.07(g) of the Seller Disclosure Letter (the “Share Allocation”). Within 90 days following Closing, Seller shall deliver to Purchaser, with respect to the amount allocated in the Share Allocation, an allocation among the assets and liabilities described in (ii) above properly treated as acquired for Tax purposes pursuant to this Agreement, in accordance with Section 1060 of the Code and consistent with the methodology set forth in Section 5.07(g) of the Seller Disclosure Letter (the “Asset Allocation”). Purchaser shall have the right to review and raise any objections in writing to the Asset Allocation during the 30-day period after receipt thereof. If Purchaser does not raise any objections in accordance with the procedures set forth in this Section 5.07(g), Purchaser shall be deemed to have agreed to the Asset Allocation and the Asset Allocation shall become the final Asset Allocation. If Purchaser raises an objection in writing in accordance with the procedures set forth in this Section 5.07(g), the parties shall negotiate in good faith to resolve the dispute. If the parties are unable to agree on the Asset Allocation within 30 days after the commencement of such good faith negotiations (or such longer period as Seller and Purchaser may mutually agree in writing), then the Independent Expert shall be engaged to review the Asset Allocation and make a determination resolution of any disputes with respect to the Asset Allocation. The determination of the Independent Expert regarding the Asset Allocation shall be delivered as soon as practicable following the engagement of the Independent Expert, but in no event more than 60 days thereafter, and shall be final, conclusive and binding upon Seller and Purchaser, and Purchaser shall revise the Asset Allocation accordingly. Seller, on the one hand, and Purchaser, on the other hand, shall each pay one-half of the cost of the Independent Expert. Purchaser, on the one hand, and Seller, on the other hand, shall each cause to be filed an IRS Form 8594 with the Internal Revenue Service. Purchaser and Seller agree to (x) be bound by the Share Allocation and the Asset Allocation determined to be final by this Section 5.07(g) (the “Final Purchase Price Allocations”), (y) act in accordance with the Final Purchase Price Allocations in the preparation of and filing of all Tax Returns (including with respect to IRS Form 8594) and (z) take no position inconsistent with the Final Purchase Price Allocations for all Tax purposes unless otherwise required by applicable Law. The parties shall, in good faith, make adjustments to the Final Purchase Price Allocations as necessary to account for any adjustments to the Purchase Price. In the event that any Taxing Authority disputes the Final Purchase Price Allocations, Seller or Purchaser, as the case may be, shall promptly notify the other parties in writing of the nature of such dispute.

(h) Transfer Taxes. All Transfer Taxes imposed or levied by reason of, in connection with or attributable to this Agreement and the Transaction Agreements or the transactions contemplated hereby and thereby (including any Real Estate Transfer Taxes), shall be borne 50% by Purchaser and 50% by Seller, provided that any Reorganization Transfer Taxes shall be borne solely by Seller. Purchaser and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes and in the preparation and filing of such Tax Returns.

(i) PRC Tax Filing and Payment.

(i) Notwithstanding anything to the contrary contained herein, Seller shall as soon as reasonably practicable, and in any event within 30 days, following the date of this Agreement, at Seller’s sole cost, duly and properly make, prepare and submit the relevant filings, documents, reports or notices to the applicable Taxing Authorities in the PRC required under Announcement 7 in respect of the Transactions (the “Indirect Transfer Tax Filing”). Except as required by applicable Law, Purchaser shall not (and shall not permit any of Purchaser’s Tax advisors to) submit documentation or engage in discussions with the applicable Taxing Authorities regarding the Indirect Transfer Tax Filing without the prior written consent of Seller. Seller shall provide to Purchaser Adequate Evidence of the submission of the Indirect Transfer Tax Filing within three Business Days upon such submission. “Adequate Evidence”, when used with respect to an Indirect Transfer Tax Filing or payment of relevant PRC Taxes, shall mean (x) an acknowledgement or receipt in respect of the Indirect Transfer Tax Filing or payment of relevant PRC Taxes by or on behalf of Seller issued by the relevant Taxing Authority in the PRC, with the relevant Taxing Authority’s chop affixed on such acknowledgement or receipt; (y) the chop of the relevant Taxing Authority in the PRC affixed on the duplicate of the Indirect Transfer Tax Filing documents submitted by or on behalf of such Seller; or (z) if neither (x) nor (y) can be reasonably obtained, a signed explanation letter from Seller or Seller’s Tax advisor, attaching a copy of the Indirect Transfer Tax Filing made and confirming that they have submitted the Indirect Transfer Tax Filing with the relevant Taxing Authority in the PRC in accordance with this Section 5.07(i), and confirming that the relevant Taxing Authority in the PRC does not issue, and has not issued, any acknowledgement or receipt in respect of the Indirect Transfer Tax Filing.

(ii) Seller shall keep Purchaser updated on material developments concerning the Indirect Transfer Tax Filing. Seller shall (A) provide Purchaser with reasonable notice prior to meetings in which material aspects of the Indirect Transfer Tax Filing are expected to be discussed between Seller or its tax advisor(s) and the PRC Taxing Authority, (B) keep Purchaser informed of the outcome of such meetings, (C) at least three Business Days prior to submission of the Indirect Transfer Tax Filing to the competent PRC Taxing Authorities, deliver the draft Indirect Transfer Tax Filing to Purchaser for review, and (D) take into consideration Purchaser’s comments and reasonable requested revisions on the Indirect Transfer Tax Filing in good faith.

(iii) Seller agrees to, after such Indirect Transfer Tax Filing, promptly submit all documents supplementally requested by the relevant Taxing Authority in the PRC.

(iv) After the Indirect Transfer Tax Filing in respect of Seller has been filed with the applicable PRC Taxing Authority and upon receipt of a payment or assessment notice (the “Announcement 7 Tax Assessment Notice”) issued by the applicable PRC Taxing Authority requiring Seller to pay any Tax pursuant to Announcement 7 in connection with the Transactions, Seller shall as soon as reasonably practicable, and in any event no later than five Business Days upon such receipt, deliver a copy of such Announcement 7 Tax Assessment Notice to Purchaser. Upon or after the Closing, Seller shall pay, or cause to be paid, to the applicable PRC Taxing Authorities any Taxes required to be paid by Seller in accordance with Announcement 7 or other applicable PRC Tax Law in connection with the Transactions. Seller shall as soon as reasonably practicable provide Purchaser with all Tax payment receipts and/or other documentation reflecting the full and final settlement of such PRC Tax, in any event no later than five Business Days upon receipt of such receipts and/or other documentation.

Section 5.08 Publicity. No press release or other public announcement concerning the Transactions shall be issued by a party or such party’s Affiliates without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such press release or public announcement may be required by applicable Law, Judgment, any Governmental Entity or the rules of any stock exchange, in which case the party required to make the press release or public announcement shall allow the other party reasonable time to comment thereon in advance of such issuance. The parties agree that any press releases to be issued with respect to the execution and delivery of this Agreement shall be in the form and with timing agreed upon by Seller and Purchaser (the “Announcements”). Notwithstanding the foregoing, (a) this Section 5.08 shall not apply to any press release or other public announcement made by any of the parties hereto which (i) is consistent with the Announcements and the terms of this Agreement and does not contain any information relating to Seller, Purchaser or the Business Group that has not been previously announced or made public in accordance with the terms of this Agreement or (ii) is made in the ordinary course of business and does not relate specifically to this Agreement or the Transactions and (b) each of Seller and Purchaser may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Transactions.

Section 5.09 Records.

(a) Purchaser recognizes that certain records of the Business Group Members may contain information relating to Subsidiaries, divisions and businesses of Seller and its Affiliates other than the Group Companies, and that Seller and its Affiliates may retain copies thereof subject to the obligations set forth in Section 5.9(c).

(b) From and after the Closing, Purchaser shall, and shall cause the Group Companies to, (i) retain, for at least seven years after the Closing Date, all books, records and other documents pertaining to the Group Companies’ businesses that relate to the period prior to the Closing Date, except for Tax Returns and related documentation which shall be governed by Section 5.07(b), and (ii) make the same available after the Closing Date for inspection and copying by Seller, during regular business hours and upon reasonable request, and subject to any applicable landlord consents, to the extent (A) necessary to permit Seller or any of its Affiliates to comply with their financial reporting, accounting or auditing obligations with respect to any period ending before the Closing Date with respect to the Business or the Excluded Assets or Excluded Liabilities, (B) in connection with any Action related to either the Excluded Assets and Excluded Liabilities or the conduct of the Business or the ownership of the Transferred Assets prior to the Closing for which Seller or such Affiliate has retained liability under this Agreement or (C) otherwise to the extent that Seller, in requesting such access, reasonably deems such access necessary or desirable in order to determine any matter relating to its rights and obligations hereunder or otherwise in connection with its tax, regulatory, litigation, contractual or other legitimate matters. Purchaser shall also, and shall cause the Group Companies, to make reasonably available Purchaser’s or its Affiliates’ personnel (including, after the Closing, personnel of the Group Companies) to assist in locating such records and make reasonably available Purchaser’s or its Affiliates’ personnel (including personnel of the Group Companies) whose assistance or participation is reasonably required by Seller or its Representatives in anticipation of, or preparation for, existing or future actions or Tax Proceedings by a Governmental Entity. At and after the expiration of the seven-year period, if Seller or any of its Affiliates has previously requested that such books and records be preserved, Purchaser shall, and shall cause the Group Companies to, either preserve such books and records for such reasonable period as may be requested or transfer such books and records to Seller or its designated Affiliates at Seller’s expense.

(c) From and after the Closing, Seller shall, and shall cause its Affiliates, to (i) retain, for at least seven years after the Closing Date, all books, records and other documents pertaining to the businesses of Seller and its Affiliates that relate to the period prior to the Closing Date, except for Tax Returns and related documentation which shall be governed by Section 5.07(b), and (ii) make the same available after the Closing Date for inspection and copying by Purchaser, during regular business hours and upon reasonable request, and subject to any applicable landlord consents, to the extent (A) necessary to permit Purchaser or any of its Affiliates to comply with their financial reporting, accounting or auditing obligations with respect to the Business, (B) in connection with any Action related to either the Transferred Assets and Assumed Liabilities or the conduct of the Business or (C) otherwise to the extent that Purchaser, in requesting such access, reasonably deems such access necessary or desirable in order to determine any matter relating to its rights and obligations hereunder or otherwise in connection with its tax, regulatory, litigation, contractual or other legitimate matters. Seller shall also, and shall cause its Affiliates, to make reasonably available Seller’s or its Affiliates’ personnel to assist in locating such records and make reasonably available Seller’s or its Affiliates’ personnel whose assistance or participation is reasonably required by Purchaser or its Representatives in anticipation of, or preparation for, existing or future Actions or Tax Proceedings. At and after the expiration of the seven-year period, if Purchaser or any of its Affiliates has previously requested that such books and records be preserved, Seller shall, and shall cause its Affiliates to, either preserve such books and records for such reasonable period as may be requested or transfer such books and records to Purchaser or its designated Affiliates at Purchaser’s expense.

(d) Any access granted to either Party or its Representatives pursuant to this Section 5.9 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the party granting such access. The Party to whom such access or other cooperation is granted pursuant to this Section 5.9 shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by the other Party or its Representatives in connection therewith.

(e) Notwithstanding anything to the contrary contained herein, nothing in this Section 5.9 shall require (i) Seller or Purchaser or their respective Affiliates, as applicable, to provide the other Party or its Representatives with access to information the disclosure of which, in the disclosing Party’s good faith opinion (A) would conflict with confidentiality obligations to which such Party or any of its Affiliates is bound or (B) would reasonably be expected to result in the forfeiture or waiver of any attorney-client or similar privilege; provided that, in the case of this clause (B), the disclosing Party shall use commercially reasonable efforts to provide the other Party, to the extent possible, with access to the relevant information in a manner that have not and would not reasonably be expected to result in the forfeiture or waiver of any such attorney-client or similar privilege, or (ii) either Party’s independent accountants to make available to the other Party or its Representatives any work papers unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants.

Section 5.10 Non-Solicitation. Prior to the Closing, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (a) solicit, initiate, or knowingly encourage, or take any other action to knowingly facilitate, any Alternative Proposal or any inquiry or proposal that would reasonably be expected to lead to an Alternative Proposal, (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Purchaser) any information with respect to, or otherwise cooperate in any way with, any Alternative Proposal or any inquiry or proposal that would reasonably be expected to lead to an Alternative Proposal or (c) approve, endorse, recommend, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or merger, acquisition or similar agreement constituting or contemplating any Alternative Proposal.

Section 5.11 Data Protection Agreements. Upon receipt of a written request from Seller prior to the Closing, Purchaser shall enter into appropriate data transfer arrangements (including, where requested, the EU approved model clause contracts) with Seller or any of its Affiliates as required in order for Seller or any of its Affiliates to comply with any applicable data protection Laws or cross-border transfer obligations relating to the transfer of personal information.

Section 5.12 Indemnification of Directors and Officers.

(a) Purchaser agrees (i) that all rights to indemnification and/or advancement of expenses in favor of the directors, officers, employees and agents of any Group Company (each, a “D&O Indemnitee” and collectively, the “D&O Indemnitees”), as provided in the organizational documents of such Group Company in effect as of the date hereof or pursuant to any Contracts made available to Purchaser prior to the date hereof, in each case with respect to any matters occurring prior to the Closing, shall survive the Closing and shall continue in full force and effect and (ii) that Purchaser shall cause the Group Companies to perform and discharge their respective obligations to provide such indemnification and/or advancement of expenses following the Closing. Any indemnification and liability limitation or exculpation provisions contained in the organizational documents of the Group Companies shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were D&O Indemnitees, unless such amendment, repeal or modification is required by applicable Law.

(b) The provisions of this Section 5.12 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, their heirs and their personal representatives and shall be binding on all successors and assigns of Purchaser and the Group Companies, and may not be terminated or modified in any manner adverse to such Persons without their prior written consent, unless such termination or modification is required by applicable Law.

Section 5.13 Settlement of Intercompany Indebtedness. Prior to the Closing, Seller shall cause all intercompany indebtedness for borrowed money between and among any Group Companies, on the one hand, and Seller and its Affiliates (other than the Group Companies), on the other hand, to be eliminated (which may include the netting of receivables and payables, contributions to equity and dividends); provided, that in no event shall elimination of such intercompany Indebtedness create any material liability of Purchaser, any Group Company or the Business.

Section 5.14 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates and its and their respective officers, directors, employees, agents and other representatives to, keep confidential and not disclose to any other Person, or use for their own benefit or the benefit of any other Person, any information regarding the Business Group or the Business (including, for clarity, any information in the Business Intellectual Property) (collectively, the “Sensitive Business Information”). The obligations of Seller under this Section 5.14 shall not apply to information which (i) is or becomes generally available to the public without breach of Seller’s obligations under this Section 5.14 or (ii) is required to be disclosed by applicable Law or any Judgment; provided, however, that in the case of clause (ii), Seller shall reasonably promptly notify Purchaser in writing, which notification shall include the nature of such requirement or request imposed by applicable Law or Judgment, and the extent of the required or requested disclosure and will use commercially reasonable efforts to cooperate with Purchaser, at Purchaser’s expense, to resist or avoid any such disclosure and preserve to the extent reasonably practicable the confidentiality of such information. In the event that such appropriate protective order or other remedy is not obtained, Seller shall, and shall cause its Affiliates and its and their respective officers, directors, employees, agents and other representatives disclose only that portion of Sensitive Business Information which Purchaser is advised by its outside counsel is legally required to be disclosed, in which case such disclosing person shall exercise reasonable efforts (at Purchaser’s expense) to obtain assurance that confidential treatment will be accorded such Sensitive Business Information and the Seller, its Affiliates and their respective representatives will continue to protect as confidential and proprietary all Sensitive Business Information in accordance with the applicable terms of this Agreement.

Section 5.15 Resignations. Seller shall cause to be delivered to Purchaser on the Closing Date resignation letters of such members of the board of directors (or comparable governing body) of each Group Company and officers of each Group Company which have been requested in writing by Purchaser at least 10 Business Days prior to the Closing Date, such resignation letters to be effective conditioned upon and concurrently with the Closing.

Section 5.16 Notification. Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (a) the breach or failure to be true and correct of any representation or warranty made by it contained in this Agreement, which breach or failure to be true and correct would give rise to the failure of a condition in Section 6.02(a) or Section 6.03(a), as applicable, or (b) the failure by it to perform or comply with in any material respect any obligation or covenant to be performed or complied with by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided further, however, that any failure by a party to provide such notification shall not be deemed to result in a breach of any covenant or agreement of such party hereunder (including this Section 5.16) (it being understood that this proviso shall have no effect on whether the underlying facts, matters or circumstances otherwise result in a breach of a representation or warranty contained in Article II, Article III or Article IV).

Section 5.17 Pre-Closing Reorganization. At or prior to the Closing, Seller shall cause (and Purchaser shall reasonably cooperate with Seller in causing) the actions and the transactions set forth in the reorganization plan attached hereto as Exhibit D (as it may be amended from time to time with the prior written consent of Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), provided that such prior written consent of Purchaser is not required in respect of amendments that are purely ministerial in nature, the “Reorganization Plan”, and such actions and transactions, the “Pre-Closing Reorganization”) to occur. Seller shall keep Purchaser reasonably informed in respect of the Pre-Closing Reorganization. The agreements and instruments to effectuate the Pre-Closing Reorganization shall be in form and substance acceptable to Purchaser (such consent not to be unreasonably withheld, delayed or conditioned). Seller and Purchaser further agree to comply and will cause their respective Affiliates to comply with the provisions set forth under the heading “Post-Closing Actions” in the Reorganization Plan. Seller shall be permitted to amend the Reorganization Plan (a) if such amendment is determined by Seller to be reasonably necessary or appropriate to effect the transactions contemplated thereby (including to effect such transactions in a tax-efficient manner) and (b) if such amendment is consented to in writing by Purchaser (such consent not to be unreasonably withheld, delayed or conditioned). Seller and Purchaser shall, and shall cause their respective Affiliates to, provide such timely cooperation, in good faith, to effectuate the Pre-Closing Reorganization in an efficient manner consistent with the sale of the Business contemplated by this Agreement.

Section 5.18 Shared Contracts. From the date hereof until the date that is 12 months following the Closing Date, Seller and Purchaser shall, and shall cause their respective Affiliates to, use their reasonable best efforts to work together (and, if necessary and desirable, to work with the third party to any Shared Contract) to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that, following the Closing, (i) Purchaser, an Affiliate of Purchaser or a Group Company is the beneficiary of the rights and is solely responsible for the obligations under such Shared Contract to the extent such obligations are related to the Business (the “Purchaser Portion”), which rights shall be an asset of and which obligations shall be a liability of Purchaser, an Affiliate of Purchaser or a Group Company, and (ii) Seller or an Affiliate of Seller (other than a Group Company) is the beneficiary of the rights and is solely responsible for the obligations related to the Seller Business (the “Seller Portion”), which rights shall be an asset of and which obligations shall be a liability of Seller or an Affiliate of Seller (other than a Group Company). Nothing in this Agreement shall require the division, partial assignment, modification or replication of a Shared Contract unless and until any necessary Consents are obtained or made, as applicable. From and after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates from any Losses and liabilities incurred by Seller or its Affiliates arising from or relating to the Purchaser Portion of any Shared Contract and Seller shall indemnify and hold harmless Purchaser, the Group Companies and their respective Affiliates for any Losses and liabilities incurred by Purchaser, the Group Companies or any of their respective Affiliates arising out of or relating to the Seller Portion of any Shared Contract. If Seller and Purchaser or their respective Affiliates, as applicable, are not able to enter into an arrangement to divide, partially assign, modify or replicate (in whole or in part) the rights and obligations under and in respect of any such Shared Contract prior to the Closing, the Closing shall, subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VI (other than those conditions which by their terms are to be satisfied at the Closing but subject to the satisfaction at the Closing or waiver of such conditions), nonetheless take place on the terms set forth herein and, thereafter and until the earlier of (x) the date that is twelve (12) months following the Closing and (y) the date on which the division, partial assignment, modification or replication of such Shared Contract as described in this Section 5.18 is effected, Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate in any commercially reasonable arrangement to provide that (1) Purchaser, an Affiliate of Purchaser or a Group Company shall receive the interest in the benefits and obligations of the Purchaser Portion under and in respect of such Shared Contract and (2) Seller or an Affiliate of Seller (other than a Group Company) shall receive the interest in the benefits and obligations of the Seller Portion under and in respect of such Shared Contract. This Section 5.18(a) shall not apply to any Seller Shared Customer Contract or Purchaser Shared Customer Contract, which are governed by Section 5.18(a) and Section 5.18(b), respectively, and Section 5.18(c).

(a) From the date hereof until the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, use their reasonable best efforts to work together (and, if necessary and desirable, to work with the third party to any Seller Shared Customer Contract) to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Seller Shared Customer Contract, such that, following the

Closing, (i) Purchaser, an Affiliate of Purchaser or a Group Company is the beneficiary of the rights and is solely responsible for the obligations under such Seller Shared Customer Contract to the extent such obligations are related to the Purchaser Portion of such Seller Shared Customer Contract, which rights shall be an asset of and which obligations shall be a liability of Purchaser, an Affiliate of Purchaser or a Group Company, and (ii) Seller or an Affiliate of Seller (other than a Group Company) is the beneficiary of the rights and is solely responsible for the obligations related to the Seller Portion of such Seller Shared Customer Contract, which rights shall be an asset of and which obligations shall be a liability of Seller or an Affiliate of Seller (other than a Group Company). Nothing in this Agreement shall require the division, partial assignment, modification or replication of a Seller Shared Customer Contract unless and until any necessary Consents are obtained or made, as applicable. If Seller and Purchaser or their respective Affiliates, as applicable, are not able to enter into an arrangement to divide, partially assign, modify or replicate the rights and obligations under and in respect of any such Seller Shared Customer Contract prior to the Closing, the Closing shall, subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VI (other than those conditions which by their terms are to be satisfied at the Closing but subject to the satisfaction at the Closing or waiver of such conditions), nonetheless take place on the terms set forth herein and, unless Purchaser and Seller otherwise agree, thereafter and until the earlier of (x) the date that is twelve (12) months following the Closing and (y) the date on which the subcontracting of the Purchaser Portion of such Seller Shared Customer Contract (the “Embedded Purchaser Portion”) to Purchaser, an Affiliate of Purchaser or a Group Company is effected, Seller and Purchaser shall, and shall cause their respective Affiliates to, (1) use their reasonable best efforts to obtain the Consent of, or make the Consent to, the third party to such Seller Shared Customer Contract to the subcontracting of the Embedded Purchaser Portion to Purchaser, an Affiliate of Purchaser or a Group Company and (2) cooperate in any commercially reasonable arrangement to provide that Purchaser, an Affiliate of Purchaser or a Group Company shall receive the interest in the benefits and obligations of the Embedded Purchaser Portion under and in respect of such Seller Shared Customer Contract. Notwithstanding the foregoing, if all required Consents to the subcontracting of the Embedded Purchaser Portion of any Seller Shared Customer Contract to Purchaser, an Affiliate of Purchaser or, after the Closing, a Group Company are obtained or made on or prior to the Closing Date, then Seller and Purchaser shall, and shall cause their respective applicable Affiliates to, enter into subcontracting arrangements on commercially reasonable terms mutually acceptable to Seller and Purchaser pursuant to which the Embedded Purchaser Portion of such Seller Shared Customer Contract shall be provided by Purchaser, an Affiliate of Purchaser or, after the Closing, a Group Company. Nothing in this Agreement shall require entering into a subcontracting arrangement with respect to the Embedded Purchaser Portion of a Seller Shared Customer Contract unless and until any necessary Consents are obtained or made, as applicable. From and after Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates from any Losses and liabilities incurred by Seller or its Affiliates arising from or relating to the Embedded Purchaser Portion of any Seller Shared Customer Contract and Seller shall indemnify and hold harmless Purchaser, the Group Companies and their respective Affiliates from any Losses and liabilities incurred by Purchaser, the Group Companies or any of their respective Affiliates arising out of or relating to such Seller Shared Customer Contracts other than the Embedded Purchaser Portions thereof.

(b) From the date hereof until the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, use their reasonable best efforts to work together (and, if necessary and desirable, to work with the third party to any Purchaser Shared Customer Contract) to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Purchaser Shared Customer Contract, such that, following the Closing, (i) Seller or an Affiliate of Seller (other than a Group Company) is the beneficiary of the rights and is solely responsible for the obligations under such Purchaser Shared Customer Contract to the extent such obligations are related to the Seller Portion of such Purchaser Shared Customer Contract, which rights shall be an asset of and which obligations shall be a liability of Seller or an Affiliate of Seller (other than a Group Company), and (ii) Purchaser, an Affiliate of Purchaser or a Group Company is the beneficiary of the rights and is solely responsible for the obligations related to the Purchaser Portion of such Purchaser Shared Customer Contract, which rights shall be an asset of and which obligations shall be a liability of Purchaser, an Affiliate of Purchaser or a Group Company. Nothing in this Agreement shall require the division, partial assignment, modification or replication of a Purchaser Shared Customer Contract unless and until any necessary Consents are obtained or made, as applicable. If Seller and Purchaser or their respective Affiliates, as applicable, are not able to enter into an arrangement to divide, partially assign, modify or replicate the rights and obligations under and in respect of any such Purchaser Shared Customer Contract prior to the Closing, the Closing shall, subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VI (other than those conditions which by their terms are to be satisfied at the Closing but subject to the satisfaction at the Closing or waiver of such conditions), nonetheless take place on the terms set forth herein and, unless Purchaser and Seller otherwise agree, thereafter and until the earlier of (x) the date that is twelve (12) months following the Closing and (y) the date on which the subcontracting of the Purchaser Portion of such Purchaser Shared Customer Contract (the “Embedded Seller Portion”) to Seller or an Affiliate of Seller (other than a Group Company) is effected, Seller and Purchaser shall, and shall cause their respective Affiliates to, (1) use their reasonable best efforts to obtain the Consent of, or make the Consent to, the third party to such Purchaser Shared Customer Contract to the subcontracting of the Embedded Seller Portion to Seller or an Affiliate of Seller (other than a Group Company) and (2) cooperate in any commercially reasonable arrangement to provide that Seller or an Affiliate of Seller (other than a Group Company) shall receive the interest in the benefits and obligations of the Embedded Seller Portion under and in respect of such Purchaser Shared Customer Contract. Notwithstanding the foregoing, if all required Consents to the subcontracting of the Embedded Seller Portion of any Purchaser Shared Customer Contract to Seller or an Affiliate of Seller (other than a Group Company) are obtained or made on or prior to the Closing Date, then Seller and Purchaser shall, and shall cause their respective applicable Affiliates to, enter into subcontracting arrangements on commercially reasonable terms mutually acceptable to Seller and Purchaser pursuant to which the Embedded Seller Portion of such Purchaser Shared Customer Contract shall be provided by Seller or an Affiliate of Seller (other than a Group Company). Nothing in this Agreement shall require entering into a subcontracting arrangement with respect to the Embedded Seller Portion of a Purchaser Shared Customer Contract unless and until any necessary Consents are obtained or made, as applicable. From and after the Closing, Seller shall indemnify and hold harmless Purchaser, the Group Companies and their respective Affiliates for any Losses and liabilities incurred by Purchaser, the Group Companies or any of their respective Affiliates arising out of or relating to the Embedded Seller Portion of any Purchaser Shared Customer Contract and Purchaser shall indemnify and hold harmless Seller and its Affiliates from any Losses and liabilities incurred by Seller or its Affiliates arising out of or relating to such Purchaser Shared Customer Contracts other than the Embedded Seller Portions thereof.

(c) Nothing in this Section 5.18 shall require either Seller or Purchaser nor any their respective Affiliates to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person (other than reasonable and documented out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed as promptly as reasonably practicable by the party on whose behalf such expenses and fees are incurred). For avoidance of doubt, reasonable and documented out-of-pocket expenses, attorneys’ fees and recording or similar fees shall not include any purchase price, license fee or other payment or consideration for the procurement of any asset secured to replace an asset in the course of Seller’s or Purchaser’s obligations under Section 5.18(a) or Section 5.18(b).

Section 5.19 Replacement of Credit Support Obligations. With respect to any Credit Support Obligations (i) set forth in Section 5.19(a) of the Seller Disclosure Letter or (ii) that exist as of the date of this Agreement and which are notified by Seller to Purchaser in writing at least 10 Business Days prior to Closing, pursuant to which Seller, its Affiliates (other than the Group Companies) or third parties provide credit support to the Business or the Group Companies, Purchaser agrees to use commercially reasonable efforts to provide replacement guarantees, letters of credit, surety bonds or other assurances of payment, and Purchaser and Seller shall cooperate and use their respective commercially reasonable efforts to obtain any necessary release of Seller and its Affiliates, effective as of the Closing in form and substance reasonably satisfactory to Purchaser and Seller with respect to all such Credit Support Obligations. If prior to or at the Closing, Purchaser has not obtained the complete and unconditional release of Seller and its Affiliates and any third party guarantor from any Credit Support Obligation set forth in Section 5.19(a) of the Seller Disclosure Letter (each such Credit Support Obligation, until such time as such Credit Support Obligation is so released, a “Seller Continuing Credit Support Obligation”), then from and after the Closing (i) until such release is obtained, (A) Purchaser and Seller shall continue to cooperate and use their respective commercially reasonable efforts to obtain promptly the complete and unconditional release of Seller and its Affiliates and any third party guarantor from each Seller Continuing Credit Support Obligation and (B) Purchaser and its Affiliates (including the Group Companies) shall agree not to renew, extend the term of, amend so as to increase the obligations under or transfer to a third party any Contract pursuant to which the Business or the Group Companies may be liable under any Seller Continuing Credit Support Obligation, and (ii) solely to the extent such Seller Continuing Credit Support Obligation relates to the Business from and after the Closing, any demand or draw upon, or withdrawal from, any Seller Continuing Credit Support Obligation or any cash or other collateral required to be posted in connection with or in the place of any Seller Continuing Credit Support Obligation and the carrying costs of any cash or other collateral, the fronting fee costs and any other out-of-pocket third party costs and expenses resulting from a Seller Continuing Credit Support Obligation shall be deemed liabilities of Purchaser. To the extent that, despite Purchaser using commercially reasonable efforts, any Seller Continuing Credit Support Obligation remains outstanding following the Closing, then Seller and its Subsidiaries shall maintain and cause to be maintained such Seller Continuing Credit Support Obligation until the respective current expiration dates of such Seller Continuing Credit Support Obligation in the amount, for the term and in the form required pursuant to the applicable Contract or Law (in each case, as in effect as of Closing) under which such Seller Continuing Credit Support Obligation was provided.

Section 5.20 Release.

(a) Effective as of Closing, Purchaser, on behalf of itself and the Group Companies and each of their respective successors and assigns (collectively with Purchaser, the “Purchaser Releasors”), hereby unconditionally and irrevocably waives, releases, discharges, remises and acquits Seller and its Affiliates, and each of their respective successors, assigns and past, present and future directors, managers, officers and employees, and each of their respective heirs, successors and assigns (collectively, the “Seller Releasees”), in such Seller Releasee’s capacity as a direct or indirect equityholder of the Group Companies, jointly and individually, of and from any and all Proceedings and claims, demands, obligations, causes of action or liabilities arising on or prior to Closing, out of or in any matter related to (i) the organization, management or operation of the Business or the Group Companies or their relationship with the Group Companies, in each case relating to any matter, occurrence, action or activity at or prior to the Closing, (ii) the Transactions (including any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement or in any other Transaction Agreement), except to the extent set forth in the last sentence of this Section 5.20(a), (iii) any information (whether written or oral), documents or materials furnished in connection with the Transactions, (iv) the direct or indirect ownership of the Transferred Equity Interests or any other interest in any Group Company, (v) the termination of Seller’s or the Designated Seller Subsidiary’s status as an equityholder of the Group Companies as a result of the consummation of the Transactions, (vi) actions taken by Group Companies’ officers, directors, employees, agents, attorneys, accountants and representatives in connection with the negotiation, authorization, approval and recommendation of the terms of the Transactions, (vii) any rights to revenue, stock, options, or warrants of, or dividends or other distributions in respect of any Transferred Equity Interests or any other interest in any Group Companies and (viii) any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown and which occurred, existed or was taken or permitted at or prior to the Closing. Purchaser, for itself and the other Purchaser Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Proceeding of any kind against any Seller Releasees, based on any of the foregoing. Purchaser, on behalf of itself and the other Purchaser Releasors, expressly waives, to the full extent that it may lawfully waive, all rights pertaining to a general release of claims (including Section 1542 of the California Civil Code or any provision of other state or federal Law), and affirms that it is releasing all known or unknown claims that it has or may have against any of the Seller Releasees. Notwithstanding the foregoing, nothing in this Section 5.20 shall release, waive, discharge, relinquish or otherwise affect (i) the rights, remedies or obligations of any Person to the extent arising out of this Agreement, any of the other Transaction Agreements or any other agreement entered into by a Seller Releasee in connection with the transactions contemplated by this Agreement, including any right of Purchaser Indemnitees under Article VIII, or (ii) any claims of, or causes of action arising from, Actual Fraud.

(b) Effective as of Closing, Seller, on behalf of itself and its Subsidiaries and each of their respective successors and assigns (collectively with Seller, the “Seller Releasors”), hereby unconditionally and irrevocably waives, releases, discharges, remises and acquits Purchaser and its Subsidiaries (including the Group Companies), and each of their respective successors, assigns and past, present and future directors, managers, officers and employees, and each of their respective heirs, successors and assigns, in each case in their capacity as such (collectively, the “Purchaser Releasees”), jointly and individually, of and from any and all Proceedings and claims, demands, obligations, causes of action or liabilities arising on or prior to Closing, out of or in any matter related to any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown and which occurred, existed or was taken or permitted at or prior to the Closing. Seller, for itself and the other Seller Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Proceeding of any kind against any Purchaser Releasees, based on any of the foregoing. Seller, on behalf of itself and the other Seller Releasors, expressly waives, to the full extent that it may lawfully waive, all rights pertaining to a general release of claims (including Section 1542 of the California Civil Code or any provision of other state or federal Law), and affirms that it is releasing all known or unknown claims that it has or may have against any of the Purchaser Releasees. Notwithstanding the foregoing, nothing in this Section 5.20 shall release, waive, discharge, relinquish or otherwise affect (i) the rights, remedies or obligations of any party to the extent arising out of this Agreement, any of the other Transaction Agreements or any other agreement entered into by a Purchaser Releasee in connection with the transactions contemplated by this Agreement, including any right of Seller Indemnitees under Article VIII, or (ii) any claims of, or causes of action arising from, Actual Fraud.

Section 5.21 Termination of Intercompany Agreements. Effective as of the Closing, but subject to the occurrence of the Closing, (a) except for the Intercompany Accounts identified as Intercompany Accounts that will be maintained as set forth on Section 5.21 of the Seller Disclosure Letter and except as otherwise set forth in the Transition Services Agreement, the Supply Agreement, certain Real Estate Separation Agreements or the Brand Agreement, Seller and its controlled Affiliates (other than the Group Companies), on the one hand, and the Group Companies, on the other hand, shall eliminate by payment, settlement, netting, capitalization, set off, cancellation, forgiving, release or otherwise any obligations or liabilities under the Intercompany Accounts between or among such parties, in each case, such that the Group Companies, on the one hand, and Seller and its Affiliates (other than the Group Companies), on the other hand, do not have any further liability to one another (and without any costs or other liabilities of Purchaser or any of its controlled Affiliates (including, following the Closing, the Group Companies)) in respect of such Intercompany Accounts following the Closing and (b) except for any Contracts identified as Affiliate Contracts that will be maintained as set forth on Section 5.21 of the Seller Disclosure Letter and except as otherwise expressly set forth in the Transition Services Agreement, the Supply Agreement, certain Real Estate Separation Agreements or the Brand Agreement, the Affiliate Contracts shall be terminated in their entirety and shall be without further force or effect, without any further obligations or liabilities of Seller or any of its controlled Affiliates (other than the Group Companies), on the one hand, and Purchaser or any of its controlled Affiliates (including, following the Closing, the Group Companies), on the other hand, following the Closing.

Section 5.22 Insurance.

(a) Seller and Purchaser agree that, except as otherwise provided in this Section 5.22, the coverage under all insurance policies related to the Business and arranged or maintained by Seller or its Affiliates (other than the Group Companies) is only for the benefit of Seller and its Affiliates (other than the Group Companies), and not for the benefit of Purchaser or the Business. As of the Closing, Purchaser agrees to arrange for its own insurance policies with respect to the Business and, without prejudice to any right of indemnification pursuant to this Agreement, agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ (other than the Group Companies’) insurance policies which may provide coverage for claims relating in any way to the Business.

(b) From and after the Closing, with respect to any claim or occurrence relating to the Group Companies or the Business arising prior to the Closing that would be covered by any of the Seller’s or its Affiliates’ insurance policies (such policies, the “Available Insurance Policies” and such claims, the “Coverage Claims”), Purchaser, on behalf of the Group Companies, may access, submit claims, retain claims made prior to Closing and seek coverage for such Coverage Claims under the Available Insurance Policies, subject to the terms and conditions of such Available Insurance Policies; provided, however, that (i) Purchaser and the Group Companies shall exclusively bear the amount of any “deductibles” associated with claims under such Available Insurance Policies and shall otherwise be liable for all uninsured or uncovered amounts of such claims, (ii) Purchaser and the Group Companies shall be solely responsible at their expense for notifying any and all insurance companies of such claims and complying with all policy terms and conditions for pursuit and collection of such claims and shall not, without the written consent of Seller, amend, modify or waive any rights of Seller or other insureds under any such insurance policies and programs in a way that would be adverse to Seller, (iii) with respect to coverage claims or requests for benefits asserted by Purchaser or the Group Companies under the Available Insurance Policies, Seller shall not waive or settle such insurance claims and shall reasonably cooperate with Purchaser and the Group Companies, as applicable, in filing any insurance claims and in the collection of insurance proceeds, and at Purchaser’s request and cost, Seller shall use commercially reasonable efforts to pursue, or caused to be pursued, collection of insurance proceeds, (iv) Purchaser and the Group Companies shall be liable for any fees, costs or expenses incurred by Seller or its Affiliates directly or indirectly through the insurers or reinsurers of the Available Insurance Policies relating to any unsuccessful Coverage Claims and (v) neither Purchaser nor the Group Companies shall assign any Available Insurance Policies or any rights or claims under the Available Insurance Policies to any other Person. Notwithstanding anything contained herein, (x) nothing in this Agreement shall limit, waive or abrogate in any manner any rights of Seller or its Affiliates to insurance coverage for any matter, whether relating to the Group Companies, the Business or otherwise, and (y) Seller shall retain the exclusive right to control all of its insurance policies and programs, including the Available Insurance Policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and to amend, modify, terminate or waive any such insurance policies and programs or any rights thereunder; provided that, Purchaser and the Group Companies shall use their commercially reasonable efforts to cooperate with Seller with respect to Coverage Claims and requests for benefits and sharing such information as is reasonably necessary in order to permit Seller to manage and conduct its insurance matters as Seller reasonably deems appropriate; and provided, further, that Seller shall treat, and shall cause its Affiliates to treat, Purchaser and the Group Companies no less favorably than Seller’s Affiliates with respect to any Available Insurance Policies and shall not take any action with the intent of limiting Purchaser’s and the Group Companies’ ability to benefit from the Available Insurance Policies or make Coverage Claims pursuant to this Section 5.22(b).

(c) Seller shall use commercially reasonable efforts to maintain or cause to be maintained in full force and effect all material insurance coverage covering the Business or the Transferred Assets (or comparable replacement coverage) until the Closing. Subject to the occurrence of the Closing, Seller will pay over to Purchaser any related proceeds of any insurance recovery under any such policy actually received by Seller or any of its Affiliates with respect to the property of (and solely to the extent relating to) any Group Company (after giving effect to the Pre-Closing Reorganization) or Transferred Assets, net of the proportional share of the costs incurred by the Seller or its Affiliates in recovering such proceeds attributable to Purchaser’s portion of such proceeds (if less than 100%), whether such proceeds are received prior to, at, or following the Closing, other than any such proceeds that at the Closing have been applied to repair or replace the property subject to each claim.

Section 5.23 Trade Compliance Filings and Payments. From and after the Closing, Purchaser shall prepare all required filings with, and make any required payments to, any Governmental Entity relating to the Business’s compliance with applicable Trade Laws and Sanctions (including any duty drawback claims and protests in respect of the overpayment or refund of duties) that, after the Closing, are required to be made under Seller’s federal employer identification number. Any such filing shall be in form and substance reasonably satisfactory to Seller, and Seller shall be responsible for the submission of any such filing to the applicable Governmental Entity. Purchaser shall promptly reimburse Seller for all documented out-of-pocket fees and expenses incurred by Seller in connection with the submission of any such filings.

Section 5.24 Litigation.

(a) In the event that any claim, suit, action, investigation, audit, complaint, demand, petition, proceeding, litigation, administrative charge or arbitration (an “Action”) related to this Agreement or the Transactions is brought, or, to the Knowledge of Purchaser, on the one hand, or Seller, on the other hand, threatened in writing, against Purchaser or any of the directors or officers of Purchaser by any of Purchaser’s stockholders, on the one hand, or against Seller or any of the directors or officers of Seller by any of Seller’s stockholders, on the other hand, in each case prior to the Closing, the party against whom such Action is brought or threatened shall promptly notify the other party of any such Action and keep such other party reasonably informed with respect to the status thereof. The party against whom such Action is brought or threatened shall provide the other party the opportunity to participate in (at its sole cost and subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to the other party’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the other party, such consent not to be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, the party against whom such Action is brought or threatened shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Action (other than any costs related to the other party’s participation as aforesaid).

(b) In the event and for so long as Seller or any of its Subsidiaries is prosecuting, contesting or defending any Action by or against a third party (other than an action brought against or by Purchaser or any of its Affiliates) or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any obligation, labilities or Losses in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business or the Group Companies (including, for the avoidance of doubt, any Excluded Liabilities), Purchaser shall, and shall cause its Subsidiaries (including the Group Companies after the Closing) and controlled Affiliates (and its and their officers and employees, and shall use its commercially reasonable efforts to cause its and their other representatives) to reasonably cooperate with Seller and its counsel in such prosecution, contest or defense, including making available its personnel, participating in meetings, providing such testimony and access to their books and records as shall be reasonably necessary in connection with such prosecution, contest or defense, at the sole cost and expense of the prosecuting, contesting or defending party; provided, that such cooperation (i) shall not unreasonably interfere with the conduct of Purchaser’s business, the Group Companies or the Business and (ii) Seller and its authorized representatives will not have access to information that is subject to attorney-client privilege or protection or to the extent that such access would contravene any Laws or other confidentiality restriction.

(c) In the event and for so long as Purchaser or any of its Subsidiaries is prosecuting, contesting or defending any Action by or against a third party (other than an action brought against or by Seller or any of its Affiliates) or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any obligation, liability or Losses in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business or the Group Companies (including, for the avoidance of doubt, any Assumed Liabilities), Seller shall, and shall cause its Subsidiaries and controlled Affiliates (and its and their officers and employees, and shall use its commercially reasonable efforts to cause its and their other representatives) to reasonably cooperate with Purchaser and its counsel in such prosecution, contest or defense, including making available its personnel, participating in meetings, providing such testimony and access to their books and records as shall be reasonably necessary in connection with such prosecution, contest or defense, at the sole cost and expense of the prosecuting, contesting or defending party; provided, that such cooperation (i) shall not unreasonably interfere with the conduct of Seller or its business and (ii) Purchaser and its authorized representatives will not have access to information that is subject to attorney-client privilege or protection or to the extent that such access would contravene any Laws or other confidentiality restriction.

Section 5.25 Non-Competition; Non-Interference; Non-Solicitation of Employees.

(a) For a period of three years from the Closing Date, Seller shall not, and shall cause its Affiliates not to:

(i) within any jurisdiction or marketing area of the Business, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type and character described in the definition of the Business (any such business, a “Competing Business”). For these purposes, ownership of securities of 2% or less of any class of securities of a public company shall not be considered to be competition with the Business;

(ii) acquire (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise) the ownership of or any equity interest in any Person if the annual revenues of such Person from any Competing Business are more than 15% of such Person’s total consolidated annual revenues (based on the most recent full fiscal year revenues of such Person).

(b) Nothing in Section 5.25(a)(i) or (ii) shall restrict Seller or its Affiliates at any time from (i) acquiring and, after such acquisition, owning, any interest in a Person that is engaged in a Competing Business if such Competing Business generated 15% or less of such Person’s total consolidated annual revenues (based on the most recent full-year revenues of such Person at the relevant measurement time), or (ii) acquiring and, after such acquisition, owning any interest in a Person that is engaged in a Competing Business if such Competing Business generated more than 15% but not greater than 25% of such Person’s consolidated annual revenues in the most recently completed fiscal year prior to the completion of such acquisition referred to in this clause (ii) and Seller or its applicable Subsidiary commits to Purchaser that within 12 months after completion of such acquisition referred to in this clause (ii), it will enter into a definitive agreement to cause the divestiture of the Competing Business of such Person and thereafter completes such divestiture within such 12 month period, or (iii) owning, operating and engaging in any of the Seller Business other than a Competing Business.

(c) From and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, for a period of 18 months after the Closing Date, knowingly solicit for employment any officer, management employee, or key technical employee who is a Business Employee, including Business Employees employed by the Business Group (including any Group Company after the Closing), at or above grade level 18 or equivalent; provided, that this paragraph shall not preclude Seller or its Affiliates from soliciting for employment or hiring any such employee who (i) responds to a general solicitation through a public medium or general or mass mailing by or on behalf of Seller or any of its Affiliates that is not targeted at employees of the Business, (ii) contacts Seller or its Affiliates directly on such individual’s own initiative or (iii) whose employment is terminated by Purchaser or any of its Affiliates (including the Group Companies) at least six months prior to such solicitation.

(d) From and after the Closing Date, Purchaser shall not, and shall cause its Affiliates not to, for a period of 18 months after the Closing Date, knowingly solicit for employment any officer or employee of the Seller or its Affiliates (other than the Group Companies after Closing), at or above grade level 18 or equivalent; provided, that this paragraph shall not preclude Purchaser or its Affiliates from soliciting for employment or hiring any such employee who (i) responds to a general solicitation through a public medium or general or mass mailing by or on behalf of Purchaser or any of its Affiliates that is not targeted at employees of the Seller Business, (ii) contacts Purchaser or its Affiliates directly on such individual’s own initiative or (iii) whose employment is terminated by Purchaser or any of its Affiliates (including the Group Companies) at least six months prior to such solicitation.

(e) It is the desire and intent of the parties to this Agreement that the provisions of this Section 5.25 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.25 shall be adjudicated to be invalid or unenforceable, this Section 5.25 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 5.25 in the particular jurisdiction in which such adjudication is made.

(f) The parties recognize that the performance of the obligations under this Section 5.25 by the parties is special, unique and extraordinary in character, and that in the event of the breach by either party of the terms and conditions of this Section 5.25 to be performed by such party, the other party shall be entitled, if it so elects, to obtain damages for any breach of this Section 5.25, or to enforce the specific performance thereof by the breaching party or to enjoin any employees of such breaching party or its Affiliates from performing services for any Person.

Section 5.26 Retained Intellectual Property Licenses.

(a) Effective upon (and subject to the occurrence of) the Closing, and further subject to the terms set forth in this Agreement, Seller, on behalf of itself and its Affiliates, hereby grants to Purchaser and its Affiliates (including from and after Closing the Group Companies) a non-exclusive, fully paid, perpetual, irrevocable, worldwide, royalty-free license to use the Seller Retained Licensed Intellectual Property exclusively in its operation of the Business and in a manner consistent with the use of such Seller Retained Licensed Intellectual Property by Seller and its Affiliates prior to the Closing and reasonable extensions thereof. “Seller Retained Licensed Intellectual Property” means any Intellectual Property, other than Trademarks that are registered Trademarks as of the date hereof, owned by a Business Group Member that is used or practiced (or held for use or practice) in or in connection with and reasonably necessary for the operation or conduct of the Business on or before the Closing Date and reasonable extensions thereof and that are not included in the Transferred Assets. For the avoidance of doubt, (i) any use of unregistered Trademarks included in the Seller Retained Licensed Intellectual Property shall only be within the same classes of goods and services for which they were used by Purchaser and its Affiliates prior to the Closing and reasonable extensions thereof, (ii) any goodwill generated by any use of unregistered Trademarks included in the Seller Retained Licensed Intellectual Property shall inure to the benefit of Seller and (iii) Seller Retained Licensed Intellectual Property shall not include any Intellectual Property that is used or practiced (or held for use or practice) in or in connection with and reasonably necessary for the operation or conduct of a retail service business permitted under Section 3 (VGP Entering the Retail Service Business) of the Brand Agreement.

(b) Effective upon (and subject to the occurrence of) the Closing, and further subject to the terms set forth in this Agreement, Purchaser, on behalf of itself and the Group Companies, hereby grants to Seller and its Affiliates a non-exclusive, fully paid, perpetual, irrevocable, worldwide, royalty-free license to use the Purchaser Retained Licensed Intellectual Property exclusively in its operation of the business of the Seller and its Affiliates and in a manner consistent with the use of such Purchaser Retained Licensed Intellectual Property by Seller and its Affiliates (other than the Group Companies) prior to the Closing and reasonable extensions thereof. “Purchaser Retained Licensed Intellectual Property” means any Intellectual Property, other than Trademarks that are registered Trademarks as of the date hereof, owned by a Business Group Member that is used or practiced (or held for use or practice) in or in connection with and reasonably necessary for the operation or conduct of the business of the Seller or its Affiliates (other than the Group Companies) on or before the Closing Date and reasonable extensions thereof and that are included in the Transferred Assets. For the avoidance of doubt (i) any use of unregistered Trademarks included in the Purchaser Retained Licensed Intellectual Property shall only be within the same classes of goods and services for which they were used by Seller and its Affiliates (other than the Group Companies) prior to the Closing and reasonable extensions thereof and (ii) any goodwill generated by any use of unregistered Trademarks included in the Purchaser Retained Licensed Intellectual Property shall inure to the benefit of Purchaser.

(c) The licenses granted under Section 5.26(a) and Section 5.26(b) may not be assigned, sublicensed or transferred by, respectively, Purchaser or Seller without the prior written consent of, respectively Seller or Purchaser; provided, however that (i) Purchaser may, without Seller’s consent, (x) assign or transfer such license to an Affiliate or in connection with the sale (whether by asset transaction, stock sale, merger or otherwise) to a third party of any material part of any business of Purchaser or its Affiliates that uses the Seller Retained Licensed Intellectual Property, and (y) grant sublicenses to the Seller Retained Licensed Intellectual Property to co-manufacturers, suppliers, co-packers, distributors, and other agents, but solely in connection with the support of or operation of the Business and (ii) Seller may, without Purchaser’s consent, (x) assign or transfer such license to an Affiliate or in connection with the sale (whether by asset transaction, stock sale, merger or otherwise) to a third party of any material part of any business of Seller or its Affiliates (other than the Group Companies) that uses the Purchaser Retained Licensed Intellectual Property, and (y) grant sublicenses to the Purchaser Retained Licensed Intellectual Property to co-manufacturers, suppliers, co-packers, distributors, and other agents, but solely in connection with the support of or operation of the business of Seller and its Affiliates (other than the Group Companies).

(d) All rights and licenses granted under this Section 5.26 are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses to rights to “intellectual property” as defined under the Bankruptcy Code and the rights and obligations of the applicable licensee provided under Section 365(n) (or any other provision) of the Bankruptcy Code apply to all licenses granted under this Section 5.26. Each party acknowledges that if it, as a debtor in possession or a trustee in bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, then the other party may elect to retain its rights under this Section 5.26 as provided in Section 365(n) of the Bankruptcy Code. The parties further agree that, in the event of the commencement of any bankruptcy proceeding by or against a party under the Bankruptcy Code, the other party shall be entitled to retain all such rights under this Section 5.26. Each party agrees and acknowledges that enforcement by the other party of any rights under Section 365(n) of the Bankruptcy Code in connection with this Section 5.26 shall not violate the automatic stay of Section 362 of the Bankruptcy Code and waives any right to object on such basis. Upon rejection of this Agreement by a rejecting party or its bankruptcy trustee in a bankruptcy case for under the Bankruptcy Code and written request of the other party to such rejecting party or its bankruptcy trustee pursuant to Section 365(n) of the Bankruptcy Code, the rejecting party or such bankruptcy trustee shall (x) provide the other party the materials that are the subject of the rights and licenses granted pursuant to this Section 5.26, or any agreement supplementary to this Section 5.26, held by the rejecting party or such bankruptcy trustee, and (y) not interfere with the rights of the other party provided in this Section 5.26 and any other agreement supplementary to this Section 5.26 to the materials that are the subject of the rights and licenses provided under such agreements, including any right to obtain the materials that are the subject of such rights and licenses from any relevant party.

(e) Each Party, on behalf of itself and its Affiliates, acknowledges and agrees that any assignment, transfer, exclusive license, or other applicable grant of rights under, as applicable, the Seller Retained Licensed Intellectual Property and the Purchaser Retained Licensed Intellectual Property (whether by Contract or operation of applicable Law) shall be subject to the rights and obligations set forth in this Section 5.26.

Section 5.27 Real Estate Separation Agreements. During the period commencing on the date hereof and ending on the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Closing Date, each of the parties shall cooperate in good faith to negotiate and document the Real Estate Separation Agreements effectuating post-Closing space sharing arrangements. On the Closing Date, each of Purchaser and Seller shall (and, if applicable, each shall cause its applicable Affiliate party thereto to) execute and deliver such mutually agreed Real Estate Separation Agreements, in accordance with Section 1.03(i) and Section 1.03(j).

Section 5.28 Q3 Financial Statements. Seller shall provide to Purchaser the Q3 Financial Statements as promptly as practicable and shall use its reasonable best efforts to do so no later than 60 days following June 30, 2022.

Section 5.29 Brand Agreement Exhibits. During the period commencing on the date hereof and ending on the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Closing Date, each of the parties hereto shall cooperate in good faith to negotiate and document the exhibits to the Brand Agreement. On the Closing Date, each of Purchaser and Seller shall (and, if applicable, each shall cause its applicable Affiliate party thereto to) execute and deliver the Brand Agreement including such mutually agreed exhibits, in accordance with Section 1.03(f).

Section 5.30 Other Actions.

(a) In the event that it is discovered after the Closing that there was an omission of (i) the transfer or conveyance by any Group Company to, or the acceptance or assumption by, any member of the Seller Group of any Excluded Asset or Excluded Liability, as the case may be, (ii) the transfer or conveyance by any member of the Seller Group to, or the acceptance or assumption by, any Group Company of any Transferred Asset or Assumed Liability, as the case may be, or (iii) the transfer or conveyance by one party (or its Affiliates) to, or the acceptance or assumption by, the other party (or its Affiliates) of any asset or liability, as the case may be, that, had the parties given specific consideration to such asset or liability prior to the Closing, would have otherwise been so transferred, conveyed, accepted or assumed, as the case may be, pursuant to this Agreement or any agreement contemplated hereunder, until the earlier of (A) the date that is one year (or, solely with respect to the Business Intellectual Property, three years) following the Closing and (B) the date on which such asset or liability is so transferred, conveyed, accepted or assumed, as the case may be, Seller and Purchaser shall, and shall cause their respective Affiliates to, subject to clause (d) of this Section, use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption of such asset or liability, as the case may be, as promptly as reasonably practicable.

(b) In the event that it is discovered after the Closing that there was a transfer or conveyance (i) by any Group Company to, or the acceptance or assumption by, any member of the Seller Group of any Transferred Asset or Assumed Liability, as the case may be, or (ii) by any member of the Seller Group to, or the acceptance or assumption by, any Group Company of any Excluded Asset or Excluded Liability, as the case may be, until the earlier of (A) the date that is one year following the Closing and (B) the date on which such asset or liability is so transferred or conveyed, as the case may be, Seller and Purchaser shall, and shall cause their respective Affiliates to, subject to clause (d) of this Section, use reasonable best efforts to transfer or convey such asset or liability back to the transferring or conveying party or to rescind any acceptance or assumption of such asset or liability, as the case may be, as promptly as reasonably practicable.

(c) Following the Closing, without effect on the Purchase Price, (i) Seller shall promptly transfer to Purchaser (A) any payment which, per the terms of this Agreement, belongs to Purchaser and is received by Seller after the Closing and (B) copies of any substantive communications received by Seller after the Closing including from a Governmental Entity or customer, supplier, distributor, licensee, service provider or other business partner to the extent related to the Business, and (ii) the Purchaser shall promptly transfer to the Seller (A) any payment which, per the terms of this Agreement, belongs to Seller and is received by Purchaser after the Closing and (B) copies of any substantive communications received by Purchaser after the Closing including from a Governmental Entity or service provider or other business partner to the extent related to the Seller Business. The parties acknowledge and agree that there is no right of set-off regarding the payments described in this clause (c) and a party may not withhold such payments in the event there is a dispute regarding this Agreement, any of the other Transaction Agreements or any of the Transactions.

(d) To the extent that any transfer or conveyance of any asset (other than Shared Contracts, which are governed solely by Section 5.18 of this Agreement) or acceptance or assumption of any liability (other than Shared Contracts, which are governed solely by Section 5.18 of this Agreement) required by this Agreement to be so transferred, conveyed, accepted or assumed, as the case may be, shall not have been completed prior to the Closing, until the earlier of (i) the date that is one year following the Closing and (ii) the date on which such asset or liability is so transferred, conveyed, accepted or assumed, as the case may be, Seller and Purchaser shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption, as the case may be, as promptly as reasonably practicable following the Closing. Nothing in this Agreement shall be deemed to require the transfer or conveyance of any assets or the acceptance or assumption of any liabilities which by their terms or operation of Law cannot be so transferred, conveyed, accepted or assumed; provided, however, that, prior to and following the Closing and until the earlier of (A) the date that is one year following the Closing and (B) the date on which such asset or liability is so transferred, conveyed, accepted or assumed, as the case may be, Seller and Purchaser shall use reasonable best efforts to obtain and make any necessary Consents for the transfer, conveyance, acceptance or assumption (as applicable) of all assets and liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed; provided further that neither party nor any of their respective Affiliates shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make any such Consent (other than reasonable and documented out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed as promptly as reasonably practicable by the party on whose behalf such expenses and fees are incurred). In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective as of the Closing, the party retaining such asset or liability (or the party’s Affiliate retaining such asset or liability) shall thereafter and until the earlier of (I) the date that is one year following the Closing and (II) the date on which such asset or liability is so transferred, conveyed, accepted or assumed, as the case may be, hold such asset for the use and benefit, and at the expense, of the party to which such asset should have been transferred or conveyed pursuant to this Agreement and retain such liability for the account, and at the expense, of the party by which such liability should have been assumed or accepted pursuant to this Agreement, and take such other actions as may be reasonably requested by the party or the party’s Affiliate to which such asset should have been transferred or conveyed, or by which such liability should have been assumed or accepted, as the case may be, in order to place such party or such party’s Affiliate, insofar as reasonably possible without violation of any applicable Law or the terms of such asset or liability, in the same position as it would have been had such asset or liability been transferred, conveyed, accepted or assumed (as applicable) as contemplated by this Agreement and so that the benefits and burdens relating to such asset or liability, as the case may be, including possession, use, risk of loss, potential for gain/loss and control over such asset or liability, as the case may be, are to inure from and after the Closing to such party or such party’s Affiliate. As and when any such asset or liability becomes transferable or assumable, as the case may be, Seller and Purchaser shall, and shall cause their respective Affiliates to, use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption (as applicable) as promptly as reasonably practicable.

(e)

(i) Purchaser hereby waives compliance with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Transferred Assets to any Group Company except as it relates to Taxes.

(ii) Seller hereby waives compliance with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Excluded Assets to any member of the Seller Group except as it relates to Taxes.

(f) In the event that Seller determines to seek novation with respect to any Assumed Liability, until the earlier of (i) the date that is one year following the Closing and (ii) the date on which such Assumed Liability is novated, Purchaser shall reasonably cooperate with, and shall cause its Affiliates (including the Group Companies) to reasonably cooperate with, the members of the Seller Group (including, where necessary, entering into appropriate instruments of assumption and, where necessary, Purchaser using commercially reasonable efforts to provide replacement guarantees for any guarantee (provided such guarantee (A) is set forth in Section

5.19(a) of the Seller Disclosure Letter or (B) exists as of the date of this Agreement and is notified by Seller to Purchaser in writing at least 10 Business Days prior to Closing) in support of the obligations to the extent assumed pursuant to such instruments of assumption by Group Companies) to cause such novation to be obtained, on terms reasonably acceptable to Purchaser, and to have Seller and the members of the Seller Group released from all liability to third parties arising after the date of such novation and, in the event Purchaser determines to seek novation with respect to any Excluded Liability, until the earlier of (A) the date that is one year following the Closing and (B) the date on which such Excluded Liability is novated, Seller shall reasonably cooperate with, and shall cause the members of the Seller Group to reasonably cooperate with, Purchaser and its Affiliates (including the Group Companies) (including, where necessary, entering into appropriate instruments of assumption and, where necessary, Seller using commercially reasonable efforts to provide replacement guarantees in support of the obligations to the extent assumed pursuant to such instruments of assumption by other members of the Seller Group) to cause such novation to be obtained, on terms reasonably acceptable to Seller, and to have Purchaser and its Affiliates (including the Group Companies) released from all liability to third parties arising after the date of such novation; provided that, other than such replacement guarantees in accordance with this Section, neither party nor any of their respective Affiliates shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to cause such novation to be obtained (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the party or the party’s Affiliate entitled to such asset or intended to assume such liability, as applicable, as promptly as reasonably practicable).

Section 5.31 Cash at Closing. Seller shall use commercially reasonable efforts to ensure that the aggregate amount of Cash held by or on behalf of the Group Companies at Closing will be no less than an amount determined as set forth on Section 5.31 of the Seller Disclosure Letter.

ARTICLE VI

Conditions Precedent

Section 6.01 Conditions to Each Party’s Obligation. The obligation of Purchaser to purchase and pay for the Transferred Equity Interests and the obligation of Seller to sell (or to cause the Designated Seller Subsidiary to sell) the Transferred Equity Interests to Purchaser and to otherwise consummate the Closing is each subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by both Purchaser and Seller) at or prior to the Closing of the following conditions:

(a) No Restraints. No applicable Law, Judgment or Injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity in any jurisdiction set forth in Section 6.01(a) of the Seller Disclosure Letter (collectively, “Restraints”) enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions shall be in effect.

(b) Regulatory Approvals. The Required Regulatory Approvals shall have been obtained.

(c) Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been consummated in all material respects consistent with the Reorganization Plan.

Section 6.02 Conditions to Obligation of Purchaser. The obligation of Purchaser to purchase and pay for the Transferred Equity Interests and to otherwise consummate the Closing is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Purchaser) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller in this Agreement (other than the Seller Fundamental Representations and other than the representations and warranties in Section 3.16), without giving effect to any materiality, Seller Material Adverse Effect or Material Adverse Effect qualifications set forth therein, shall be true and correct as of the Closing Date as if made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), in each case except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Seller Material Adverse Effect or a Material Adverse Effect. The representations and warranties of Seller in Section 3.01(b) shall be true and correct in all but de minimis respects as of the Closing Date as though made on the Closing Date. The Seller Fundamental Representations (other than the representations and warranties of Seller in Section 3.01(b)), without giving effect to any materiality, Seller Material Adverse Effect or Material Adverse Effect qualifications set forth therein, shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such Seller Fundamental Representations expressly relate to an earlier date (in which case such Seller Fundamental Representations shall be true and correct in all material respects on and as of such earlier date). The representations and warranties of Seller in Section 3.16 shall be true and correct as of the Closing Date as if made on and as of the Closing Date.

(b) Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing.

(c) Seller Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(d) Consents; Amendments. The consents, waivers and amendments described in (i) Section 6.02(d)(i) of the Seller Disclosure Letter and (ii) Section 6.02(d)(ii) of the Seller Disclosure Letter shall have been obtained and shall remain in full force and effect.

Section 6.03 Conditions to Obligation of Seller. The obligation of Seller to sell (or to cause the Designated Seller Subsidiary to sell) the Transferred Equity Interests and otherwise consummate the Closing is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Seller) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser in this Agreement (other than the Purchaser Fundamental Representations), without giving effect to any materiality or Purchaser Material Adverse Effect qualifications set forth therein, shall be true and correct, as of the Closing Date as if made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, have not and would not reasonably be expected to have a Purchaser Material Adverse Effect. The Purchaser Fundamental Representations shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date, except to the extent such Purchaser Fundamental Representations expressly relate to an earlier date (in which case such Purchaser Fundamental Representations shall be true and correct as of such earlier date).

(b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing.

(c) Purchaser Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

Section 6.04 Frustration of Closing Conditions.

(a) Purchaser may not rely on the failure of any condition set forth in Section 6.01 or Section 6.02 to be satisfied if its failure to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use in accordance with the terms of this Agreement its required efforts to cause the Closing to occur, in each case shall have been a principal cause of, or shall have resulted in, the failure of any such condition.

(b) Seller may not rely on the failure of any condition set forth in Section 6.01 or Section 6.03 to be satisfied if its failure to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use in accordance with the terms of this Agreement its required efforts to cause the Closing to occur, in each case shall have been a principal cause of, or shall have resulted in, the failure of any such condition.

ARTICLE VII

Termination

Section 7.01 Termination.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(i) by mutual written consent of Seller and Purchaser;

(ii) by Seller, upon written notice to Purchaser, if there shall have been a breach by Purchaser of any of its representations, warranties, covenants or obligations contained herein, which breach (A) would result in the failure to satisfy any condition set forth in Section 6.03(a) or Section 6.03(b) and (B) shall be incapable of being cured by the then-effective Outside Date, or if capable of being cured by the then-effective Outside Date, Purchaser (x) shall not have commenced good faith diligent efforts to cure such breach within 30 calendar days following receipt by Purchaser of written notice of such breach from Seller or (y) is not thereafter continuing to use good faith diligent efforts to cure such breach; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.01(a)(ii) if Seller is in material breach of any of its representations, warranties, covenants or agreements set forth herein;

(iii) by Purchaser, upon written notice to Seller, if there shall have been a breach by Seller of any of its representations, warranties, covenants or obligations contained herein, which breach (A) would result in the failure to satisfy any condition set forth in Section 6.02(a) or Section 6.02(b) and (B) shall be incapable of being cured by the then-effective Outside Date, or if capable of being cured by the then-effective Outside Date, Seller (x) shall not have commenced good faith diligent efforts to cure such breach within 30 calendar days following receipt by Seller of written notice of such breach from Purchaser or (y) is not thereafter continuing to use good faith efforts to cure such breach; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.01(a)(iii) if Purchaser is in material breach of any of its representations, warranties, covenants or agreements set forth herein; or

(iv) by Seller or Purchaser, by written notice to the other, if:

(A) the Closing shall not have occurred on or prior to the date that is nine months following the date hereof (as may be extended pursuant to this Section 7.01(a)(iv)(A), the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(a)(iv)(A) shall not be available to any party whose failure (or whose Affiliate’s failure) to perform any material covenant or obligation under this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date; and provided, further, that either Purchaser or Seller may extend the Outside Date to the date that is twelve months following the date hereof by providing written notice to the other if all conditions set forth in Section 6.01, Section 6.02 and Section 6.03 (other than the condition set forth in Section 6.01(b) with respect to the Required Regulatory Approval set forth in Section 7.01(a)(iv)(A) of the Seller Disclosure Letter) have been satisfied at the time of such extension (or would be capable of satisfaction if the Closing were to occur at such time) and the condition set forth in Section 6.01(b) with respect to the Required Regulatory Approval set forth in Section 7.01(a)(iv)(A) of the Seller Disclosure Letter is reasonably capable of being satisfied on or prior to the Outside Date as so extended;

(B) any Restraint having the effect set forth in Section 6.01(a) shall be in effect and shall have become, following the date of this Agreement, final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(a)(iv)(B) shall not be available to any party who has failed (or whose Affiliate has failed) to have used the required efforts to prevent the entry of and remove such Restraint in accordance with its obligations hereunder; or

(C) there has been a CFIUS Turndown or a FIRB Turndown; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(a)(iv)(C) shall not be available to any party who has failed (or whose Affiliate has failed) to have used the required efforts to obtain the CFIUS Approval or the FIRB Approval and prevent the occurrence of such CFIUS Turndown or a FIRB Turndown in accordance with its obligations hereunder.

(b) In the event of termination by Seller or Purchaser pursuant to this Section 7.01, written notice thereof shall promptly be given to the other party and this Agreement shall be terminated and the Transactions shall be abandoned, without further action by any party. If this Agreement and the Transactions are terminated and abandoned as provided herein, all confidential information received by Purchaser or any of its Affiliates or any of their respective officers, directors, employees, equityholders, agents or representatives with respect to the business of the Seller or its Affiliates (including the Group Companies) shall be treated in accordance with the Confidentiality Agreement (including the obligations to return or destroy confidential information), which shall remain in full force and effect notwithstanding the termination of this Agreement.

Section 7.02 Effect of Termination.

(a) If this Agreement is terminated and the Transactions are abandoned pursuant to Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the following provisions which shall survive such termination:

(i) Section 5.03 (relating to the obligation of Purchaser to keep confidential certain information obtained by it);

(ii) Section 5.05 (relating to certain expenses);

(iii) Section 5.08 (relating to publicity);

(iv) Article VII (relating to termination); and

(v) Article IX (relating to general matters).

(b) Nothing in this Section 7.02 shall be deemed to release any party from any liability for any willful and material breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance of the provisions of this Agreement that survive such termination pursuant to Section 7.02(a) or Actual Fraud by such party.

ARTICLE VIII

Indemnification

Section 8.01 General Indemnification by Seller.

(a) Subject to the terms (including the limitations) set forth in this Article VIII, from and after the Closing, Seller shall (without duplication with respect to any other payment made pursuant to this Agreement) indemnify Purchaser against, and hold it harmless from, any loss, liability, claim, damage or expense, including reasonable and documented third party legal fees and expenses (collectively, “Losses”) suffered or incurred by Purchaser, its Affiliates (including the Group Companies) and each of their respective officers, directors, employees, equityholders, agents and representatives (collectively, the “Purchaser Indemnitees”) (other than any Loss relating to Taxes, for which indemnification is provided under Section 8.03) to the extent arising or resulting from or relating to (i) the Seller Business (including the ownership or operation thereof), whether any such liability arises before or after Closing, is known or unknown or is contingent or accrued, (ii) any Excluded Assets, (iii) any Excluded Liabilities and (iv) liabilities to be retained by Seller pursuant to Section 5.06.

(b) Seller shall not be required to indemnify any Purchaser Indemnitee and shall not have any liability under Section 8.01(a) to the extent the Loss arose from any breach of a representation, warranty, agreement or covenant made or to be performed by Purchaser in this Agreement.

(c) Except for (i) any specific enforcement remedy to which a party is entitled pursuant to Section 9.05, (ii) claims of, or causes of action arising from, Actual Fraud, and (iii) claims arising from breach of the covenants and agreements included in Article V or in any Transaction Agreement to be performed fully or in part following the Closing, Purchaser, on behalf of itself and each other Purchaser Indemnitee, agrees that its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, Purchaser, on behalf of itself and each other Purchaser Indemnitee, hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than those expressly contemplated by clauses (i), (ii) and (iii) of the immediately preceding sentence) it or any Purchaser Indemnitee may have against Seller or any of Seller’s Affiliates arising under or based upon this Agreement or any applicable Law, in each case except pursuant to the indemnification provisions set forth in this Article VIII. Notwithstanding the foregoing, nothing contained in this Section 8.01(c) shall in any way impair the rights and obligations of Purchaser and Seller to resolve disputes with respect to the Closing Statement and the calculation of the Final Closing Date Amount pursuant to Section 1.04, and the fact that Purchaser may have the right to pursue a claim for indemnification under Article VIII with respect to any facts or circumstances shall not operate to impair the application of Section 1.04 in accordance with its terms; provided, however, that in no event shall Purchaser be entitled to receive indemnification for any Losses (or Taxes) to the extent the amount of such Losses (or Taxes) are reflected in the calculation of Closing Working Capital or Closing Indebtedness and therefore reflected in the calculation of the Final Closing Date Amount.

Section 8.02 General Indemnification by Purchaser.

(a) Subject to the terms (including the limitations) set forth in this Article VIII, from and after the Closing, Purchaser shall indemnify Seller against, and hold it harmless from, any Loss suffered or incurred by Seller and its Affiliates and each of their respective officers, directors, employees, equityholders, agents and representatives (collectively, the “Seller Indemnitees”) (other than any Loss relating to Taxes, for which indemnification is provided under Section 8.03) to the extent arising or resulting from any liability arising out of or relating to (i) the Business (including the ownership or operation thereof), whether any such liability arises before or after Closing, is known or unknown or is contingent or accrued, other than any Loss for which the Purchaser Indemnitees are entitled to indemnification under Section 8.01(a), (ii) any Transferred Assets, (iii) any Assumed Liabilities and (iv) any Transferred HR Liabilities.

(b) Purchaser shall not be required to indemnify any Seller Indemnitee and shall not have any liability under Section 8.02(a) to the extent the Loss arose from any breach of a representation, warranty, agreement or covenant made or to be performed by Seller in this Agreement.

(c) Except for (i) any specific enforcement remedy to which a party is entitled pursuant to Section 9.05, (ii) claims of, or causes of action arising from, Actual Fraud, and (iii) claims arising from breach of the covenants and agreements included in Article V or in any Transaction Agreement to be performed fully or in part following the Closing, Seller, on behalf of itself and each other Seller Indemnitee, agrees that its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, Seller, on behalf of itself and each other Seller Indemnitee, hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than those expressly contemplated by clauses (i), (ii) and (iii) of the immediately preceding sentence) it or any Seller Indemnitee may have against Purchaser or any of Purchaser’s Affiliates arising under or based upon this Agreement or any applicable Law, in each case except pursuant to the indemnification provisions set forth in this Article VIII. Notwithstanding the foregoing, nothing contained in this Section 8.02(c) shall in any way impair the rights and obligations of Purchaser and Seller to resolve disputes with respect to the Closing Statement and the calculation of the Final Closing Date Amount pursuant to Section 1.04, and the fact that Seller may have the right to pursue a claim for indemnification under Article VIII with respect to any facts or circumstances shall not operate to impair the application of Section 1.04 in accordance with its terms; provided, however, that in no event shall Seller be entitled to receive indemnification for any Losses (or Taxes) to the extent the amount of such Losses (or Taxes) are reflected in the calculation of Closing Working Capital or Closing Indebtedness and therefore reflected in the calculation of the Final Closing Date Amount. Nothing in this Section 8.02 shall prevent any Purchaser Indemnitee from seeking recovery, or recovering, under any R&W Insurance Policy.

Section 8.03 Tax Indemnification.

(a) Subject to the terms (including the limitations) set forth in this Article VIII, from and after the Closing, Seller shall (without duplication with respect to any other payment made pursuant to this Agreement) indemnify Purchaser and its Affiliates against, and hold them harmless from:

(i) all Taxes attributable to the Pre-Closing Reorganization (other than Transfer Taxes governed by Section 5.07(h)) and all income or capital gains Taxes (including, for the avoidance of doubt, any Taxes required under Announcement 7 and any similar income or capital gains Taxes imposed, directly or indirectly, in India) attributable to the sale of the Transferred Equity Interests to Purchaser, in each case whether imposed on Seller, Purchaser or any Group Company, directly or through withholding;

(ii) all Taxes arising out of or relating to the Seller Business (including the ownership or operation thereof), whether any such liability arises before or after Closing, is known or unknown or is contingent or accrued;

(iii) all Taxes resulting from any breach of any covenant or agreement relating to Taxes contained in Section 5.07 made or to be performed by Seller or any of its Affiliates (including the Group Companies solely with respect to periods prior to the Closing);

(iv) all Taxes (as a result of Treasury Regulation Section 1.1502-6 or any comparable provision of any applicable Tax Law) of any Person other than any Group Company for which any Group Company becomes liable as a result of being or having been at any time before Closing, part of any consolidated, combined, affiliated, aggregated, unitary or similar group for Tax purposes or as an indemnitor, guarantor, surety or in a similar capacity under any Contract;

(v) all Transfer Taxes allocated to Seller pursuant to Section 5.07(h); and

(vi) any reasonable third party legal fees and expenses resulting from the items described in clauses (i) through (v) above;

provided that, notwithstanding anything to the contrary in this Agreement, Seller shall not be liable under this Section 8.03 for any such Taxes, fees or expenses to the extent such Taxes, fees or expenses (1) are described in Section 8.03(b) or (2) result from any Purchaser Tax Act.

(b) Subject to the terms (including the limitations) set forth in this Article VIII, from and after the Closing, Purchaser shall indemnify Seller and its Affiliates against, and hold them harmless from:

(i) Except as set forth in Section 8.03(a), all Taxes arising out of or relating to the Business (including the ownership or operation thereof), whether any such liability arises before or after Closing, is known or unknown or is contingent or accrued (including any Taxes of any Seller Consolidated Group other than such Taxes that (x) were accrued and unpaid prior to the Closing with respect to (a) any taxable period for which a Tax Return was not yet due, (b) with respect to any taxable period for which, to the Knowledge of Seller, a Tax Return is due but has not been filed, or (c) with respect to any taxable period for which a Tax Return has been filed but the Taxes shown as due thereon have not been paid as of the Closing and (y) are not Designated Non-Income Consolidated Taxes);

(ii) all Taxes resulting from any breach of any covenant or agreement relating to Taxes contained in Section 5.07 made or to be performed by Purchaser or any of its Affiliates (including the Group Companies but solely with respect to periods following the Closing);

(iii) all Taxes resulting from any Purchaser Tax Act;

(iv) all Transfer Taxes allocated to Purchaser pursuant to Section 5.07(h); and

(v) any reasonable third party legal fees and expenses resulting from the items described in clauses (i) through (v) above; provided that, notwithstanding anything to the contrary in this Agreement, for purposes of Section 8.03(b)(i), all Taxes imposed in connection with Section 965 of the Code with respect to the “Section 965 earnings amount” (as defined in Treasury Regulation Section 1.965-1(f)(36)) of any Group Company shall be considered Taxes arising out of or relating to the Business.

(c) For the purposes of Section 8.03(a)(ii) and Section 8.03(b)(i), a Tax will be treated as arising out of or relating to the Seller Business or the Business, respectively, only if such Tax (i) results from items of income, gain, loss or deduction that relate primarily to such business or (ii) otherwise arises primarily from the operations of such business. It is the intention of Seller and Purchaser that substantially all Taxes shall be treated as arising out of or relating to the Seller Business or the Business pursuant to the previous sentence. In the event that a Tax is not so treated, such Tax shall be treated as not described in either Section 8.03(a)(ii) or Section 8.03(b)(i); provided, however, that such Tax may be treated as described in other clauses of Section 8.03(a) or (b), as applicable.

(d) Any indemnity obligation for Taxes pursuant to this Section 8.03 shall be paid within 30 Business Days after Purchaser or Seller, as applicable, makes written demand upon the other party claiming it is entitled to indemnification under this Section 8.03, but in no case earlier than five Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority.

Section 8.04 Calculation of Losses; Mitigation.

(a) The amount of any Loss (including a Tax) for which indemnification is provided under this Article VIII shall be (i) net of any amounts recovered by the indemnified party under insurance policies or otherwise with respect to such Loss (including a Tax) (after taking into account costs of collection and any increase in premium) and (ii) reduced or offset by any Tax deductions, credits or similar attributes arising as a result of such Loss actually realized by the Group Companies or its Affiliates in the year in which the loss occurred (calculated on a “with or without” basis). The amount of the Loss (including a Tax) arising out of any item included as a liability in calculating Closing Working Capital or Closing Indebtedness, if any, shall be calculated net of the amount so included.

(b) Notwithstanding anything to the contrary herein or provided under applicable Law, Losses shall not include Losses that are punitive or treble damages regardless of the form of action through which any of the foregoing are sought, in each case except to the extent any such Losses are awarded and paid by an indemnified party with respect to a Third Party Claim.

(c) Purchaser and Seller shall, and shall cause their respective Affiliates to, cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party or a Seller Indemnitee or Purchaser Indemnitee hereunder, including by using commercially reasonable efforts to (i) resolve any such claim or liability and (ii) mitigate any Loss for which indemnification is sought under this Agreement; provided, however, that the reasonable and documented out-of-pocket costs of such mitigation shall constitute Losses for purposes of this Agreement.

Section 8.05 Termination of Indemnification. The obligations to indemnify and hold harmless any party pursuant to Section 8.03 shall terminate upon the expiration of the applicable statute of limitations; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a good faith claim by delivering a notice of such claim in writing (stating in reasonable detail the basis of such claim) pursuant to Section 8.06 or Section 8.07 to the party to obligated to provide the indemnification.

Section 8.06 Indemnification Procedures for Other Than Tax Claims.

(a) Third Party Claims. In order for a Person (the “indemnified party”) to be entitled to any indemnification provided for under Section 8.01 or Section 8.02 in respect of, arising out of or involving a claim made by any third Person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the party required to provide indemnification therefor (the “indemnifying party”) in writing (and in reasonable detail) of the Third Party Claim within 10 Business Days after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five Business Days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b) Assumption. If a Third Party Claim is made against an indemnified party, except as otherwise provided in this Section 8.06(b), the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party. Should the indemnifying party so elect in writing to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the reasonable and documented fees and expenses of the indemnified party (including counsel fees and expenses) as they are incurred, for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim in accordance with Section 8.06(a)). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to testify and provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent. If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim and which releases the indemnified party completely in connection with such Third Party Claim; provided, however, that the indemnifying party shall not, without prior written consent of the indemnified party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) injunctive or other nonmonetary relief against the indemnified party, including the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the indemnified party or (ii) a finding or admission of fault or misconduct by the indemnified party. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense and control of, and shall pay the fees and expenses of counsel retained by, the indemnified party in connection with a Third Party Claim as they are incurred if: (A) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) such Third Party Claim seeks non-monetary relief which, if granted, could adversely affect the indemnified party, and that after conferring with its outside counsel, cannot be readily separated from any related claim for money damages (provided that if such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages), (C) the indemnified party has been advised in writing by counsel that a reasonable likelihood exists of conflict of interest between the indemnifying party and the indemnified party or (D) the insurer under the R&W Insurance Policy has assumed the defense of such Third Party Claim in accordance with the terms of the R&W Insurance Policy, if applicable.

(c) Other Claims. In the event any indemnified party may have a claim against any indemnifying party under Section 8.01 or Section 8.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver written notice of such claim (describing such claim in reasonable detail) to the indemnifying party as promptly as reasonably practicable (it being agreed that the knowledge of the Business Employees as of the Closing Date with respect to facts or circumstances existing prior to the Closing Date shall not be imputed to Purchaser Indemnitees). Subject to Section 8.05 and Section 8.09, the failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.01 or Section 8.02, except to the extent that the indemnifying party shall have been actually and materially prejudiced as a result of such failure. If the indemnifying party does not notify the indemnified party within 45 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 8.01 or Section 8.02, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 8.01 or Section 8.02 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(d) Notwithstanding anything to the contrary contained herein, Seller hereby waives and acknowledges that it shall not exercise or assert, any right of contribution or right to indemnity or any other right or remedy against the Group Companies in connection with any indemnification obligation or other liability to which such Person may become subject under this Agreement or otherwise in connection with any of the transactions contemplated herein; provided that nothing in this Section 8.06(d) shall release the right of Seller (i) with respect to obligations of Purchaser under this Agreement or any other Transaction Agreement or (ii) the obligations of any insurer under any insurance policy.

(e) Tax Claims. Tax Claims shall be governed by Section 8.07 and not by this Section 8.06.

Section 8.07 Indemnification Procedures for Tax Claims.

(a) If any Taxing Authority makes a claim that, if successful, might result in an indemnity payment pursuant to Section 8.03 (a “Tax Claim”), the indemnified party shall promptly (and in any event within 15 Business Days of receipt of written notice of such Tax Claim) notify the indemnifying party in writing (and in reasonable detail) of such Tax Claim. If the indemnified party does not provide notice of a Tax Claim to the indemnifying party within a reasonably sufficient period of time to allow the indemnifying party to effectively contest such Tax Claim, the indemnifying party shall not be liable to any indemnified party for such Tax Claim to the extent that the indemnifying party’s position is actually prejudiced as a result thereof.

(b) In no case will Purchaser be permitted to control any Tax Claim relating to Taxes of any Seller Consolidated Group, Seller or any of Seller’s Affiliates (other than, for the avoidance of doubt, any Group Company) nor will Seller be permitted to control any Tax Claim relating to Taxes of Purchaser, any Group Company, or any of their Affiliates. Notwithstanding the preceding sentence, with respect to any Tax Claim relating to Taxes which might result in an indemnity payment pursuant to Section 8.03 or that could give rise to any liability for which the non-controlling party (or its Affiliates) would be liable, the controlling party shall afford the non-controlling party reasonable participation rights in respect of such matter, shall keep the non-controlling party reasonably informed regarding such matter, and shall not settle or otherwise compromise such matter in a manner that would have a material and adverse effect on the non-controlling party (or its Affiliates) without the non-controlling party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(c) The parties shall fully and timely cooperate with each other in contesting any Tax Claim, which cooperation shall include the retention (and upon the other party’s request, the provision to the other party) of records and information that are relevant to such Tax Claim and the making of employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at Proceedings relating to such Tax Claim, provided, however, that in no case will Seller be required pursuant to this provision to provide any records or information of any Seller Consolidated Group.

Section 8.08 Tax Treatment of Payments. Any payment made under this Article VIII shall be treated as an adjustment to the Purchase Price for Tax purposes.

Section 8.09 Survival of Representations and Covenants. None of the representations, warranties, covenants and agreements contained in this Agreement (other than for purposes of the R&W Insurance Policy) shall survive the Closing, except for (a) the covenants and agreements that by their terms are to be performed in whole or in part at or after the Closing, which covenants and agreements shall survive in accordance with their terms and (b) the covenants and agreements in Section 5.07, which shall survive the Closing until the expiration of the applicable statute of limitations.

ARTICLE IX

General Provisions

Section 9.01 Amendments and Waivers. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the party against whom such amendment or waiver shall be enforced. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any other party with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 9.02 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of Law in connection with a merger or consolidation of such party) without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by Purchaser to one or more Affiliates of Parent, in which event references herein to Purchaser will be deemed to refer to such Affiliate, so long as such assignment would not reasonably be expected to have a Purchaser Material Adverse Effect; provided, however, that no such assignment will in any event limit or affect the obligations of Purchaser or Parent under this Agreement. Any attempted assignment in violation of this Section 9.02 shall be void.

Section 9.03 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and their successors and permitted assigns, any legal or equitable rights or remedies hereunder; provided, however, that each of this Section 9.03 and Article VIII is intended to be for the benefit of, and be enforceable by, the Purchaser Indemnitees and the Seller Indemnitees, as applicable; provided further, however, that each of this Section 9.03 and Section 5.12 is intended to be for the benefit of, and be enforceable by, the D&O Indemnitees, provided further, however, that each of this Section 9.03 and Section 5.20 is intended to be for the benefit of, and be enforceable by, the Seller Releasees and the Purchaser Releasees, provided further, however, that each of this Section 9.03 and Section 9.07 is intended to be for the benefit of, and be enforceable by, the Seller’s Counsel and KPMG.

Section 9.04 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered (x) by hand or sent, postage prepaid, by registered, certified or express mail or overnight courier service or (y) solely in the case of a notice given to Seller, by email. Any such notice shall be deemed given (i) when so delivered by hand or (ii) if mailed, three calendar days after mailing (or one Business Day in the case of express mail or overnight courier service) or (iii) immediately if sent by email to Seller between 9:00 A.M. and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day), as follows:

(i)	if to Purchaser or Parent,

c/o Aramco Overseas Company B.V.

Scheveningseweg 62-66

2517 KX The Hague

The Netherlands

Attention: President and CEO

with a copy to (which copy alone shall not constitute notice):

Saudi Arabian Oil Company

P.O. Box 5000

Dhahran, 31311

Kingdom of Saudi Arabia

Attention: General Counsel

and:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

United States of America

Attention: Gregory Pryor, Esq.

                  Francis E. Lupinacci, Esq.

Email:       gpryor@whitecase.com

                  flupinacci@whitecase.com

(ii)	if to Seller,

Valvoline Inc.

100 Valvoline Way

Lexington, KY 40509

Attention:     General Counsel

Email:           [***]

with copies to (which copies alone shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

United States of America

Attention:    Robert I. Townsend, III, Esq.

                    O. Keith Hallam, III, Esq.

Email:          RTownsend@cravath.com

                    KHallam@cravath.com

Purchaser hereby authorizes each of (i) the Vice President of Fuels of Saudi Arabian Oil Company (email: yasser.mufti@aramco.com) and (ii) the Chief Counsel of Purchaser (email: AOCChiefCounsel@aramcooverseas.com) to grant consent on Purchaser’s behalf under Section 5.01 and Section 5.17. Each Party shall notify the other within five Business Days following any change in its contact information set forth in this Section 9.04.

Section 9.05 Right to Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to this Section 9.05, the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in an appropriate court of competent jurisdiction as set forth in Section 9.11, this being in addition to any other remedy to which any party is entitled at Law or in equity. The right to specific enforcement shall include the right of Seller and Purchaser to cause Purchaser and Seller, respectively, to cause the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties hereto further agree (a) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy and (b) not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy. The parties acknowledge and agree that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the parties hereto would not have entered into this Agreement.

Section 9.06 Interpretation; Exhibits and Schedules; Certain Definitions.

(a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Other than with respect to the Outside Date, if any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such non-Business Day. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, (vi) any reference herein to “material to the Business” shall be construed to mean “material to the Business, taken as a whole” (vii) all accounting terms not specifically defined herein shall be construed in accordance with the Accounting Principles, (viii) this Agreement shall be deemed to have been drafted by Purchaser and Seller, and this Agreement shall not be construed against any party as the principal draftsperson hereof, (ix) all references or citations in this Agreement to Laws shall, when the context requires, be considered references or citations to any successor Laws, and shall be deemed to also refer to all rules and regulations promulgated thereunder, (x) the word “or” shall not be exclusive, (xi) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”, (xii) any reference to this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented, and (xiii) the phrases “provided”, “delivered”, or “made available” to Purchaser, when used in this Agreement, shall mean that the information referred to has been posted in the Data Room to which, and to the extent to which, Purchaser and its Representatives have had access no later than 5:00 p.m. New York City time two calendar days prior to the date of this Agreement.

(b) For all purposes hereof:

“Accounting Principles” means, (i) the accounting practices, principles, policies, procedures and methodologies used in the preparation of the Financial Statements referred to in clause (a) of the definition of the term “Financial Statements” in this Section 9.06(b) and (ii) to the extent not covered by the foregoing clause (i), GAAP in effect as of the date of the Balance Sheet.

“Actual Fraud” means actual and intentional fraud with respect to the representations and warranties expressly set forth in this Agreement that is committed by the party making such representations or warranties.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. Notwithstanding the foregoing, in no event shall Affiliates include (i) a Controlling Person that is a sovereign state or a political subdivision or Governmental Entity of a sovereign state or (ii) any Person that would be an Affiliate only due to being under the common Control of a sovereign state or political subdivision or Governmental Entity of a sovereign state, provided however, that, for the avoidance of doubt, Saudi Arabian Oil Company, a joint stock company established under the laws of the Kingdom of Saudi Arabia, and its direct and indirect Subsidiaries, shall be deemed to be Affiliates of Purchaser.

“Affiliate Contract” means any Contract between a Group Company, on the one hand, and Seller or any of its Affiliates (other than a wholly-owned Group Company), on the other hand, excluding, for the avoidance of doubt, any Transaction Agreement.

“Alternative Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses that constitute or represent 20% or more of the total revenue, net income or assets of the Business, (ii) 20% or more of the outstanding Equity Interests in the Group Companies or (iii) the Business, in each case other than the transactions contemplated hereby.

“Announcement 7” means “Announcement of the State Taxation Administration on Several Issues concerning Enterprise Income Tax on the Indirect Transfer of Properties by Non-Resident Enterprises” Public Notice [2015] No. 7, issued by the PRC State Administration of Taxation on February 3, 2015, as amended, supplemented, modified or interpreted from time to time by any implementing rules and regulations, and any successor rule or regulation thereof under the Laws of the PRC.

“Ashland Separation” means the separation of Ashland Inc. (now known as Ashland LLC) into two independent, publicly traded companies, being Ashland Global Holdings Inc. and Valvoline Inc., pursuant to the Separation Agreement dated as of September 22, 2016, by and between Ashland Global Holdings Inc. and Valvoline Inc.

“Assumed Benefit Plan” means any Benefit Plan or any portion thereof, (i) that is sponsored by any of the Group Companies or (ii) any assets or liabilities of which (A) Purchaser has explicitly agreed to assume pursuant to this Agreement or (B) transfer to Purchaser or its Affiliates under applicable Law as a result of the Transactions, or (iii) any other Benefit Plan that is designated as an Assumed Benefit Plan under Section 3.13(a) of the Seller Disclosure Letter.

“Assumed Liability” shall have meaning set forth in the Reorganization Plan.

“Balance Sheet” means the audited carve-out combined balance sheet of the Business as of September 30, 2021.

“Benefit Plan” means (i) any compensation, incentive bonus or other bonus, pension, profit sharing, savings, retirement, supplemental retirement, stock purchase, deferred compensation, incentive compensation, stock ownership, equity-based compensation, paid time off, salary continuation, life, perquisite, fringe benefit, vacation, change of control, severance, retention, disability, death benefit, hospitalization, sick leave, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA), in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by Seller or any of its Affiliates or any other person or entity that, together with Seller is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, for the benefit of one or more current or former Business Employees or any of their respective dependents or individual independent contractors of the Business Group and (ii) all employment, consulting, bonus, incentive compensation, deferred compensation, equity or equity-based compensation, indemnification, severance, retention, change of control or termination agreements or arrangements between Seller or any of its Affiliates and any current or former Business Employee or individual independent contractors of the Business Group, in the case of clauses (i) and (ii), other than (A) any Multiemployer Plan or (B) any arrangement or policy required by applicable Law.

“Business” means, collectively, (i) the business and operations of manufacturing, distributing, marketing and selling engine and automotive preventive maintenance products to mass market and automotive parts retailers, installers, and commercial customers (including distributors and licensees and original equipment manufacturers) to service light- and heavy-duty vehicles and equipment as conducted by the Seller and its Subsidiaries and (ii) the retail services business conducted in the People’s Republic of China and its possessions and territories, including Macau and Hong Kong (but excluding Taiwan), as conducted by Seller and its Subsidiaries.

“Business Assets” means any and all tangible or intangible or real assets or the properties of the Business Group Members that are or have since January 1, 2019, been used (or held for use) in or relating to the Business, including the Transferred Assets and excluding the Excluded Assets.

“Business Collective Bargaining Agreement” means any collective bargaining Contract entered into between the Seller or its Affiliates and a union, works council or similar organization, which is applicable to any Business Employee, other than any such agreement mandated by applicable Law.

“Business Day” means any day other than a Friday, Saturday, Sunday or a day on which banks in New York City or the Kingdom of Saudi Arabia are authorized or obligated by applicable Law or executive order to close.

“Business Employee” means each employee of Seller or its Affiliates (i) who is primarily dedicated to the Business or (ii) whose employment will transfer to Purchaser or one of its Affiliates on the Closing Date by operation of applicable Law or pursuant to the transfer of the Transferred Equity Interests to Purchaser, including, in each case, each such employee who, as of the Closing Date, is on leave of absence (including medical leave, military leave, workers compensation leave and short-term or long-term disability) or vacation.

“Business Group” means collectively, (a) the Group Companies and (b) Seller and any Subsidiary of Seller, but in the case of this clause (b) only to the extent Seller’s or such Subsidiary’s business, operations, assets, properties or liabilities relate to the Business; and “Business Group Member” means, individually, any of the foregoing Persons.

“Business Intellectual Property” means all Intellectual Property included in the Business Assets.

“Business IT Systems” means all IT Systems included in the Business Assets.

“Business Registered Intellectual Property” means all registered (and applications for registration of) Business Intellectual Property, including domain names.

“CARES Act” means The Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136 (03/27/2020) and any similar or successor legislation in any U.S. jurisdiction, and any official guidance issued thereunder and any other Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19, including IRS Notices 2020-22, 2020-65 and 2021-11.

“Cash” means, with respect to the Group Companies (after giving effect to the Pre-Closing Reorganization), all cash or cash equivalents, including (i) cash in hand, bank balances, term deposits and cash on deposit (including uncleared checks or drafts received or deposited for the account of any Business Group Member), (ii) short-term investments that are readily convertible to cash, including short-term deposits with original maturities of three months or less, demand deposits, savings accounts, certificates of deposit, money market funds, U.S. treasury bills and other highly liquid marketable securities, and (iii) credit card collections in hand, but excluding (w) any amounts required to cover uncleared checks or drafts issued by any Business Group Member (to the extent a corresponding amount has been released from accounts payable), (x) any amounts held in escrow or trust for any other Person, or (y) any Restricted Cash.

“CFIUS” means the Committee on Foreign Investment in the United States or any member agency thereof acting in such capacity.

“CFIUS Approval” means (a) following submission of a declaration to CFIUS pursuant to the DPA with respect to the Transactions, Purchaser and Seller shall have received written notification from CFIUS that (i) the Transactions do not constitute a “covered transaction” as such term is defined in the DPA, (ii) CFIUS has concluded all action under the DPA with respect to the Transactions or (iii) CFIUS is not able to conclude action under the DPA with respect to the Transactions on the basis of the declaration and that Purchaser and Seller may file a written notice under the DPA to seek written notification from CFIUS that it has concluded all action under the DPA with respect to the Transactions or (b) following filing of a written notice with CFIUS pursuant to the DPA with respect to the Transactions, (i) Purchaser and Seller shall have received written notification from CFIUS that (A) the Transactions do not constitute a “covered transaction” as such term is defined in the DPA or (B) CFIUS has determined that there are no unresolved national security concerns with respect to the Transactions and CFIUS has concluded all action under the DPA with respect to the Transactions or (ii) CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the Transactions and either (A) the period under the DPA during which the President may announce the President’s decision to take action to suspend or prohibit the Transactions has expired without any such action being announced or taken or (B) the President has announced a decision not to take any action to suspend or prohibit the Transactions.

“CFIUS Turndown” means (i) CFIUS has informed Purchaser and Seller in writing that it has unresolved national security concerns with respect to the Transactions and that it intends to refer the Transactions to the President of the United States unless Purchaser and Seller abandon the Transactions or (ii) CFIUS shall have referred, or shall have informed Purchaser and Seller in writing that it intends to refer, the Transactions to the President of the United States, in each case without offering Purchaser and Seller the opportunity to abandon the Transactions in lieu of such referral.

“Change of Control Payments” means the aggregate amount of all change of control, bonus, retention or other similar payments that are payable by any Group Company to any director, employee, consultant or contractor or any other third party solely as a result of the consummation of the Transactions (whether or not immediately due upon the Closing) (and, in each case, not conditioned upon any other event following the Closing), including the amount of the employer portion of any payroll, social security, unemployment or other Taxes payable in connection with such payments; provided, further, that in no event shall any (whether change of control, bonus, retention or otherwise) (i) payments made pursuant to an offer letter or other agreement or arrangement adopted or entered into by Purchaser (or by a Business Group Member at the written direction of Purchaser) whether prior to, on or following the date of this Agreement, or (ii) payments otherwise reflected as a liability of any Business Group Member in calculating Working Capital hereunder, in each case, be considered Change of Control Payments. For the avoidance of doubt, Change of Control Payments shall not include any payments or liabilities with respect to items to the extent they are reimbursable by Seller on or following the Closing under Sections 5.06(b), 5.06(m) and 5.06(o), and any amounts included in the calculation of Indebtedness, Working Capital or Transaction Expenses.

“China Working Capital Facility” means the two-year revolving credit facility of approximately $23 million entered into by Seller or its Affiliate on behalf of the Business in November 13, 2020 to finance working capital needs for the Business’s blending and packaging plant opened in the People’s Republic of China in 2021.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitor” means the persons set forth on Section 9.06(b)(ii) of the Seller Disclosure Letter.

“Contract” means any contract, lease, sublease, license, indenture, agreement, commitment or other legally binding arrangement.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“COVID-19” means the COVID-19 pandemic, including any evolutions or mutations of the COVID-19 disease, any subsequent waves and any further epidemics or pandemics arising therefrom.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction (or any other measures affecting the compensation or benefits of employees), reduced capacity, social distancing, shut down, closure, sequester, safety or similar law, directive or guidelines promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the Families First Coronavirus Response Act, as may be amended.

“Credit Support Obligations” means letters of credit, guarantees, surety bonds, trust agreements, accounts receivable recourse and repurchase agreements and other credit support instruments issued by Seller or any of its Affiliates (including the Group Companies) or third parties on behalf of any Group Company or the Business.

“Current Assets” means, as determined in accordance with the Accounting Principles, the combined total current assets used in the Business, including current assets for Taxes other than any current assets in respect of income Taxes, but excluding (w) any current assets in respect of non-income Taxes of any Seller Consolidated Group, (x) Cash and Restricted Cash, (y) all deferred Tax assets and (z) allowances related to the application of the last-in, first out method of inventory valuation.

“Current Liabilities” means, as determined in accordance with the Accounting Principles, the combined total current liabilities of the Business, including current liabilities for Taxes (other than (i) any current liabilities for income Taxes and (ii) any current liabilities for non-income Taxes of any Seller Consolidated Group that are not Designated Non-Income Consolidated Taxes), but excluding, (v) any liabilities with respect to items to the extent they are reimbursable by Seller on or following the Closing under Sections 5.06(b), 5.06(m) and 5.06(o), (w) Indebtedness, (x) Transaction Expenses, (y) Change of Control Payments and (z) all liabilities for deferred Taxes.

“Customer” means any customer or distributor of the Business.

“Designated Non-Income Consolidated Taxes” means any non-income Taxes of any Seller Consolidated Group for which any Group Company is primarily liable under applicable Law.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended.

“Environmental Laws” means any and all applicable Laws or Judgments relating to hazardous or toxic substances, pollution, endangered or threatened species, human health and safety (as such relates to exposure to Hazardous Substances), the environment, or preservation or reclamation of natural resources.

“Equity Interest” means (a) any share capital, membership interest, partnership interest or other equity interest in a Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in the Reorganization Plan.

“Excluded Liabilities” shall have the meaning set forth in the Reorganization Plan.

“FATA” means the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth).

“Final Closing Date Amount” means an amount equal to:

(i)	the Purchase Price; plus

(ii)	Closing Cash; plus

(iii)	Closing Working Capital; minus

(iv)	Target Working Capital; minus

(v)	Closing Indebtedness; minus

(vi)	Closing Transaction Expenses; minus

(vii)	the Closing Change of Control Payments.

“Financial Statements” means (a) the audited combined financial statements of the Business as of and for the years ended September 30, 2021 and 2020, consisting of the balance sheets as of September 30, 2021 and 2020, and the related combined statements of earnings, equity and cash flows for the years then ended, and the related notes thereto, (b) the unaudited balance sheet of the Business as of May 31, 2022 (the “May 2022 Balance Sheet”) and (c) once prepared and delivered in accordance with Section 5.28, the unaudited combined financial statements of the Business as of and for the nine months ending June 30, 2022, consisting of the balance sheets as of June 30, 2022 and the related combined statements of earnings, equity and cash flows for the nine-month period then ended (the financial statements described in this clause (c), the “Q3 Financial Statements”).

“FIRB” means the Foreign Investment Review Board of the Commonwealth of Australia.

“FIRB Approval” means the Treasurer of the Commonwealth of Australia (or its delegate, if applicable): (i) ceases to be empowered to make an order or decision under the FATA (other than under Division 3 of Part 3 of FATA) in relation to the arrangements contemplated by this Agreement (including, without limitation, due to the expiry of the applicable statutory time limit on making orders and decisions under the FATA); (ii) gives written advice of a decision or decisions by or on behalf of the Treasurer stating that there is no objection to the Transactions contemplated by this Agreement, either unconditionally or on the basis of conditions which are acceptable to the Purchaser (provided that the Purchaser will be deemed to have accepted any tax conditions contained in Part D of Guidance Note 12 (in effect at the date of this Agreement) under the heading “‘Standard’ tax conditions”); or (iii) provides confirmation in writing that the arrangements contemplated by this agreement are not a ‘significant action’, ‘notifiable action’ or a ‘notifiable national security action’ under the FATA or are otherwise exempt from the requirements of the FATA.

“FIRB Turndown” means that (i) the Treasurer has issued a stop order under Division 2 of Part 2 of FATA; or (ii) the parties have agreed that the FIRB Approval cannot be obtained.

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” means a Contract between any Business Group Member and any Governmental Entity entered into as part of the Business.

“Group Companies” means the Transferred Company and the Group Subsidiaries.

“Group Subsidiary” means the Persons to be direct or indirect Subsidiaries of the Transferred Company as of the Closing and after giving effect to the Pre-Closing Reorganization; provided, that an entity formed pursuant to any Joint Venture Agreement (a “Joint Venture Entity”) shall be deemed a Group Subsidiary so long as, pursuant to such Joint Venture Agreement, one or more Group Subsidiaries (i) hold more than 50% of the equity interests in such entity, or (ii) have the direct or indirect voting power to elect a majority of the board of directors or other analogous governing body of such Joint Venture Entity.

“Hazardous Substances” means any (i) petroleum or any derivative thereof or synthetic substitute therefor, petroleum byproduct, petroleum breakdown product, petrochemical or petroleum distillate or by-product, per- or polyfluoroalkyl substance, mold, radon, asbestos, urea formaldehyde foam insulation, radioactive material, or polychlorinated biphenyls, and (ii) material or substance listed, defined, designated, classified or regulated as, or otherwise determined to be, “hazardous” or “toxic” or a “contaminant”, “waste” or “pollutant” or word of similar meaning and regulatory effect, or otherwise regulated or which could result in liability, pursuant to Environmental Law.

“Indebtedness” means, as calculated in accordance with the Accounting Principles (to the extent applicable), without duplication, the combined outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any breakage, early termination, make-whole or prepayment premiums, fees, expenses, or penalties payable as a result of the consummation of the Transactions) arising under, any obligations of the Group Companies (after giving effect to the Pre-Closing Reorganization) consisting of (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, notes, debentures, mortgages or other similar instruments or by letters of credit (but only to the extent drawn), (iii) purchase money obligations, conditional sale obligations, obligations under any title retention agreement and all other obligations relating to the deferred purchase price of property or services (other than trade payables and accounts receivable recourse and repurchase obligations, in each case incurred in the ordinary course of business consistent with past practice), (iv) obligations in respect of amounts outstanding under overdraft or similar lines including working capital facilities, (v) finance lease obligations to the extent required to be capitalized as a balance sheet liability in accordance with GAAP, (vi) obligations in respect of hedges, interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangement, (vii) the total of any accrued and unpaid income Taxes of the Business (other than (A) any income Taxes of any Seller Consolidated Group or (B) any deferred income Tax liabilities), plus any accrued and unpaid Taxes of the Business imposed in connection with Section 965 of the Code, plus any Pre-Closing Subpart F and GILTI Taxes, minus current income Tax assets of the Group Companies, in each case for purposes of this clause (vii), with respect to any taxable period for which (a) a Tax Return is not yet due, (b) with respect to any taxable period for which, to the Knowledge of Seller, a Tax Return is due but has not been filed, or (c) with respect to any taxable period for which a Tax Return has been filed but the Taxes shown as due thereon have not been paid as of the Closing, (viii) unfunded or underfunded pension and other post-retirement benefit obligations under any Assumed Benefit Plan calculated in accordance with GAAP and generally accepted actuarial principles (calculated, for purposes of Estimated Closing Indebtedness, as of the month-end immediately prior to Closing), (ix) unfunded and accrued deferred compensation obligations and accrued and unpaid incentive obligations (excluding, for the avoidance of doubt, any payments or liabilities that are reimbursable by Seller on or following the Closing under Section 5.06(b)), in each case calculated in accordance with GAAP, including the amount of any employer contributions and the employer portions of any payroll, social security, unemployment, or other Taxes payable in connection with such obligations, (x) non-current liabilities for cash-settled awards outstanding for non-U.S. VGP employees that are indexed to Seller’s stock, (xi) all unpaid 401(k) plan employer matching, profit sharing or other contributions in respect of the period prior to the Closing (including any partial payroll period) that have not been contributed or otherwise remain unpaid or unallocated, (xii) any Taxes deferred pursuant to the CARES Act that are payable following the Closing, calculated without giving effect to any tax credits afforded under the CARES Act to reduce the amount of any such Taxes payable or owed, (xiii) self-insurance liabilities as estimated by a third-party actuary and calculated in accordance with GAAP (including insurance liabilities for incurred but not reported claims (IBNR)), (xiv) any obligation to purchase, redeem, retire, defease or otherwise acquire, directly or indirectly, for value any capital stock or other equity of any Person, (xv) accruals for contractual penalty payments and fines calculated in accordance with GAAP, (xvi) all accrued and unpaid dividends payable by any Group Company (other than to another wholly owned Group Company), (xvii) guarantees of obligations of the type described in the foregoing clauses of any other Person, (xviii) all indebtedness of the type described in the foregoing clauses (i) through (xvii) above secured by any Lien on Business Assets, even though the relevant Business Group Member has not assumed or become liable for the payment of such indebtedness, and (xix) all interest, fees, expenses, premiums, penalties (including pre-payment penalties, breakage costs, redemption fees, unwind costs and make-whole payments attributable to or arising from the preceding clauses); provided, that the amounts set forth in the foregoing clauses (i) through (xvii) shall not be negative. For the avoidance of doubt, Indebtedness shall not include any amounts included in the calculation of Change of Control Payments or Transaction Expenses.

“Independent Expert” means BDO USA, LLP, or if such person is unable or unwilling to serve, another internationally recognized independent public accounting firm agreed upon by Purchaser and Seller in writing.

“Initial Closing Date Amount” means an amount equal to:

(i)	the Purchase Price; plus

(ii)	Estimated Cash; plus

(iii)	Estimated Working Capital; minus

(iv)	Target Working Capital; minus

(v)	Estimated Closing Indebtedness; minus

(vi)	Estimated Closing Transaction Expenses; minus

(vii)	the Estimated Closing Change of Control Payments.

“Intellectual Property” means any and all right, title and interest in or to intellectual or industrial property, in any and all countries including any and all right, title, or interest therein or thereto and all of the following in any jurisdiction: (i) patents, utility models and industrial designs, and all applications and issuances therefor, together with all reissuances, divisions, renewals, revisions, extensions, reexaminations, provisionals, continuations and continuations-in-part with respect thereto (“Patents”); (ii) trademarks, tradenames, logos, trade dress, slogans, corporate names, service marks, and other source identifiers or indicia or origin, and all applications, registrations and renewals therefor, together with the goodwill associated with any of the foregoing (“Trademarks”); (iii) rights of publicity and privacy and all rights in or to internet domain names (and registrations thereof), IP addresses, uniform resource locators, and other unique digital properties, including social media accounts, screen names and avatars; (iv) copyrights, copyrightable works, works of authorship, design rights, mask works, rights in compilations, intellectual property database rights whether or not registered or published, and all moral rights or similar attribution rights, and all rights in applications, renewals, and registrations therefor; (v) Software; (vi) Trade Secrets; and (vii) other similar proprietary rights that may subsist in any part of the world and whether registered or not, including foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, all rights under the foregoing under any licenses or similar arrangements, and all right to sue or recover for any past, present, or future infringement, misappropriation, or other violation of any of the foregoing.

“Intercompany Accounts” means any intercompany accounts, balances, payables, receivables or indebtedness between Seller or any of its Affiliates (other than the Group Companies), on the one hand, and any Group Company, on the other hand.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means, collectively, (i) any and all Software (whether in object or source code form), including standard, off-the-shelf, or commercially available Software, proprietary Software, or customized Software (including Software developed by or for a Group Company); and (ii) any and all systems, servers, data centers, computers, mobile devices, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, websites (including content thereon), and all other computer, telecommunications, network, or information technology equipment or assets, including any of the foregoing that are used (or held for use) pursuant to outsourced or cloud computing arrangements, and in any case, includes all of the foregoing set forth on Schedule VIII to Exhibit D to the Reorganization Plan.

“Joint Venture Agreements” means, collectively (and together with any amendments thereto as of the date of this Agreement and made available to Purchaser), (i) that certain joint venture agreement dated as of March 8, 1995, by and between Servicios y Talleres, S.A. SERTA as successor by assignment to Macasa Máquinas y Camiones and Velocity International, Inc., (ii) that certain Joint Venture Agreement dated as of December 10, 1997, by and between Cummins Diesel Sales and Service (India) Ltd and Velocity International, (iii) that certain Joint Venture Agreement dated as of January 18, 2000, by and between Cummins Engine H.K. Ltd. and Velocity International, (iv) that certain Joint Venture Agreement dated as of July 25, 2007, by and among Cummins International Finance Corp., Velocity International and Ashland International Holdings, Inc. and (v) that certain Joint Venture Contract dated as of March 2, 2022, by and between Shanghai Tuju Enterprise Management Consultation Co., Ltd. and Velocity (Shanghai) Chemical Co., Ltd.

“Know-How” means all technical, scientific and other know-how information, knowledge, technology, methods, discoveries, formulations, processes, Software, documents, apparatus, strategies, practices, instructions, skills, techniques, procedures, ideas, technical assistance, designs, drawings, specifications, results, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Governmental Entity, data in written, electronic, oral or other tangible or intangible form, and other material, including: safety, manufacturing and quality control data and information, and any inventions, improvements, discoveries, and developments included therein, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, but excluding in any event any published patents.

“Knowledge” means, with respect to Seller, the actual knowledge of the individuals listed in Section 9.06(b)(iii) of the Seller Disclosure Letter after having made reasonable inquiry of those employees of the Business primarily responsible for the relevant matters, but without further investigation by such individuals.

“Liens” means any mortgages, deeds of trust, liens, security interests, charges, licenses, pledges, adverse claims, hypothecations, encumbrances, easements, encroachments, rights-of-way, preemptive rights, collateral assignments, options, rights of first offer, rights of first refusal claim or similar encumbrances of any kind.

“Material Adverse Effect” means a material adverse effect on the business, operations, financial condition or results of operations of the Business, taken as a whole; provided, however, that the effects of any of the following shall not, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been, any such material adverse effect: (i) any change in applicable Law, GAAP or any applicable accounting standards or any interpretation thereof or any change in the interpretation or enforcement of any of the foregoing, (ii) general economic, political, social, regulatory or business conditions or changes therein (including the commencement, continuation or escalation of war, terrorism, armed hostilities or national or international calamity), (iii) financial, credit and capital markets conditions, including interest rates, and any changes therein, (iv) currency exchange rates, and any changes therein, (v) any change generally affecting the industry in which the Business operates, including any changes or conditions affecting the oil and gas industry in general (including changes to commodity prices, general market prices and regulatory changes affecting the industry), (vi) the entry into or announcement of this Agreement, the identity of Purchaser or the pendency of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or Governmental Entities (provided that this clause (vi) shall not apply to the representations and warranties set forth in Section 3.04), (vii) the compliance with the terms of this Agreement or the taking of any action required by this Agreement, (viii) any act of God, weather-related event or natural disaster, (ix) any failure of the Business, as the case may be, to meet any projections, forecasts, estimates, budgets, milestones or financial or operational predictions (provided that clause (ix) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts, estimates, budgets, milestones or financial or operational predictions has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)), (x) changes in credit ratings of the Business or any of the Business Group Members, (xi) any matter to which Purchaser has consented or hereafter consents, in each case, in writing, or

(xii) any epidemic, pandemic or disease outbreak (including COVID-19) or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement; provided that the exceptions in clauses (i), (ii), (iii), (v), (viii) and (xii) above shall not apply to the extent such circumstance, development, effect, change, event, occurrence or state of facts has a disproportionate impact on the Business, taken as a whole, relative to other participants in the industry in which the Business operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Material Lease” means any Lease that (i) is for manufacturing, filling, warehousing or laboratories which requires any Group Company to make payments in excess of US$500,000 annually, or (ii)(A) requires any Group Company to make payments in excess of US$500,000 annually to any Person other than another Group Company and (B) has a term in excess of 12 months.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

“Non-Controlled JV” means an entity formed pursuant to any Joint Venture Agreement, provided that the Group Companies, directly or indirectly, hold an equity interest in such entity, and in the aggregate (i) hold no more than 50% of the equity interests in such entity, and (ii) have the voting power to elect no more than 50% of the members of the board of directors or other analogous governing body of such entity.

“Permitted Liens” means any (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts not yet due or payable or, if due and payable, are not delinquent or the validity of which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, and which are included in the calculation of Working Capital, and Liens of third-party lessors over assets owned by them and leased to a third party (ii) solely with respect to personal property, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes, assessments or other governmental charges that are not due and payable or that may be paid without penalty, or that are being contested in good faith by appropriate Proceedings, and which appropriate reserves have been established in accordance with GAAP, and which are included in the calculation of Working Capital, (iv) Liens arising in connection with the Material Contracts that are Transferred Assets, (v) easements, covenants, conditions, rights-of-way, leases, restrictions, encroachments and other similar charges and encumbrances or other minor non-monetary title defects that, individually and in aggregate, have not and would not reasonably be expected to materially interfere with the ordinary conduct of the Business at the real property to which they relate and would not materially detract from the value of, impair the use of, or interfere with the real estate as currently used by the Business, (vi) zoning, building, land use Laws and other similar restrictions imposed by any Governmental Entity having jurisdiction over such real property, in each case which are not violated in any material respects by the current use or occupancy of such real property or the operation of the Business thereon, (vii) Liens that have been placed by any third-party developer, owner, landlord or other third party either on any Leased Real Property or on property over which any Business Group Member has easement rights, or any subordination or similar agreements relating thereto which do not and would not, individually or in the aggregate, materially interfere with the conduct of the Business as currently conducted, (viii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations, (ix) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business, (x) nonexclusive licenses of Business Intellectual Property granted to customers, vendors or distributors in the ordinary course of business consistent with past practice, (xi) Liens that will be released at or prior to the Closing and (xii) Liens created by or at the request of Purchaser or its Affiliates and (xiii) other non-monetary encumbrances or imperfections of title that, individually or in the aggregate, do not materially impair the continued use and operation of the properties and assets to which they relate in the conduct of the Business Group as conducted as of the date of this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Entity or other entity.

“Personal Information” means any information relating to an identified or identifiable natural person. An identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“PRC” means the People’s Republic of China other than the Hong Kong and Macau Special Administrative Regions and Taiwan.

“Pre-Closing Separate Return” means any Tax Return required to be filed by or with respect to each Group Company for any taxable period that ends on or before the Closing Date, other than a Tax Return with respect to any Seller Consolidated Group.

“Pre-Closing Subpart F and GILTI Taxes” means any Taxes of the Group Companies attributable to an inclusion under Section 951(a) or Section 951A(a) of the Code for the Pre-Closing Tax Period, computed pursuant to Schedule 9.06(b)(iv) of the Seller Disclosure Letter.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) that ends on or before the Closing Date.

“Privacy Laws” means all applicable Laws regulating the processing, privacy, collection, use, access, processing, protection, security, deletion or disclosure of Personal Information, including, to the extent applicable, Regulation (EU) 2016/679 (the “GDPR”), EU Directives 2002/58/EC and 2009/136/EC (each as implemented into the national Laws of EU Member States or the United Kingdom, as applicable), and the GDPR as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 and the Data Protection Act 2018, each as amended, consolidated or replaced from time to time,, the Federal Trade Commission (FTC) Act, the California Consumer Privacy Act (CCPA), and all other applicable federal, local and state data security and data privacy laws.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03(a)(i) and Section 4.09.

“Purchaser Shared Customer Contract” means any Shared Contract to which Seller or one of Seller’s Affiliates (including the Group Companies) is a party that relates to the provision of products or services to a third party primarily by the Business.

“Purchaser Tax Act” means (i) any election made by Purchaser or any of its Affiliates under any Tax Law that is effective for (or during) any Pre-Closing Tax Period and (ii) any other action or omission outside of the ordinary course of business by Purchaser or any of its Affiliates (including, after the Closing Date, the Group Companies), in each case that increases any Taxes of the Seller Business or any Seller Consolidated Group (excluding, in each case, any such action or omission (A) expressly required by this Agreement, (B) effected with the written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed) or (C) as required by applicable Law).

“Q3 Financial Statements” shall have the meaning given in the definition of “Financial Statements”.

“Real Estate Separation Agreements” means, collectively, those documents effectuating any real property transfers, conveyances, assignments or space sharing arrangements (such as leases, subleases or licenses), in each case, whether as part of the Pre-Closing Reorganization or to document a post-Closing arrangement, as more particularly listed in Exhibit F, and in form and substance mutually reasonably acceptable to Seller and Purchaser.

“Real Estate Transfer Taxes” means all Transfer Taxes arising from direct or indirect real property transfers, conveyances or assignments undertaken in connection with the Pre-Closing Reorganization or the Real Estate Separation Agreements.

“Recall” means a product recall, rework or post sale warning or similar action.

“Reference Time” means 11:59 p.m. (New York City time) on the day immediately preceding the Closing Date.

“Reference Working Capital Statement” means the statement set forth on Exhibit E and which sets forth an example, for illustrative purposes only, of the Working Capital, prepared in accordance with the Accounting Principles.

“Reorganization Transfer Taxes” means any Transfer Taxes arising from the Pre-Closing Reorganization other than any Real Estate Transfer Taxes.

“Required Regulatory Approvals” means those sanctions, rulings, Consents, exemptions, clearances, written confirmations of no intention to initiate legal Proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities set forth in Section 9.06(b)(v) of the Seller Disclosure Letter.

“Restricted Cash” means any cash which is not freely usable by any Group Company because it is held as a deposit for any other Person or is otherwise subject to restrictions or limitations on use or distribution by reason of any Contract. Restricted Cash shall include any cash of a Group Company held in China or in Russia.

“R&W Insurance Policy” means the representation and warranty insurance policy obtained by Purchaser or its Affiliates in connection with the Transaction.

“Sanctioned Country” means any country or territory that is the target of a comprehensive trade embargo by the United States (presently, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person who is, or is owned or controlled by Persons that are (a) located, organized, or resident in a Sanctioned Country, (b) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant Sanctions authority, or (c) otherwise the subject or target of Sanctions.

“Sanctions” means, with respect to any Person, any economic sanctions laws, regulations, embargoes, restrictive measures, lists of blocked or otherwise restricted persons, including those administered, enacted or enforced from time to time by the United States (including, without limitation, OFAC, the U.S. Department of State and U.S. Department of Commerce), the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other jurisdiction in which such Person or any of its Subsidiaries does business or is otherwise subject to jurisdiction.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller Business” means the business and operations of Seller and its Affiliates other than the Business.

“Seller Consolidated Group” means any consolidated, combined, affiliated, aggregated, unitary or similar group for Tax purposes that includes Seller or any of its Affiliates (other than such a group that is solely composed of Group Companies).

“Seller Disclosure Letter” means the disclosure letter dated as of the date of this Agreement and delivered by Seller to Purchaser prior to the execution hereof.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 2.01, Section 2.02, Section 2.03(a)(i), Section 2.05, Section 2.06, Section 3.01(a), Section 3.02, Section 3.03 and Section 3.04(a)(i).

“Seller Group” means Seller and its Affiliates, other than the Group Companies.

“Seller SEC Document” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents publicly filed with or furnished to the SEC by Seller since September 30, 2019, together with any exhibits and schedules thereto and other information incorporated therein.

“Seller Shared Customer Contract” means any Shared Contract to which Seller or one of Seller’s Affiliates (including the Group Companies) is a party that relates to the provision of products or services to a third party primarily by the Seller Business.

“Seller Trading Price” means the volume-weighted average price of a share of Seller common stock trading on the “regular way” basis on the New York Stock Exchange for each of the twenty (20) consecutive trading days ending on (and including) the day before the Closing Date.

“Shared Contract” means any Contract pursuant to which Seller or one of its Affiliates (including the Group Companies), on the one hand, and a counterparty, on the other hand, is bound in any respect of both (i) the Business and (ii) the Seller Business; provided that Seller and Purchaser may, by mutual consent, elect to include in, or exclude from, this definition any Contract.

“Software” means software, programs, applications, libraries, and code, including any and all algorithms and heuristics, in each case, whether in source code, object code or human readable form, databases, and data compilations and all documentation relating to any of the foregoing.

“Specified Performance Factor” means, for each performance-based restricted stock unit held by a Continuing Employee that is forfeited as a result of the Transactions, performance is deemed achieved, (i) for such unit granted during the twelve-month period prior to the Closing Date, at target level, and (ii) for such unit granted on a date prior to awards covered by clause (i), based on actual performance through the Closing Date as determined in good faith by Seller.

“Subsidiary” of any Person means any other Person of which an amount of the securities or interests having by the terms thereof voting power to elect at least a majority of the board of directors or other analogous governing body of such other Person (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such first Person, or the general partner of which is such first Person; provided, that so long as any Joint Venture Entity is deemed a Group Subsidiary, it shall also be deemed a Subsidiary of any Group Subsidiary directly or indirectly holding any Equity Interests of such Joint Venture Entity.

“Target Working Capital” means an amount equal to USD $620 million.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof, filed or maintained or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and includes any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Taxing Authority.

“Taxes” means any and all domestic or foreign, federal, state, local or other taxes, charges, fees, imposts, levies and other governmental assessments and impositions, in each case in the nature of a tax (together with any and all estimated taxes, deficiency assessments, interest, penalties, additions to tax and additional amounts imposed with respect thereto), including, without limitation, taxes imposed on, or measured by, net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital gains (direct or indirect), windfall or other profits, gross receipts, business, securities transaction, rent, intangibles, property, sales, use, payroll, employment, unemployment, social security, workers’ compensation or net worth, and in the nature of excise, withholding, ad valorem or value added, in each case whether disputed or not and whether imposed directly or through withholding by any Governmental Entity.

“Taxing Authority” means any Governmental Entity exercising tax regulatory authority.

“Trade Laws” means, with respect to any Person, all applicable customs, import and export Laws in jurisdictions in which such Person or any of its Subsidiaries does business or is otherwise subject to jurisdiction, including but not limited to (i) all U.S. import, export, re-export and transfer of products, Software, technical data, services and technologies Laws (including those Laws under the authority of U.S. Departments of Commerce, Homeland Security, State, and Treasury) and (ii) all comparable applicable Laws in each of the jurisdictions outside the U.S. in which any Group Company does or in the past has done business directly or indirectly.

“Trade Secrets” means any trade secrets (as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and any other confidential or proprietary information (including inventions (whether or not patentable), ideas, research and development, non-public Know-How, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals).

“Transaction Agreements” means this Agreement (for the avoidance of doubt, including the Reorganization Plan), the Transition Services Agreement, the Supply Agreement, the Brand Agreement, the Real Estate Separation Agreements and any other agreements and instruments to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Transaction Expenses” means the aggregate amount of all fees, costs and expenses incurred by the Group Companies prior to the Closing, regardless of when payable (including the fees, costs and expenses of any financial advisor, legal counsel, accountant, agent, auditor, broker, expert or other advisor or consultant retained by or on behalf of the Group Companies), arising out of or in connection with this Agreement or the Transactions (including the Pre-Closing Reorganization). For the avoidance of doubt, Transaction Expenses shall not include (i) any amounts payable to directors, officers or consultants or Business Employees, in each case, as a result of any actions taken by Purchaser or any of its Affiliates at or following the Closing, (ii) any fees, costs or expenses incurred by Purchaser or any of its Affiliates in connection with the Transactions whether or not billed or accrued (including any fees, costs and expenses of any financial advisor, legal counsel, accountant, agent, auditor, broker, expert or other advisor or consultant retained by or on behalf of Purchaser), (iii) any amounts included in the calculation of Indebtedness, Change of Control Payments or Working Capital or (iv) any fees, costs or expenses incurred by the Group Companies after the Closing.

“Transfer Taxes” means all transfer, documentary, sales, value added, use, stamp, registration, recordation, conveyance and other similar Taxes, excluding, for avoidance of doubt, any Taxes required under Announcement 7 or any similar income or capital gains Taxes imposed, directly or indirectly, in India.

“Transferred Assets” shall have meaning set forth in the Reorganization Plan.

“Treasury Regulations” shall mean the Treasury Regulations promulgated under the Code.

“USD” means the lawful currency of the United States.

“Workers’ Compensation Claim” means a claim for workers’ compensation benefits asserted by a Continuing Employee.

“Workers’ Compensation Event” means, with respect to a Continuing Employee, the occurrence of an event, injury, illness or condition giving rise to a Workers’ Compensation Claim.

“Working Capital” means Current Assets minus Current Liabilities. For the avoidance of doubt, Working Capital shall not include any amounts included in the calculation of Indebtedness, Change of Control Payments or Transaction Expenses. For illustrative purposes only, attached as Exhibit E is the Reference Working Capital Statement.

Section 9.07 Conflicts; Privilege.

(a) Purchaser agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, any Group Company) and its and their respective managers, directors, members, partners, officers and employees, and each of their successors and assigns (all such parties, the “Purchaser Parties”), that Cravath, Swaine & Moore LLP (“Cravath”), Benesch, Friedlander, Coplan & Aronoff LLP and Wyatt, Tarrant & Combs, LLP (together, “Seller’s Counsel”) may serve as counsel to, and KPMG US LLC (“KPMG”) may provide professional services to, Seller, on the one hand, and the Group Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Agreements and the consummation of the Transactions (the “Current Representation”), and that, following consummation of the Transactions, any Seller’s Counsel may serve as counsel to, and KPMG may provide professional services to, Seller or any of its Affiliates or any of their respective managers, directors, members, partners, officers or employees, in each case, in connection with any dispute, litigation, claim, Proceeding or obligation arising out of or relating to this Agreement, the other Transaction Agreements or the Transactions (any such representation, a “Post-Closing Representation”), notwithstanding the Current Representation. Purchaser on behalf of itself and the Purchaser Parties hereby consents to any such Post-Closing Representation and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Purchaser acknowledges that the foregoing provision applies whether or not any Seller’s Counsel provide legal services to, and whether or not KPMG provides professional services to, any Group Company after the Closing Date.

(b) Purchaser, on behalf of itself and the Purchaser Parties, hereby irrevocably acknowledges and agrees that with respect to all communications between or among the Business Group Members prior to the Closing, Seller and its counsel (including Seller’s Counsel) made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement or the Transactions, or any matter relating to the foregoing, the expectation of client confidence and any attorney-client privilege attaching thereto belongs to, and shall be controlled by, Seller (notwithstanding that any Business Group Members participated in, was party to or was furnished such communications nor that any Business Group Member is also a client of such counsel), and from and after the Closing, neither Purchaser nor any Group Company nor any Person purporting to act on behalf of or through Purchaser or any Group Company, will seek to obtain the same by any process. From and after the Closing, Purchaser, on behalf of itself and the Purchaser Parties, waives and will not assert any attorney-client privilege with respect to any communication between any Seller’s Counsel, on the one hand, and the Group Companies or Seller, on the other hand, occurring prior to the Closing in connection with the Current Representation or any Post-Closing Representation, and the expectation of client confidence belongs to Seller and shall be controlled by Seller and shall not pass to or be claimed by Purchaser, any Group Company or any of their respective Affiliates. In connection with any dispute or Proceeding that may arise between Seller, on the one hand, and Purchaser or, after the Closing, any Group Company, on the other hand, Seller (and not Purchaser or any Group Company) will have the right to decide whether or not to waive any attorney-client privilege that may apply to any communications between any Seller’s Counsel, on the one hand, and any Group Company, on the other hand, that occurred before the Closing, except to the extent required to do so by a court order. Notwithstanding the foregoing, in the event a dispute arises between Purchaser or the Group Companies, on the one hand, and a Person other than Seller (or any Affiliate thereof), on the other hand, after the Closing, the Group Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by any Seller’s Counsel to such Person; provided, however, that no Group Company may waive such privilege without the prior written consent of Seller.

(c) In the event that any third party commences Proceedings seeking to obtain from Purchaser or its Affiliates (including, after the Closing, any Group Company) attorney-client communications involving any Seller’s Counsel in connection with the Current Representation, Purchaser shall promptly notify in writing Seller so as to permit Seller to participate in any such Proceedings.

Section 9.08 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each party and delivered to the other party. Delivery of an executed counterpart of a signature page of this Agreement by electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.09 Entire Agreement. This Agreement, the other Transaction Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the other Transaction Agreements or the Confidentiality Agreement. In the event of any conflict between the provisions of this Agreement, on the one hand, and the provisions of any of the other Transaction Agreements or the Confidentiality Agreement, on the other hand, the provisions of this Agreement shall control; provided, that, to the extent a Purchaser Indemnitee or Seller Indemnitee suffers or incurs Losses or is entitled to a claim or remedy, the subject matter of which is addressed in another Transaction Agreement, the remedies and indemnification provisions set forth in such other Transaction Agreement (and all limitations thereon) shall control with respect to such Losses, claim or remedy.

Section 9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.11 Consent to Jurisdiction. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, the United States District Court for the Southern District of New York and any appellate courts thereof with respect to any appeals for the purposes of any suit, action or other Proceeding related to or arising out of this Agreement or the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or Proceeding has been brought in an inconvenient forum. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.04 shall be effective service of process for any such suit, action or Proceeding.

Section 9.12 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR OTHER PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS.

Section 9.13 Governing Law. This Agreement, and all matters, claims or causes of action (whether in contract or tort) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 9.14 Parent Guaranty.

(a) As a material inducement to the Seller to enter into this Agreement, Parent hereby absolutely, unconditionally and irrevocably guarantees to the Seller, as primary obligor and not merely as a surety, the due and timely payment and performance of all obligations of Purchaser under this Agreement and any Transaction Agreement to which Purchaser is a party, including the consummation of the Closing and the payment of the Purchase Price, in each case in accordance with and solely if, as and when required by the terms of this Agreement or any such Transaction Agreement (the “Guaranteed Obligations”). All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The guarantee contained in this Section 9.14 (the “Parent Guaranty”) is a continuing one and shall remain in full force and effect until all of the Guaranteed Obligations shall have been paid and performed in full, and will be binding upon Parent, its successors and permitted assigns.

(b) If for any reason Purchaser shall fail or be unable to duly and punctually pay or perform, or cause to be duly and punctually paid or performed, any of the Guaranteed Obligations as and when required pursuant to this Agreement or any such Transaction Agreement, Parent shall duly and punctually pay or perform, or cause to be duly and punctually paid or performed, such Guaranteed Obligations. Parent further agrees that the Parent Guaranty constitutes a guaranty of payment and performance when due and not of collection and is in no way conditioned or contingent upon any attempt to collect from Purchaser or any other person.

(c) The liability of Parent under this Agreement will, to the fullest extent permitted under Law, be absolute and unconditional irrespective of, and Parent hereby acknowledges and agrees that the obligations of Parent hereunder shall not be released or discharged, in whole or in part, or otherwise affected by, and Parent hereby irrevocably waives any defense based upon or arising out of (except as may be required by applicable Law and to the extent the relevant requirement by applicable Law cannot be waived): (i) any failure or delay of any Seller to assert any claim or demand or to enforce any right or remedy against Purchaser, Parent or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by this Agreement (each, an “Interested Person”), or to pursue any other remedy in Seller’s power whatsoever; (ii) any amendment, modification or waiver of, or any consent to any departure from the terms of, this Agreement or any such Transaction Agreement or any change in the time, manner, place or terms of payment or performance, or any renewal or alteration of, any Guaranteed Obligation, except to the extent Seller has consented thereto; (iii) the addition, substitution or release of Purchaser or any other person to or from this Agreement or any such Transaction Agreement; (iv) any change in the corporate existence, structure or ownership of Purchaser or Parent; (v) any insolvency, bankruptcy, reorganization or other similar proceeding (or any consequences or effects thereof) affecting Purchaser, Parent, any other person or any of their respective assets; (vi) the existence of any claim, set-off or other right which Parent may have at any time against Purchaser, the Seller or any other person, whether in connection with the Guaranteed Obligations or otherwise; (vii) any lack of authority of any officer, director, manager or any other person acting or purporting to act on behalf of Purchaser or Parent or any defect in the formation of Purchaser or Parent or the lack of enforceability of this Agreement or any such Transaction Agreement against Purchaser or Parent; (viii) any act or omission by Purchaser that directly or indirectly results in or aids the discharge or release of Purchaser or any Guaranteed Obligations by operation of Law or otherwise; and (ix) the adequacy of any other means Seller may have of obtaining payment of the Guaranteed Obligations; provided, however, that Parent does not waive any defenses to the payment of the Guaranteed Obligations that are available to Purchaser under the express terms of this Agreement, including, for the avoidance of doubt, any breach of any representation, warranty, covenant or agreement by any Seller of this Agreement or any such Transaction Agreement that would give rise to such defense but excluding any defenses arising from or relating to the matters specified in subsections (iii), (iv), (v) or (vi) (other than defenses under the express terms of this Agreement with respect to breach of this Agreement by Seller) of this Section 9.14 (collectively, the “Retained Defenses”).

(d) Parent hereby waives promptness, diligence, notice of the acceptance of the Parent Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any of the Guaranteed Obligations and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Purchaser or any other Interested Person, and all suretyship defenses generally; provided, however, that Parent does not waive any Retained Defense. Parent hereby waives any and all notice of or proof of reliance by the Seller upon this Parent Guaranty or acceptance of the Parent Guaranty. The Guaranteed Obligations, and any of them, will conclusively be deemed to have been created, contracted or incurred in reliance upon the Parent Guaranty, and all dealings between Purchaser or Parent, on the one hand, and the Seller, on the other hand, will likewise be conclusively presumed to have been had or consummated in reliance upon the Parent Guaranty.

(e) Parent represents and warrants to the Seller that: (i) Parent is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) duly organized, validly existing, and in good standing under the laws of the Netherlands; (ii) the execution, delivery, and performance by Parent of this Agreement, and the consummation of the Transactions are within Parent’s company powers and have been duly authorized by all necessary company action on the part of Parent; (iii) this Agreement has been duly executed and delivered by Parent and constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement thereof may be limited against Parent by the Enforceability Exceptions; (iv) no consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity or any other party to a Contract to which Parent is a party is required to be made or obtained by Parent in connection with the execution, delivery and performance by Parent of this Agreement, except for such consents or approvals the failure of which to obtain would not materially adversely affect or delay the ability of Parent to pay and perform the Guaranteed Obligations; (v) the execution, delivery and performance by Parent of this Agreement, and the consummation of the Transactions, will not (A) violate the organizational documents of Parent, (B) violate any Law applicable to Parent, or (C) constitute a default by Parent under any Contract to which Parent is a party, except for such violations, defaults or impositions that would not materially adversely affect or delay the ability of Parent to pay and perform the Guaranteed Obligations; and (vi) Parent has the financial capacity to pay and perform the Guaranteed Obligations, and all funds necessary for Parent to pay and perform the Guaranteed Obligations shall be available to Parent for so long as the Parent Guaranty shall remain in effect.

(f) Whenever this Agreement requires any subsidiary of Purchaser (including, after the Closing Date, the Group Companies) to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause such Subsidiary of Parent to take such action.

(g) Section 9.01 (Amendment and Waivers); Section 9.02 (Assignment); Section 9.03 (No Third-Party Beneficiaries); Section 9.05 (Right to Specific Performance); Section 9.06 (Interpretation); Section 9.07 (Conflicts; Privilege); Section 9.08 (Counterparts); Section 9.09 (Entire Agreement); Section 9.10 (Severability); Section 9.11 (Consent to Jurisdiction); Section 9.13 (Governing Law); and this Section 9.14 shall apply with respect to Parent and the Parent Guaranty.

Section 9.15 Sovereign Immunity. With respect to any Proceeding arising out of or relating to this Agreement or any other Transaction Agreement (subject to Sections 9.11 and 9.13), each of Purchaser and Parent waives any right of sovereign immunity which it may have, including any immunity from the attachment in aid of execution, execution or otherwise, and each of Purchaser and Parent agrees not to assert sovereign immunity in any such action or Proceeding.

[remainder of page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

VALVOLINE INC., as Seller,

By:	/s/ Samuel J. Mitchell, Jr.
Name:	Samuel J. Mitchell, Jr.
Title:	Chief Executive Officer

[SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT]

GATEWAY VELOCITY HOLDING CORP., as Purchaser,

By:	/s/ AHMED M. ALKHUNAINI
Name:	AHMED M. ALKHUNAINI
Title:	President, Secretary and Treasurer

ARAMCO OVERSEAS COMPANY B.V., as Parent, solely for the purposes set forth in Section 9.14 and Section 9.15,

By:	/s/ AHMED M. ALKHUNAINI
Name:	AHMED M. ALKHUNAINI
Title:	President and CEO

[SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT]

Exhibit B

Form of Brand Agreement

Exhibit B

Trademark Co-Existence Agreement

This Trademark Co-Existence Agreement (“Agreement”), dated as of [●] (the “Effective Date”), is by and between, on the one hand, Valvoline, LLC, a Delaware limited liability company, and Valvoline Licensing and Intellectual Property LLC, a Delaware limited liability company, (Valvoline Licensing and Intellectual Property LLC, together with Valvoline, LLC, “Valvoline” or “VRS”) and Valvoline Inc., a Kentucky Corporation, each with offices located at 100 Valvoline Way, Lexington, KY 40509 and, on the other hand, VGP Holdings LLC, a Delaware limited liability company, and VGP IPCo LLC, a Delaware limited liability company, both with offices located at [●] (collectively “VGP”). Each of the foregoing may be referred to herein as a “Party” and together as “Parties.”

WHEREAS, Valvoline Inc., an Affiliate of VRS, and Gateway Velocity Holding Corp. are parties to that certain Equity Purchase Agreement, dated as of July 31, 2022 (the “EPA”), pursuant to which Valvoline Inc. has agreed to sell and transfer to Gateway Velocity Holding Corp. all of the equity interests of VGP Holdings LLC;

WHEREAS, the Parties mutually intend to have a long-term strategic partnership;

WHEREAS, the Parties desire to use and co-own the Valvoline Marks (defined below) based on various factors including geographic regions, products or services, Fields of Use (defined below), and otherwise on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement and the EPA, the Parties, intending to be legally bound, hereby agree as follows:

1.    Definitions. As used in this Agreement, the following capitalized terms have the meaning ascribed below:

“Affiliate” of a Party means any other party or Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Party, whether through the ownership of voting securities, by contract, or otherwise, or ownership, beneficially or of record, of more than fifty percent (50%) of the voting securities of a Party. Notwithstanding the foregoing, in no event shall Affiliates include (i) a controlling Person that is a sovereign state or a political subdivision or Governmental Entity of a sovereign state, (ii) any Person that would be an Affiliate only due to being under the common control of a sovereign state or political subdivision or Governmental Entity of a sovereign state, (iii) Saudi Arabian Oil Company, a joint stock company established under the laws of the Kingdom of Saudi Arabia, and its direct and indirect subsidiaries, except for VGP and its direct and indirect subsidiaries or (iv) any future controlling Person of VRS and its direct and indirect subsidiaries, except for VRS and its direct and indirect subsidiaries.

“Ancillary Products” means the promotional merchandise set forth in Exhibit A.

“China” means the People’s Republic of China and its possessions and territories including Hong Kong and Macau and excluding Taiwan.

“Communications Policy” means the policy to maintain the preeminence of the Valvoline Marks, notwithstanding the ability of either Party to conduct temporary price promotions, offer consumer coupons, loyalty program benefits or other purchase incentives which are promotional, in North America and any other territories where a Party uses the Valvoline Marks.

“Confidential Information” of a Party means all non-public information regarding such Party’s business.

“Express Care Jurisdictions” means all countries outside of North America.

“Express Care Marks” means the trademarks set forth in Exhibit B.

“Express Care Signage Guidelines” means the guidelines set forth in Exhibit C.

“Field(s) of Use” means the Retail Services, with respect to VRS, and/or the VGP Products and Services, with respect to VGP, as these terms are defined below and in relation to each Party’s respective uses of the Valvoline Marks.

“Governmental Entity” means any federal, state, local or foreign government, or any court or other judicial or arbitral body of competent jurisdiction, administrative agency, commission or other governmental or quasi-governmental authority or instrumentality, domestic or foreign, or any political or other subdivision or branch of any of the foregoing.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, award, decree, other requirement, or rule of law of any federal, state, local, or foreign government, or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Losses” means losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“MENA” means Middle East and North Africa: Afghanistan, Algeria, Azerbaijan, Bahrain, Chad, Comoros, Djibouti, Egypt, Eritrea, Ethiopia, Georgia, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Mali, Mauritania, Morocco, Niger, Oman, Pakistan, Palestine, Qatar, Saudi Arabia, Syria, Somalia, South Sudan, Sudan, Tunisia, United Arab Emirates, and Yemen.

“North America” means the United States of America, Canada, and their respective territories and possessions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Entity or other entity.

“Retail Services” means all retail services, including transportation-related retail services, conducted (i) on a business -to -consumer basis, or (ii) solely with respect to vehicle maintenance or care on all modes of ground transportation, on a business -to -business basis, in each case, either directly or through a franchisee, licensee, or business partner, whether previously, now, or hereafter rendered, and all marketing, promotion, and advertising thereof.

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“Supply Agreement” means that certain Supply Agreement, dated as of [•], 2022, entered into by and between Valvoline LLC and VGP Holdings LLC.

“Valvoline Marks” means the trademarks set forth in Exhibit D and any other trademarks used and owned by the Parties and their Affiliates containing “Valvoline” or the “V” mark/logo.

“VGP Products and Services” means (a) all products, including the Ancillary Products, globally; (b) all services conducted on a business-to-business basis in support of VGP’s products globally; (c) solely in China, all Retail Services; and (d) outside North America, all fuel and energy retail services and convenience stores solely to the extent connected to such fuel and energy retail services; in each case (a), (b), (c) and (d), whether previously, now, or hereafter sold or rendered and all marketing, promotion, and advertising thereof.

2.    Brand Ownership.

(a)    The Parties acknowledge and agree that, except as expressly set forth herein, VRS will own the Valvoline/V brand in the Retail Services Field of Use and VGP will own the Valvoline/V brand in the VGP Products and Services Field of Use. Each Party agrees not to use any Valvoline Mark outside of its Field of Use, except as expressly allowed herein.

(b)    To the extent that a Party licenses or sublicenses any Valvoline Mark, such Party shall ensure its licensees’ compliance with all terms of this Agreement as would be required of such Party.

(c)    The Parties acknowledge and agree that, except as expressly set forth herein, VRS will own the Express Care/Express Care by Valvoline brand in North America and VGP will own the Express Care Marks in the Express Care Jurisdictions. The Parties acknowledge and agree that VGP will own the marks on Exhibit B.

(d)    The Parties acknowledge and agree that VGP will own all trademarks owned or controlled by VRS immediately prior to the Effective Date in China, regardless of Field of Use.

3.    VGP Entering Retail Services. If VGP desires to engage in Retail Services under the Valvoline Marks in any country (except for China) (hereinafter, a “Market”), the Parties shall proceed as follows:

(a)    VGP shall notify VRS in writing of its Retail Services proposal in a specific Market. In such notice, VGP shall provide a reasonably detailed plan that includes a timeline for opening a first retail location, the projected number of stores to be opened per year for the first [***], the projected marketing budgets in such country for the first [***], VGP’s projected revenue for the first [***], and any other material details reasonably requested by VRS (“Retail Lubricant Market Plan”).

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(b)    VRS shall review the notification and Retail Lubricant Market Plan and request any additional information it requires to evaluate or supplement the Retail Lubricant Market Plan within sixty (60) days after receipt of the notification.

(c)    VGP shall promptly provide any such additional information requested by VRS.

(d)    Within sixty (60) days of receipt of the Retail Lubricant Market Plan or within forty-five (45) days of receipt of all timely requested additional information, whichever is later, VRS shall respond to the notice stating whether it: (A) approves VGP’s request to enter the specified Market subject to the Parties agreeing to brand guidelines governing such Market entry or (B) denies VGP’s request because VRS intends to enter such Market within [***]. VRS shall not unreasonably deny VGP’s request if there are no VRS locations in the Market proposed by VGP and no reasonable possibility that VRS will establish a VRS location in such Market in the [***] following such request. If VRS does not establish a VRS location in such Market within [***] following such request, and does not have reasonably concrete plans to establish additional locations in such Market in a timely manner, then at the expiration of such [***] period, VRS shall approve VGP’s original request to enter such Market pursuant to the applicable, updated Retail Lubricant Market Plan.

(e)    Should VRS have approved VGP to enter a Market to provide Retail Services in that Market pursuant to Section (d), the Parties shall promptly negotiate mutually agreeable brand guidelines for the provision of Retail Services in such Market under the Valvoline Marks and, subject to mutual agreement to such brand guidelines, VRS will grant to VGP an exclusive (including as to VRS, but subject to Section 3(f)), non-transferable (except as provided in Section 13), royalty-free, sublicensable (solely as provided in Section 3(g)) license to use the Valvoline Marks for Retail Services use solely in the Market and as set forth in the Retail Lubricant Market Plan and consistent with such brand guidelines.

(f)    Any exclusive license granted to VGP pursuant to Section 3(e) shall remain in effect for so long as VGP substantially executes all material actions set forth in the Retail Lubricant Market Plan within the timeline specified therein. If VGP fails to substantially execute any material action set forth in the Retail Lubricant Market Plan on the timeline specified therein, then upon written notice from VRS of such failure, VGP shall have six (6) months to execute any material actions that VGP has failed to execute. If thereafter VGP has not substantially executed a material action of the Retail Lubricant Market Plan, the Parties shall negotiate in good faith for three (3) months to try to resolve their differences. Following such three (3) month period, if the parties have not reached mutual resolution of their differences and VGP has not substantially executed any one or more material actions of the Retail Lubricant Market Plan within the timeline set forth therein or, with respect to actions that were the subject of a notice of failure to execute from VRS, during the six (6) month execution period or the three (3) month negotiation period, then upon written notice from VRS, the exclusive license granted to VGP in Section 3(e) shall immediately and automatically convert to a non-exclusive license, unless otherwise agreed to by the Parties in writing.

(g)    VGP shall have the right to grant sublicenses to any third party (“VGP Permitted Sublicensees”), including through multiple tiers and channels, of the licenses granted to VGP under Section 3(e); provided, however, that any such sublicense shall be a written sublicense agreement and is subject to quality control and termination by VGP in the event of a breach by the VGP Permitted Sublicensee.

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(h)    The Parties acknowledge and agree that VGP has provided VRS with notice that VGP desires to engage in Retail Services under the Valvoline Marks in MENA, and has complied with the requirements of Sections 3(a), 3(b) and 3(c) in respect thereof. VRS hereby approves such request by VGP pursuant to Section 3(d) and, subject to the Parties agreeing to brand guidelines governing such Market entry, VRS shall grant to VGP an exclusive (including as to VRS, but subject to Section 3(f)), non-transferable (except as provided in Section 13), royalty free, sublicensable (solely as provided in Section 3(g)) license to use the Valvoline Marks as well as all trade dress, store layouts and manuals for Retail Services use solely in MENA.

4.    Ancillary Products. VGP hereby grants VRS a non-exclusive, worldwide, sublicensable (including through multiple tiers and channels), royalty-free license to use the Valvoline Marks in connection with (a) the manufacture, promotion, advertisement, and distribution of Ancillary Products for internal VRS use or gifting/promotional activities and (b) the performance of VRS’s obligations under that certain Licensing and Merchandising Agreement, by and between VRS and The Specialized Marketing Group, Inc., as amended, restated or extended from time to time. If there are any conflicts regarding VRS’s Ancillary Products, VGP will raise the issue with the Brand Ambassadors, who will meet to resolve any such issue in good faith. For the avoidance of doubt, VRS shall not sell or resell any Ancillary Products for profit under this Section 4.

5.    Quality Control.

(a)    Acknowledgement. The Parties acknowledge and are familiar with the high standards and quality of VRS and VGP and the Valvoline Marks and they will, and will cause their respective Affiliates to, conduct their respective businesses and use the Valvoline Marks in a manner consistent with these standards and quality.

(b)    Trademark Notices. The Parties will use commercially reasonable efforts to ensure that their and their respective Affiliates’ uses of the Valvoline Marks are accompanied by appropriate trademark notices, e.g., the “TM” or ®.

(c)    Maintaining Value of Valvoline Marks. Neither Party shall, nor shall either Party permit its Affiliates to, take, omit to take, or permit any action that will or may tarnish or bring into disrepute the reputation, image, premium nature or prestige of or goodwill associated with the Valvoline Marks.

(d)    Similar Marks. Neither Party shall, nor shall either Party permit its Affiliates to use, apply for, obtain, or assist any Person in applying for or obtaining any registration of any trademark, service mark, trade name, or other indicia confusingly similar to any of the Valvoline Marks in any territory or Field of Use that is outside of that Party’s rights pursuant to this Agreement.

(e)    Licensing. Subject to the terms and conditions of this Agreement, each Party has the right to grant licenses in the Valvoline Marks, to the extent owned by such Party, to any third party (including franchisees), which licenses may be sublicensable by such third party solely with respect to the Party’s ownership rights to the Valvoline Marks in applicable jurisdictions

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and applicable Fields of Use; provided, however, that any license or sublicense shall be a written agreement and subject in all respects to quality control and the restrictions, exceptions, and other provisions contained in this Agreement and any policies agreed to by the Brand Ambassadors. Each Party shall be responsible to the other Party for all actions or inactions of its licensees, including violations of this Agreement.

(f)    Brand Ambassador. Each Party will appoint at least one brand ambassador (the “Brand Ambassadors”) at the director or vice president level, or at an equivalent level with suitable seniority, to represent its interests in maintaining the integrity and preeminence of the Valvoline Marks. The Brand Ambassador(s) for each Party shall meet at least annually to discuss marketing plans for the upcoming calendar year, five-year plans for their respective businesses including expected product requests, strategic priorities for growth and expected market expansion priorities, and any proposed new product request VRS is reasonably contemplating in the calendar year following such Brand Ambassador meeting, and to address on an as-needed basis any issues that arise with respect to marketing or other matters about the Valvoline Marks.

(i)    The Brand Ambassadors may establish, by mutual agreement: (A) a procedure for the Parties to appoint and manage Brand Ambassadors or a brand committee; (B) the role and authority of the Brand Ambassadors or brand committee to monitor the use of the Valvoline Marks by the Parties; and (C) a procedure for the Brand Ambassadors or brand committee to notify a Party of any use of a Valvoline Mark that does not comply with this Agreement and for the Parties to discuss and resolve the matter.

(ii)    In addition, the Brand Ambassadors will be responsible for (A) creating written versions of the Communications Policy, Search Engine Policy and Social Media & Public Media Policy after the Effective Date and (B) amending the policies and procedures in place between the Parties in response to reasonable written requests from a Party. In creating and making any changes to such policies and procedures, the Brand Ambassadors will act reasonably and in good faith and take into account maintaining brand identity, growing the brand value and goodwill and similarly allowing for flexibility in adapting brand assets to changes in market conditions and consumer attitudes, ensuring competitiveness to market, supporting global growth plans, and realizing synergies with the brand globally. The Communications Policy shall govern the use of the Valvoline Marks with the goal of ensuring clarity across Party communications including by their use of distinguishable names and identifiers that reflect their respective services or products. The Search Engine Policy shall govern the use of acceptable search engine optimization practices and acceptable search term or adword purchase practices for the Parties. The Social Media & Public Media Policy shall govern the use of existing and future Party social media accounts and the use of the Valvoline Marks on social media and in public media including websites (see Section 8(b)), advertising, sponsorships and other brand visibility and audience targeting opportunities.

(g)    Compliance with Law. The Parties agree that they shall, and shall cause their respective Affiliates to (a) use the Valvoline Marks in accordance with all applicable Laws and (b) not use the Valvoline Marks in a manner that would be reasonably expected to significantly damage the goodwill associated with any of the Valvoline Marks or impair either Party’s ability to enforce the same.

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(h)    Express Care. VGP shall use the Express Care Marks solely in the Express Care Jurisdictions, and solely for the purpose of licensing such marks to VGP’s customers that provide quick lube and related retail services for use in connection with the sale of VGP products to such customers. Except as otherwise agreed between the Brand Ambassadors, VGP shall ensure that its licensees comply with the sizing guidelines applicable to the Express Care signage set forth on Exhibit C, which also includes exemplary Express Care logos for Express Care store branding. Notwithstanding the foregoing, VGP may use or register “Express Care” without any Valvoline Mark(s) in the Express Care Jurisdictions and for the purpose of licensing such marks to VGP’s customers that provide quick lube and related retail business for use in connection with the sale of VGP products to such customers, in which case the Express Care Signage Guidelines do not apply.

6.    Maintenance of Registrations and New Trademark Filings.

(a)    Each Party shall, and shall cause its Affiliates to, for the Valvoline Marks it owns and solely within its applicable Field of Use and jurisdiction, and at its own expense, take reasonable steps to maintain the existing registrations of the Valvoline Marks and prosecute to registration any applications that are pending as of the Effective Date. Each Party, at its own expense, shall provide the other Party with all necessary assistance for such maintenance and prosecution.

(b)    In furtherance and not in limitation of Section 6(a), each Party agrees to promptly, at the written request of the other Party, take all steps reasonably necessary to file applications for registration of, prosecute and register (the “Resulting Registration”) a Valvoline Mark in the other Party’s Field of Use in specific jurisdictions where the applicable Law or local trademark office procedures preclude the other Party from registering a Valvoline Mark in its own Field of Use, including, for example, when a Party’s application for a Valvoline Mark is rejected on the basis of a likelihood of confusion with the other Party’s preexisting Valvoline Mark(s) registration(s) in that jurisdiction. In this circumstance, the Party that acquired the Resulting Registration will transfer the Resulting Registration to the other Party (and file all applicable transfer documents) promptly after receiving notice from the applicable registry that the Resulting Registration has issued. However, if such transfer is impracticable or not allowed under applicable Law or local trademark office procedures, then VGP will own all registrations of the Valvoline Marks in that jurisdiction, and the Parties will take all applicable steps to transfer all Valvoline Marks in that jurisdiction to VGP, and VGP will grant VRS an exclusive (including as to itself), perpetual, transferable, royalty-free, sublicensable license akin to ownership to the applicable Valvoline Mark(s) for use as would be permitted under this Agreement or as otherwise mutually agreed by the Parties. If any license is granted pursuant to this Section 6(b), VGP agrees to use reasonable best efforts to maintain all registrations of Valvoline Marks in the Retail Services Field of Use, at VRS’s expense, in that jurisdiction.

(c)    If a Party desires to not renew or maintain a registration of a Valvoline Mark, it will endeavor to inform the other Party at least forty-five (45) days prior to any such abandonment and the Parties may thereafter confer in good faith to mutually determine, in

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accordance with the intent and purpose of this Agreement, if that registration should be assigned to the other Party. If the Parties so determine, and the assignment is practicable, they will work in good faith to effectuate the assignment and the assignee will be responsible for maintaining that assigned registration at its sole cost and expense.

(d)    If a Party or its Affiliate files a new trademark application for a new or revised trademark containing a Valvoline Mark to be used in its Field of Use as contemplated hereunder, in any jurisdiction, it will endeavor to notify the other Party and the Parties may thereafter confer in good faith to determine if the applied-for trademark is useful to the other Party in its Field of Use, and if so, the Parties can engage in good-faith negotiations for the other Party’s use of such trademark on reasonable and non-discriminatory terms that mirror the spirit of the terms of this Agreement.

(e)    To the extent necessary to police a Valvoline Mark, and subject to Section 6(b) and Section 9(a), it is each Party’s obligation to register, based on its reasonable business judgment, the Valvoline Mark(s) with the appropriate governmental customs authority or other such authorities in its respective Field of Use in that territory.

7.    Communications.

(a)    The Parties will, and will cause their respective Affiliates and licensees to, comply in all material respects with the Communications Policy in applicable jurisdictions.

(b)    Each Party and its Affiliates and licensees may advertise, promote, and market the Valvoline Marks only in its respective Field of Use in that country and each Party will bear its own costs of any advertising, marketing, and promotions related to the Valvoline Marks.

8.    Business Names, Domain Names, Websites, Search Engine, Social Media and Residual Use.

(a)    Corporate Names. Each Party shall use reasonable efforts not to, and to not permit any of their Affiliates to, refer to itself as “Valvoline” alone, except that VRS may refer to itself as “Valvoline” to its shareholders, as required by law and internally to the extent existing as of the date hereof, including on employee uniforms, stationary and invoices, and reasonable extensions thereof. VRS retail service centers will do business as “Valvoline Instant Oil Change” or another deviation thereof not using the word “Valvoline” standing by itself, so long as it continues to use the Valvoline Marks in association with its stores. VRS will never label or market a product in a manner that indicates that VRS is the source of the product (e.g., “by Valvoline”) or is the product manufacturer.

(b)    Websites.

(i)    For the period commencing on the Effective Date and ending one (1) year from the Effective Date, VRS shall cause the content of the webpage located at Valvoline.com to show supporting pages on such page that include a location finder and coupons (can be VRS or VGP). This page is to minimize any negative impact to the business of both Parties. Thereafter, VRS shall cause the content of the webpage located at, and subpages accessible from, Valvoline.com, to consist of the content agreed to by the Brand Ambassadors. Should the Brand Ambassadors not be able to

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reach agreement, then VRS shall cause the content of the webpage located at Valvoline.com to consist solely of a landing page containing a mutually agreeable (A) description of VRS’s business and images and a link redirecting to a domain designated by VRS and updated from time to time, or another domain name which VRS may reasonably designate from time to time, and (B) description of VGP’s business and images and a link redirecting to a domain designated by VGP and updated from time to time, or another domain name which VGP may reasonably designate from time to time. The description and link corresponding to VRS shall be of equal prominence and size as the description and link corresponding to VGP.

(ii)    Unless and until VRS commences Retail Services in a country, VRS shall cause any Valvoline.xx domain name with the corresponding country code top-level domain (e.g., Valvoline.br for Brazil) as well as all geographically specific sub-domains based on the location of the user (e.g., Valvoline.com/br for Brazil) for such country to automatically redirect to a domain designated by VGP and updated from time-to-time. Upon VRS commencing Retail Services in a jurisdiction, VRS shall cause the content of the webpage located at the Valvoline.xx domain name with the corresponding country code top-level domain (e.g., Valvoline.br for Brazil) as well as all geographically specific sub-domains based on the location of the user (e.g., Valvoline.com/br for Brazil) in such country to consist of the content agreed to by the Brand Ambassadors. Should the Brand Ambassadors not be able to reach agreement, then VRS shall cause the content of the webpage located at such Valvoline.xx domain name with the corresponding country code top-level domain (e.g. Valvoline.br for Brazil), to consist solely of a landing page containing a mutually agreeable (A) description of VRS’s business and images and a link redirecting to a domain designated by VRS and updated from time-to-time, or another domain name which VRS may reasonably designate from time to time, and (B) description of VGP’s business and images and a link redirecting to a domain designated by VGP and updated from time-to-time, or another domain name which VGP may reasonably designate from time to time. The description and link corresponding to VRS shall be of equal prominence and size as the description and link corresponding to VGP. For the avoidance of doubt, the domain name Valvoline.ca shall continue to redirect to Valvoline.com unless the Brand Ambassadors mutually agree otherwise.

(iii)    The Parties shall collaborate in good faith to optimize Search Engine Optimization (“SEO”) for domains with equal treatment for both Parties. Supporting content pages on the Valvoline.com webpage will be mutually agreed to with the intent of maximizing SEO for each of the VRS and VGP businesses.

(iv)    The Parties shall collaborate in good faith to optimize SEO for such domain names with equal treatment for both Parties. For the avoidance of doubt, VRS shall retain ownership of the domain name Valvoline.com and all Valvoline.xx domain names with other top-level domains. Exhibit F is a list of URLs that will be split between, and owned by each of, the Parties.

(c)    Search Engine Policy. The Parties will, and will cause their respective Affiliates and licensees to, comply in all material respects with the policy that governs acceptable search engine optimization practices and acceptable search term or adword purchase practices (the “Search Engine Policy”).

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(d)    Social Media & Public Media Policy. The Parties will, and will cause their respective Affiliates and licensees to, comply in all material respects with the policy that governs the use of social media accounts and public communication and the use of “Valvoline” and the Valvoline Marks on social media pages, websites, and in other communications and media (the “Social Media & Public Media Policy”). Exhibit G is a list of social media handles/accounts that will be split between, and owned by each of, the Parties.

(e)    Residual Use.

(i)    Notwithstanding Section 5.26(a) of the EPA, after the date that is one hundred eighty (180) days after the date of this Agreement, or as otherwise mutually agreed by the Brand Ambassadors, the material use of any Seller Retained Licensed Intellectual Property (as defined in the EPA) by or for VGP and its Affiliates may not contain any trademarks (A) that are owned by VRS and its Affiliates and (B) for which VGP does not otherwise receive rights to use under this Agreement (or another valid agreement), except for factual or historical or nominative fair uses thereof.

(ii)    Notwithstanding Section 5.26(b) of the EPA, after the date that is one hundred eighty (180) days after the date of this Agreement, or as otherwise mutually agreed by the Brand Ambassadors, the material use of any Purchaser Retained Licensed Intellectual Property (as defined in the EPA) by or for VRS and its Affiliates may not contain any trademarks (A) that are owned by VGP and its Affiliates and (B) for which VRS does not otherwise receive rights to use under this Agreement (or another valid agreement), except for factual or historical or nominative fair uses thereof.

9.	Enforcement and Defense.

(a)    Responsibility. Each Party and its Affiliates is responsible for, and shall, defend or enforce, as applicable, any Actions (defined below) in its Field of Use; provided that if (i) a Party does not have a registered Valvoline Mark in a particular jurisdiction and the other Party does have a registered Valvoline Mark in such jurisdiction, the Party with the registration shall, at the other Party’s expense and reasonable request, enforce, or cause its applicable Affiliate to enforce, its registered Valvoline Mark in such jurisdiction; or (ii) if VGP or any of its Affiliates licenses to VRS a Valvoline Mark pursuant to Section 6(b), VGP shall, at VRS’s expense and reasonable request, enforce, or cause its applicable Affiliate to enforce, such licensed Valvoline Mark in such jurisdiction. Neither Party will, nor will it permit its Affiliates to, settle any controversy if it is detrimental to the other Party, including if it would subject the other Party to monetary damages, restriction the other Party’s business within its Field of Use or require an admission of fault by the other Party, without the express written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed.

(b)    Notification. Each Party will endeavor to notify the other Party as soon as practicable upon becoming aware of any: (a) actual, suspected, or threatened infringement of a Valvoline Mark (including the filing of third-party trademark applications that incorporate or are

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confusingly similar to a Valvoline Mark), claim that a Valvoline Mark is invalid, or opposition to a Valvoline Mark; in each case by any person that is not a Party or Affiliate of a Party; (b) actual, suspected, or threatened claim that use of a Valvoline Mark infringes the rights of any third party; or (c) other actual, suspected or threatened claim to which a Valvoline Mark may be subject (collectively, “Actions”).

(c)    Assistance. The Parties will, and will cause their respective Affiliates to, provide each other with reasonable assistance in the conduct of any Action. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses regarding any Action.

(d)    Monetary Compensation. Any monetary compensation that results from an Action shall be divided between the Parties in proportion to the respective documented out-of-pocket expenses of the Parties directly related to such Action.

10.    Confidentiality.

(a)    Each Party shall use the Confidential Information of the other Party and reproduce materials containing Confidential Information of the other Party only as necessary to perform its obligations under this Agreement. Each Party shall restrict disclosure of Confidential Information of the other Party to its personnel who have a need to know such information to perform its obligations under the Agreement and who have first agreed to be bound by the terms of this Section 10. Each Party is liable for an unauthorized disclosure or use of Confidential Information of the other Party by any of its current or former personnel. Within ten (10) days after receiving a written request from the other Party, a Party shall destroy or return (as instructed) any materials containing Confidential Information of the other Party, except such Confidential Information that may be stored in such Party’s backup systems as part of such Party’s standard record retention or archiving process (provided that, any such Confidential Information shall continue to be subject to the confidentiality provisions hereof).

(b)    Exceptions to Confidential Information. The obligations under this Section 10 do not apply to Confidential Information that a Party can demonstrate:

i.	is or becomes publicly available without its breach of this Agreement; or

ii.	is independently developed by it without using Confidential Information; or

iii.	is received by it from a third party that does not have an obligation of confidentiality to the other Party; or

iv.	is properly and lawfully known to the receiving Party prior to the Effective Date without an obligation of confidentiality to the other Party.

(c)    A Party may disclose Confidential Information to the extent that, in the reasonable opinion of its legal counsel, it is legally required to disclose such Confidential Information; provided that, such Party shall, except for disclosures legally required to comply with United States securities laws: (i) give written notice to the other Party in a reasonable time prior to disclosure and allow the other Party a reasonable opportunity to seek appropriate protective measures; (ii) take into account the reasonable requests of the other Party in relation to the

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form, timing and content of such disclosure; and (iii) use its commercially reasonable efforts to maintain the confidential nature and resist the disclosure of any terms of this Agreement in relation to pricing and any related commercially sensitive information, including by means of redacting such terms and related commercially sensitive information from any disclosed documentation.

11.    Representations and Warranties.

(a)    Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(i)    it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the Laws of its jurisdiction of incorporation or organization;

(ii)    it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(iii)    it is voluntarily entering into this Agreement with the intent to be legally bound thereby and has had an opportunity to consult legal counsel as to its rights and the consequences of signing this Agreement;

(iv)    the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary organizational action of the Party; and

(v)    when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(b)    VRS acknowledges and agrees that Exhibit E is a complete and accurate list of all trademark registrations and applications owned or controlled by VRS immediately prior to the Effective Date. Exhibit E also includes a non-exhaustive list of certain identified common law marks that will be owned by VGP as of the Effective Date.

(c)    VRS acknowledges and agrees that Exhibit B is a complete and accurate list of all Express Care Marks in the Express Care Jurisdictions owned or controlled by VRS immediately prior to the Effective Date that will be owned by VGP as of the Effective Date.

(d)    The Parties acknowledge and agree that, other than the representations and warranties set forth in this Section 11, nothing in this Agreement constitutes any representation or warranty by either Party or its Affiliates.

12.    Indemnification and Insurance.

(a)    Indemnification. Each Party shall indemnify, defend, and hold harmless the other Party and its Affiliates, officers, directors, employees, agents, successors, and assigns (each, an “Indemnified Party”), from and against all Losses arising out of or in connection with any third-party claim, suit, action, or proceeding (each, a “Third-Party Claim”) relating to any

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actual or alleged (i) breach by the Party of any representation, warranty, covenant, or obligation under this Agreement or (ii) the willful misconduct, gross negligence or the negligence of the Party in relationship to a right or obligation under this Agreement.

(b)    Insurance.

(i)    At all times each Party shall maintain sufficient coverage, at its sole cost and expense, of commercial general liability insurance with commercially reasonable per occurrence and aggregate limits in light of the subject matter of this Agreement, including bodily injury and property damage and products and completed operations and advertising liability.

(ii)    Commercial general liability policies required pursuant to this Section 12 must:

(A)	be issued by insurance companies reasonably acceptable to the other Party;

(B)	waive any right of subrogation of the insurers against the other Party or any of its Affiliates; and

(C)	name the other Party as additional insureds.

(iii)    Each Party shall provide the other Party with copies of the certificates of insurance and policy endorsements required by this Section 12 upon the written request of the other Party and shall not do anything to invalidate such insurance.

13.    Assignment.

(a)    Neither Party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without the other Party’s prior written consent, which consent the other Party shall not unreasonably withhold, condition, or delay. For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation, or reorganization involving, or any transfer in connection with the sale of all or substantially all assets of, a Party (regardless of whether the Party is a surviving or disappearing entity), or a transfer to an Affiliate will not be deemed to be a transfer of rights, obligations, or performance under this Agreement for which the other Party’s prior written consent is required. Any assignment, delegation, or other transfer permitted under this Section 13(a), including an exclusive license to all or a portion of its Valvoline Marks portfolio, except by a Party to its Affiliate, shall require the assignee, surviving entity, or other transferee to agree in writing to be bound by the terms of this Agreement as of the effective date of such assignment, delegation, or other transfer.

(b)    No assignment, delegation, or other transfer of a Party’s rights, obligations, or performance under this Agreement will relieve such Party of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 13 is void.

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(c)    In the event that VRS decides to pursue or undertake any transaction or series of related transactions (whether structured as a stock sale, merger, consolidation, reorganization, recapitalization, redemption, asset sale or otherwise) that directly or indirectly results in the sale or transfer (other than an to an Affiliate) of (i) all or substantially all of the Valvoline Marks, (ii) at least 50% of the assets of VRS (determined based on value), (iii) beneficial ownership or control of at least 50% of the outstanding equity securities of VRS (or any Affiliate that controls VRS and is engaged directly or indirectly in VRS’s business) or (iv) beneficial ownership or control of at least 50% of the outstanding equity securities of any one or more subsidiaries of VRS owning, controlling or otherwise constituting at least 50% of the assets of VRS (determined based on value), in each case, to a person or a “group” (within the meaning of the Securities Exchange Act of 1934, as amended and the rules of the U.S. Securities and Exchange Commission thereunder), VRS shall give VGP a reasonable, timely opportunity to meaningfully participate as a bidder in any such transaction. For the avoidance of doubt, a breach of this Section 13(c) constitutes a material breach for purposes of the specific performance provision in Section 14(l).

(d)    Each Party agrees that it shall not split or otherwise transfer the ownership of less than all of its and its Affiliates’ Valvoline Marks portfolio to any third party; provided that nothing in this Section 13(d) shall prohibit a Party from licensing less than all of its Valvoline Marks portfolio to any third party.

14.    Miscellaneous.

(a)    Further Assurances. Each Party shall and shall cause its Affiliates to, upon the reasonable request of the other Party, and, except as otherwise expressly set forth herein, at such other Party’s sole expense, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement including the Parties’ co-existence on trademark registers. To the extent a requesting Party is seeking assistance in the registration, prosecution, or maintenance of a trademark from the other Party, such requesting Party shall bear all costs and expenses associated with its request.

(b)    Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party has authority to contract for or bind the other Party in any manner whatsoever.

(c)    No Public Announcements. Neither Party shall, nor shall it permit its Affiliates to, issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement, or, unless expressly permitted under this Agreement, otherwise use the other Party’s or the other Party’s Affiliates’ trademarks, service marks, trade names, logos, domain names, or other indicia of source, association or sponsorship, in each case, without the prior written consent of the other Party, which may not be unreasonably withheld, conditioned, or delayed.

(d)    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or overnight courier service at the address below,

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provided, that either Party may change the mailing address or other information provided for it by written notice given in accordance with this Section 14(d). Any such notice shall be deemed given (i) when so delivered by hand or (ii) if mailed, three calendar days after mailing (or one business day in the case of express mail or overnight courier service). Each Party is a separate entity and requires individual notice if a notifying Party intends on notifying both entities.

If to Valvoline Inc.:	[***]

If to Valvoline, LLC:	[***]

If to Valvoline Licensing and Intellectual Property LLC:	[***]

If to VGP Holdings LLC:	[***] with a copy to (which copy alone shall not constitute notice): Aramco Overseas Company B.V. [***] and: Saudi Arabian Oil Company [***]

If to VGP IPCo LLC:	[***] with a copy to (which copy alone shall not constitute notice): Aramco Overseas Company B.V. [***] and: Saudi Arabian Oil Company [***]

(e)    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Schedules, and Exhibits refer to the Sections of, and Schedules and Exhibits

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attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. Any Schedules and Exhibits referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

(f)    Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

(g)    Entire Agreement. This Agreement, together with all Schedules and Exhibits hereto, the EPA and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein.

(h)    No Third-Party Beneficiaries. Except as expressly set forth in Section 12(a) with respect to Indemnified Parties, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

(i)    Binding Agreement. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

(j)    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by both Parties. No waiver by either Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(k)    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent permitted under applicable Law.

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(l)    Equitable Relief. The Parties acknowledge that a material breach of this Agreement may cause irreparable harm, for which an award of damages would not be adequate compensation and agrees that, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the breaching Party hereby waives any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies will not be deemed to be exclusive but are in addition to all other remedies available under this Agreement at Law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

(m)    Notice and Cure. Notwithstanding the foregoing in Section 14(l), prior to seeking equitable relief for a breach of this Agreement or any other legal action to enforce this Agreement:

(i)    If either Party perceives a breach of this Agreement that could have the effect of tarnishing or bringing into disrepute the reputation, image, premium nature or prestige of or goodwill associated with the Valvoline Marks, that Party shall promptly notify the other Party of such perceived breach in writing, under the terms of Section 14(d). The Party receiving such notice shall then have twenty (20) calendar days from receiving such notice to cure such breach or to negotiate a resolution with the complaining Party. If after the twenty (20) calendar days the breach has not been cured or otherwise resolved, then the non-breaching Party shall cause its Brand Ambassador to use commercially reasonable efforts to resolve such breach with the breaching Party’s Brand Ambassador. If the Brand Ambassadors, working in good faith to resolve such breach, cannot resolve such breach within fifteen (15) calendar days after the matter was first elevated to the Brand Ambassadors, each of VRS’s and VGP’s chief executive officers shall use commercially reasonable efforts to resolve such breach. If each Party’s chief executive officers, working in good faith to resolve such breach, cannot resolve such breach within ten (10) calendar days after the matter is escalated to the chief executive officers, then and only then shall the non-breaching Party be entitled to seek all legal rights and remedies available to it to address the breach, including equitable relief for such breach pursuant to Section 14(l).

(ii)    If either Party perceives any breach of this Agreement that is not the subject of Section 14(m)(i), that Party shall promptly notify the other Party of such perceived breach in writing, under the terms of Section 14(d). The Party receiving such notice shall then have thirty (30) calendar days from receiving such notice to cure such breach or to negotiate a resolution with the complaining Party. If after the thirty (30) calendar days the breach has not been cured or otherwise resolved, then the non-breaching Party shall cause its Brand Ambassador to use commercially reasonable efforts to resolve such breach with the breaching Party’s Brand Ambassador. If the Brand Ambassadors, working in good faith to resolve such breach, cannot resolve such breach within the thirty (30) calendar days after the matter was first elevated to the Brand Ambassadors, each of VRS’s and VGP’s chief executive officers shall use commercially reasonable efforts to resolve such breach. If each Party’s chief executive officers, working in good faith to resolve such breach, cannot resolve such breach within thirty (30) calendar days after the matter is escalated to the chief executive officers, then and only then shall the non-breaching Party be entitled to seek all legal rights and remedies available to it to address the breach, including equitable relief for such breach pursuant to Section 14(l).

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The Parties acknowledge and agree that compliance with the escalation waiting periods in this Section 14(m) shall not preclude the non-breaching Party from seeking equitable relief pursuant to Section 14(l). For the avoidance of doubt, the breaching Party shall not assert that by complying with this Section 14(m), the non-breaching Party demonstrated it is not subject to immediate harm from the breaching Party’s breach.

(n)    Jurisdiction; Governing Law. Any dispute, claim or controversy arising out of or related to this Agreement or breach, termination or validity thereof (“Dispute”), may be, by mutual consent of the Parties, settled by arbitration conducted expeditiously in accordance with the commercial Arbitration Rules of the American Arbitration Association (“AAA”). Within ten (10) business days of the filing of arbitration (if arbitration is chosen), the Parties shall select a sole independent and impartial arbitrator in accordance with such rules. If the Parties mutually agree to arbitration, but are unable to agree upon an arbitrator within such period, on or after the eleventh (11th) day, either Party may request the AAA to appoint an arbitrator, which arbitrator shall be experienced in trademark and commercial matters. The arbitrator will issue findings of fact and conclusions of law to support his/her opinion and is not empowered to award damages in excess of compensatory damages (including interest). The place of arbitration shall be New York, New York. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. NOTWITHSTANDING ANY OF THE FOREGOING, EITHER PARTY MAY SEEK REMEDY THROUGH THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURTS THEREOF WITH RESPECT TO ANY APPEALS THEREFROM, WHICH SHALL BE THE EXCLUSIVE COURTS FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS HEREUNDER, INCLUDING, WITHOUT LIMITATION, INJUNCTIVE RELIEF, PRIOR AND WITHOUT PREJUDICE TO ANY ARBITRATION IN ACCORDANCE WITH THIS PROVISION. THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each Party shall continue to perform its obligations under this Agreement during the resolution of any Dispute. Notwithstanding anything contained in this Agreement, neither Party shall be liable in any arbitration, litigation or other proceeding for anything other than actual, compensatory damages.

(o)    Term / Termination. This Agreement begins on the Effective Date and will continue in full force and effect until the expiration or abandonment of all Valvoline Marks or until otherwise agreed between the Parties in writing.

(p)    Foreign Investment. All investments made by either Party and any investments received by either Party shall comply with applicable Law in the United States, including United States economic sanctions implemented by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(q)    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same

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agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (to which a signed PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(r)    Acknowledgement of Encumbrances. Each Party acknowledges and agrees that any assignment, transfer, exclusive license, or other applicable grant of rights under the Valvoline Marks owned or controlled by such Party and licensed to the other Party under this Agreement (whether by contract or operation of applicable law) shall be subject to any licenses granted pursuant to this Agreement.

(s)    Tax Treatment. The Parties intend to treat this Agreement as not constituting a sale or exchange of a capital asset for U.S. federal income tax purposes, pursuant to Section 1253(a) of the Internal Revenue Code of 1986.

(t)    Bankruptcy Protection. For avoidance of doubt, the terms of Section 5.26(d) of the EPA regarding the preservation of Party rights and licenses under Section 365(n) of the Bankruptcy Code shall also apply to and cover all of the rights and licenses granted by the Parties under this Agreement, and any agreement supplemental to this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

VALVOLINE INC.	VGP Holdings LLC

By	By

Name:	Name:
Title:	Title:

VALVOLINE, LLC	VGP IPCo LLC

By	By

Name:	Name:
Title:	Title:

VALVOLINE LICENSING AND INTELLECTUAL PROPERTY LLC

By

Name:
Title:

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Exhibit C

Form of Supply Agreement

Exhibit C

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is made and entered into and effective as of [●], 2022 (the “Effective Date”), by and between VGP Holdings LLC (“SUPPLIER”), Valvoline Inc. and Valvoline LLC (“VRS” and, together with Valvoline Inc., the “CUSTOMER”). SUPPLIER and CUSTOMER are each referred to herein as a “Party”, and together as “Parties”.

WHEREAS, SUPPLIER manufactures, markets and sells various lubricant products, chemicals and automotive products globally; and

WHEREAS, CUSTOMER owns and operates quick oil change facilities and automotive service centers in the Territory and is also a franchisor of such facilities and centers.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants contained herein, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.    DEFINITIONS.

“Affiliate” of a party means any other party or person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such party. For the purposes of this definition, the term “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a party, whether through the ownership of voting securities, by contract, or otherwise, or ownership, beneficially or of record, of more than fifty percent (50%) of the voting securities of a party. Notwithstanding the foregoing, in no event shall Affiliates include (i) a controlling party that is a sovereign state or a political subdivision or governmental entity of a sovereign state or (ii) any party that would be an Affiliate only due to being under the common control of a sovereign state or political subdivision or governmental entity of a sovereign state. Saudi Arabian Oil Company, a joint stock company established under the laws of the Kingdom of Saudi Arabia, and its direct and indirect controlled subsidiaries (other than SUPPLIER and its direct and indirect controlled subsidiaries), shall not be deemed to be Affiliates of SUPPLIER except (x) solely with respect to Section 31(b)(i) and (y) otherwise with respect to this Agreement solely to the extent this Agreement has been assigned or transferred by SUPPLIER pursuant to Section 31(b)(i) to an entity that is not SUPPLIER or its direct or indirect controlled subsidiaries.

“Alternative Supplier” means a supplier of products other than SUPPLIER.

“Confidential Information” of a Party means all information regarding such Party’s business.

“Core Products” means automotive (including electric vehicles) Lubricant Products, coolants, antifreeze and Valvoline Professional Series chemical products and other service chemicals, in each case, produced or sold by or on behalf of SUPPLIER under any “Valvoline” or “V” trademark, as set forth in Exhibit A.

“Customer Licensee Locations” means all quick lube or oil change locations in the Territory licensed or franchised by CUSTOMER or its Affiliates to licensees or franchisees under the Valvoline Instant Oil Change trademark, Valvoline Express Care trademark, Valvoline Great Canadian Oil Change trademark or any other “Valvoline” or “V” trademark, which shall include all VIOC Locations, Express Care Locations and Great Canadian Licensee Locations.

“Customer Locations” means, collectively, all Customer-Owned Locations and Customer Licensee Locations.

“Customer-Owned Locations” means all quick lube or oil change locations in the Territory owned or operated by CUSTOMER or its Affiliates under the Valvoline Instant Oil Change trademark, Valvoline Express Care trademark, Valvoline Great Canadian Oil Change trademark or any other “Valvoline” or “V” trademark.

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“Express Care Locations” means all quick lube or oil change locations in the Territory licensed or franchised by CUSTOMER or its Affiliates to licensees or franchisees under the Valvoline Express Care trademark.

“Great Canadian Licensee Locations” means all quick lube or oil change locations in the Territory licensed or franchised by CUSTOMER or its Affiliates to licensees or franchisees under the Valvoline Great Canadian Oil Change trademark.

“Inflation Adjustment” means an annual increase in the amount of [***] per annum, as calculated as [***]n, where n is equal to the number of full years after the Effective Date.

“Lubricant Products” means motor oils, transmission fluid, gear oils, grease and any other lubricant product used for automotive (including electric vehicles) retail services purposes, in each case, produced or sold by or on behalf of SUPPLIER under any “Valvoline” or “V” trademark.

“Non-Lubricant Products” means all Products that are not Lubricant Products.

“Other Products” means the products that are not Core Products and that are produced or sold by or on behalf of SUPPLIER under any “Valvoline” or “V” trademark, and that are (i) produced or sold as of the Effective Date or (ii) planned by SUPPLIER to be produced or sold within two years after the Effective Date, as set forth on Exhibit A.

“Products” means the Core Products and the Other Products.

“Retail Services” means all retail services, including transportation-related retail services, conducted (i) on a business to consumer basis, or (ii) solely with respect to vehicle maintenance or care on all modes of ground transportation, on a business to business basis, in each case, either directly or through a franchisee, licensee, or business partner, whether previously, now, or hereafter rendered, and all marketing, promotion, and advertising thereof.

“ROFR Products” means all products that are not Products.

“Supplier Costs” means, with respect to each Product, the actual costs calculated in accordance with the provisions of Exhibit E.

“Taxing Authority” means any federal, state, local or foreign government, or any court or other judicial or arbitral body of competent jurisdiction, administrative agency, commission or other governmental or quasi-governmental authority or instrumentality, domestic or foreign, or any political or other subdivision or branch of any of the foregoing, in each case, exercising tax regulatory authority.

“Territory” means the United States of America and Canada, and their respective possessions and territories.

“Total Volumes” of a Product means, (i) with respect to a Lubricant Product, collectively, Initial Volumes of such Product and Incremental Volumes of such Product, and (ii) with respect to a Non-Lubricant Product, the total volumes of such Product sold under this Agreement.

“Trademark Co-Existence Agreement” means that Trademark Co-Existence Agreement, dated as of the date hereof, among the Parties and certain of their Affiliates.

“VIOC Locations” means all quick lube or oil change locations in the Territory licensed or franchised by CUSTOMER or its Affiliates to licensees or franchisees under the Valvoline Instant Oil Change trademark or any other “Valvoline” or “V” trademark (other than the Great Canadian Oil Change trademark or the Valvoline Express Care trademark).

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2.    SUPPLY AND PURCHASE COMMITMENTS.

a.

During the Term, SUPPLIER shall sell and deliver, and CUSTOMER shall purchase, pay for, take delivery of and provide safe access for the delivery from SUPPLIER (or its authorized distributor) at the Customer Locations (other than any Burdensome Customer Location) of, the Products, in accordance with the terms of this Agreement.

b.

CUSTOMER shall, and shall cause each Customer Location (other than each Burdensome Customer Location) to, purchase from SUPPLIER a percentage of such party’s requirements for the Products (or products that compete with the Products) that is equal to or greater than the applicable minimum percentage as set out in Exhibit A (the “Minimum Percentages”);

c.

CUSTOMER shall use commercially reasonable efforts to purchase, and to cause each Customer Location (other than each Burdensome Customer Location) to purchase, [***]% of such party’s requirements for the Products (or products that compete with the Products) to the extent the Minimum Percentage with respect to any Product is less than [***]%;

d.

SUPPLIER shall have the right of first refusal, but not the obligation, to supply up to [***]% of CUSTOMER’s requirements for Customer-Owned Locations and Great Canadian Licensee Locations (in each case, other than any Burdensome Customer Location) for any ROFR Products, and CUSTOMER shall have the obligation to purchase any such ROFR Products from SUPPLIER. CUSTOMER shall give SUPPLIER commercially reasonable advance written notice of its intent to purchase any such ROFR Products, and to the extent that SUPPLIER elects (in its sole discretion) to exercise such right of first refusal it shall give commercially reasonable advance written notice thereof to CUSTOMER. In the event that SUPPLIER exercises its right of first refusal with respect to any ROFR Product, the Parties agree to discuss in good faith the potential amendment of this Agreement (including Exhibit A hereof) to reflect the addition hereto of supply and purchase commitments and pricing arrangements with respect to such product, with the intent of continuing to provide for the exclusive supply of Products on market terms by SUPPLIER to CUSTOMER hereunder. In the event that the Parties cannot reach mutual agreement after [***] of such discussion, CUSTOMER shall be permitted to purchase such ROFR Product from an Alternative Supplier; provided that, the Parties shall use commercially reasonable efforts to minimize the term of any supply agreement entered into with an Alternative Supplier with respect to such ROFR Product; provided that such minimization does not result in or contribute to higher pricing or the incurrence of additional costs by CUSTOMER or otherwise adversely affect the terms of such supply agreement that can be obtained by CUSTOMER. CUSTOMER shall use commercially reasonable efforts to encourage Customer Locations (other than each Burdensome Customer Location) to purchase up to [***]% of such Customer Location’s requirements for ROFR Products from SUPPLIER.

e.

CUSTOMER shall only use the products sold under this Agreement (i) for a Retail Services purpose, and (ii) for consumption by retail consumers in the process of CUSTOMER delivering Retail Services. CUSTOMER shall not, and shall cause each Customer Location not to, advertise, promote, or in any other way market products that compete with the Products.

f.

On or prior to [●] of each calendar year, CUSTOMER shall provide to SUPPLIER a detailed report that sets out the types and quantities of the Products, and any other products that compete with the Products, that have been ordered and/or sold by the Customer Locations during the previous calendar year, broken down by type of Customer Location and Product type (“Annual Sales Report”) for the purpose of

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SUPPLIER verifying CUSTOMER’S performance of its obligations pursuant to this Agreement (including Section 2(a) through 2(e)) during the previous calendar year. Each Annual Sales Report also shall set out, for each type of Product set forth on Exhibit A, the aggregate quantities of such type of Product sold by each type of Customer Location set forth on Exhibit A, as a percentage of such type of Customer Locations’ aggregate sales of such type of Product and products that compete with such type of Product. With respect to each Annual Sales Report, SUPPLIER has the right to, or the right to have a third-party auditor, review the data and other underlying information (including through the inspection of any relevant Customer Location) that is the basis of such Annual Sales Report, to verify the accuracy of such Annual Sales Report and CUSTOMER’S performance of its obligations hereunder. Such audit shall be at SUPPLIER’s sole cost and expense; provided, however, that if such audit reveals CUSTOMER’s non-compliance with this Section 2(f) or any material inaccuracy, error or omission in the Annual Sales Report, such audit shall be at CUSTOMER’s sole cost and expense.

g.

SUPPLIER shall, in the Territory, (i) prohibit each of the [***] CUSTOMER’s competitors set forth on Exhibit I (the “Restricted Customers”) from featuring, displaying or advertising any product branded with any “Valvoline” or “V” trademark (a “Valvoline-Branded” product) more prominently than competing products of Alternative Suppliers offered by such Restricted Customer and (ii) prohibit each Restricted Customer from including mention of Valvoline-Branded products on exterior signage fixed on any building. If SUPPLIER is an exclusive supplier to a Restricted Customer, SUPPLIER shall not be permitted to supply any Valvoline-Branded product to such Restricted Customer and shall prohibit such Restricted Customer from advertising or marketing any product as a Valvoline-Branded product; provided, however, that the foregoing shall in no way limit or restrict SUPPLIER from supplying white label products or products that are not Valvoline-Branded products to such Restricted Customer (or any other party).

3.    PLANNING REQUIREMENTS.

a.

On or prior to [●] of each calendar year, the Parties shall agree on a good faith non-binding orders forecast that sets out, for planning purposes only, the types and quantities of Products to be ordered by CUSTOMER (broken down by Customer Location, stock keeping unit number (“SKU”) and quantity per SKU) in the following calendar year.

b.

On or prior to [●] of each month, the Parties shall agree on an orders forecast that sets out the types and quantities of Products to be ordered by CUSTOMER (broken down by Customer Location, SKU and quantity per SKU) in the following three (3) calendar months (on a rolling basis) (“3-Month Orders Forecast”). In each 3-Month Orders Forecast:

i.

the forecast for the immediately following calendar month shall constitute a binding commitment by CUSTOMER to submit all orders that, in the aggregate, will be equal to or exceed the quantities of Products forecasted for such month (the “Monthly Binding Quantities”) and to take delivery of such quantities at the designated Customer Locations; and

ii.	the forecast for each of the subsequent two (2) calendar months shall provide a good faith non-binding orders forecast for such month,

provided that, without prejudice to Section 4, any new Customer Location added to Exhibit K in accordance with this Agreement shall not be included in any 3-Month Orders Forecast until [●] [months] after such addition of the Customer Location, unless expressly agreed otherwise by the Parties.

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c.

In the event that the aggregate quantities of any Product ordered by CUSTOMER in any month are in excess of [●]% greater or less than the Monthly Binding Quantities of such Product for such month, the Parties shall discuss in good faith such variance and the potential causes and resolutions thereof for the purpose of avoiding such variance in the future.

d.

Notwithstanding anything to the contrary in this Agreement, or CUSTOMER’s submission of the relevant orders to SUPPLIER in accordance with Section 7, SUPPLIER shall use commercially reasonable efforts, but shall have no obligation, to supply CUSTOMER with any quantities of Products that are ordered by CUSTOMER and are in excess of [●]% of the Monthly Binding Quantities of such Products for such month.

4.    CUSTOMER LOCATIONS.

a.

CUSTOMER shall ensure that, at all times during the Term, Exhibit K attached hereto contains an accurate and complete list of all Customer Locations and identifies each Customer-Owned Location, each VIOC Location, each Express Care Location and each Great Canadian Licensee Location.

b.

A location may be added as a Customer Location to Exhibit K, solely in accordance with Section 4(c) or Section 4(d). If SUPPLIER reasonably determines in its sole discretion that supplying any new Customer Location will pose a commercially unreasonable burden on SUPPLIER (in relation to logistics, the cost thereof or otherwise), the Parties agree to work together to resolve such difficulties in good faith in a manner acceptable to both Parties, and if such resolution cannot be mutually agreed within [●] days of such discussions, and SUPPLIER is unwilling or unable to supply the required Products in a timely manner, CUSTOMER shall be permitted to purchase its requirements for such Customer Location, which cannot be met by SUPPLIER, from an Alternative Supplier, and SUPPLIER shall have no obligation under this Agreement (in relation to supply or otherwise) with respect to such Product requirements at such Customer Location (such Customer Location, a “Burdensome Customer Location”); provided that, in the event that CUSTOMER does purchase packaged products from an Alternative Supplier for a Burdensome Customer Location, CUSTOMER shall use commercially reasonable efforts to purchase packaged products under a “Valvoline” or “V” trademark. To the extent that SUPPLIER subsequently indicates, in written notice to CUSTOMER, that it is ready, willing and able to commence supplying Products to such Customer Location, (i) upon the expiration or termination of all supply agreements in effect at such time that require such Burdensome Customer Location to purchase products that compete with the Products from an Alternative Supplier, such Customer Location shall cease to be a Burdensome Customer Location and (ii) CUSTOMER agrees to exercise as promptly as practicable any termination right available to CUSTOMER under any such supply agreement if CUSTOMER is able to terminate such agreement without incurring any monetary penalty or damages as a result of the termination. The Parties shall use commercially reasonable efforts to minimize the time that any Customer Location remains a Burdensome Customer Location.

c.

On or prior to October 1 of each calendar year, CUSTOMER shall propose to SUPPLIER a schedule (the “Customer Locations Schedule”) that sets out any proposed Customer Location that CUSTOMER intends to add to Exhibit K in the following calendar year, the date intended for such addition and CUSTOMER’s best estimated requirements for Products (or other products) and service level requirements for each

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such proposed Customer Location; provided, that in no event shall any such Customer Locations Schedule propose the addition of any new Customer Location on a date that is less than ninety (90) days following the date of delivery of such Customer Locations Schedule. The Parties shall discuss CUSTOMER’s proposed Customer Locations Schedule in good faith and use commercially reasonable efforts to agree on a mutually acceptable plan with respect to the addition of such proposed Customer Locations to Exhibit K of this Agreement within thirty (30) days after SUPPLIER’s receipt of the Customer Locations Schedule. On or prior to each subsequent January 1, April 1, July 1, and October 1, CUSTOMER shall provide SUPPLIER an updated proposed Customer Locations Schedule (each, a “Locations Schedule Update”), that provides (i) an update on the progress with respect to the addition of the proposed new Customer Locations identified in the initial Customer Locations Schedule, including updates regarding the proposed date that CUSTOMER intends to add each such proposed Customer Location as a Customer Location and CUSTOMER’s best estimate of requirements for Products (or other products) and service level requirements with respect to each such Customer Location and (ii) any proposed changes to the list of proposed Customer Locations identified in the initial Customer Locations Schedule, together with any proposed dates that CUSTOMER intends to add a new proposed Customer Location as a Customer Location (which shall not, in any event, be less than ninety (90) days following the date of such Locations Schedule Update) and CUSTOMER’s best estimate of requirements for Products (or other products) and service level requirements with respect to each such new Customer Location. Any location that is included in the Customer Locations Schedule or Locations Schedule Update and added as a Customer Location in accordance with the plan set out in such Customer Locations Schedule or Locations Schedule Update shall be added to Exhibit K on the applicable date set forth in the most recent Customer Locations Schedule or Locations Schedule Update prior to such date. If CUSTOMER becomes aware of any proposed Customer Location that is at such time intended to be added as a Customer Location in less than ninety (90) days (including pursuant to Section 4(d)) and is not set forth on the most recently updated Customer Locations Schedule or Locations Schedule Update, or for which the estimated requirements for Products (or other products) or service level requirements set forth on the most recently updated Customer Locations Schedule or Locations Schedule Update have materially changed as compared to the estimated requirements set forth on the most recently updated Customer Locations Schedule or Locations Schedule Update, CUSTOMER shall promptly provide written notice thereof to SUPPLIER, and the Parties agree to discuss in good faith a new date for adding such location to Exhibit K as a Customer Location (provided that, SUPPLIER shall have no obligation under this Agreement (in relation to supply or otherwise) with respect to any such location, until such agreed new date). CUSTOMER shall promptly provide written notice to SUPPLIER if CUSTOMER reasonably determines that any location that is included in the Customer Locations Schedule or Locations Schedule Update will not be added to Exhibit K as a Customer Location in accordance with the Customer Locations Schedule.

d.

If CUSTOMER plans to acquire any business or locations during the Term, or to onboard any new Customer Licensee Location by entering into license or franchise arrangements under the Valvoline Instant Oil Change trademark, Valvoline Express Care trademark, Valvoline Great Canadian Oil Change trademark or any other “Valvoline” or “V” trademark with respect to a location that was not previously a Customer Location, CUSTOMER’s plans with respect to any such acquisition or onboarding shall be included in the Customer Locations Schedule and Locations Schedule Update. Subject to the terms of Sections 3, 4(b) and 4(c), upon the completion of any such proposed acquisition or onboarding, the related Customer Locations shall be added to Exhibit K as a Customer Location with respect to each Product to be supplied to such Customer Location (on a rolling basis with respect to

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each relevant Product if applicable under this Section 4(d)) upon the expiration or termination of all supply agreements that require such business and/or location to purchase products that compete with the Products, and CUSTOMER agrees to (or in the case of an onboarded Customer Licensee Location, agrees to use commercially reasonable efforts to cause such Customer Licensee Location to) exercise as promptly as practicable any termination right available to CUSTOMER or such Customer Licensee Location, as applicable, under any such supply agreement if CUSTOMER or such Customer Licensee Location, as applicable, is able to terminate such agreement without incurring any monetary penalty or damages (or an increase in the price for other products supplied under such supply agreement to the extent such supply agreement remains in effect with respect to other products) as a result of the termination. CUSTOMER shall not (or in the case of an onboarded Customer Licensee Location shall use commercially reasonable efforts to cause such onboarded Customer Licensee Location not to) exercise any renewal options contained in any such supply agreements following the date of CUSTOMER’s acquisition of the relevant business and/or location or the onboarding of such Customer Licensee Location, as applicable. In no event shall SUPPLIER be liable to CUSTOMER or any other party for any damages incurred in connection with the expiration, termination or non-renewal of any such supply agreements.

e.

During the Term, CUSTOMER may cease all operations at any Customer Location and remove such Customer Location from Exhibit K; provided that, CUSTOMER shall have provided to SUPPLIER commercially reasonable advance written notice (and in no event less than thirty (30) days) that CUSTOMER will cease all operations at such Customer Location. Additionally, CUSTOMER may directly or indirectly transfer or dispose of any of its rights or properties in any Customer Location to a third party (through asset sale, sale of securities, merger or otherwise); provided that, any such transfer or disposition to a third party shall be subject to SUPPLIER’s rights pursuant to this Agreement (including Section 31(a)) and, at the election of SUPPLIER in SUPPLIER’s sole discretion, shall require such third party to enter into a supply agreement with SUPPLIER as of the date of such transfer or disposition, on substantially the same terms and conditions as this Agreement.

5.    PRICE.

a.	CUSTOMER shall pay to SUPPLIER the applicable price for the Products as determined in accordance with the provisions set forth in Exhibit H.

b.	The applicable price of the Products as determined in accordance with Section 5(a) shall be invoiced, paid and adjusted in accordance with the provisions set forth in Exhibit G.

c.

CUSTOMER is responsible for payment of all sales, use, value-added and similar taxes imposed on the supply of Products hereunder, whether or not included in such prices, provided that such taxes are separately stated in writing to CUSTOMER, and provided further that SUPPLIER promptly provides any information reasonably requested by CUSTOMER in connection with such amounts. Each Party shall use commercially reasonable efforts to (i) minimize the amount of sales, use, value-added and similar taxes imposed on the supply of Products hereunder, and (ii) cooperate with the other Party in providing any information or documentation that may be reasonably necessary to minimize such taxes or obtain such exemptions or reductions. If at any time SUPPLIER actually receives a refund (or credit or offset in lieu of a refund) of any such taxes borne by the CUSTOMER under this Section 5(c), then SUPPLIER shall promptly pay over to CUSTOMER the lesser of (A) the amount of such refund, credit or offset (net of all reasonable out-of-pocket, expenses and taxes incurred in respect

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thereof) and (B) the amount reimbursed by CUSTOMER to SUPPLIER for such taxes pursuant to this Section 5(c), it being understood that CUSTOMER shall be liable to SUPPLIER for (1) any subsequent disallowance of such refund, credit or offset and any related interest, penalties, or additions thereto and (2) any reasonable out-of-pocket expenses related to such disallowance. If compliance with law prevents SUPPLIER from charging or CUSTOMER from paying the price provided in this Agreement, any resulting failure to perform shall be excused subject to Section 27.

d.

Without limiting CUSTOMER’s responsibility to pay the taxes described in Section 5(c), CUSTOMER shall have the right to deduct and withhold from any payments made under this Agreement to SUPPLIER such amounts as are required to be deducted and withheld under applicable tax law. To the extent that amounts are deducted or withheld in accordance with this Section 5(d) and timely paid to the appropriate Taxing Authority, such amounts will be treated for all purposes of this Agreement as having been paid to SUPPLIER in respect of which such deduction or withholding was made. The Parties shall reasonably cooperate to determine whether any such withholding or deduction applies to a payment and, if so, shall further reasonably cooperate to minimize such taxes. CUSTOMER shall provide SUPPLIER with any reasonable cooperation or assistance as may be necessary to enable SUPPLIER to claim exemption from, or a reduction in the rate of, any such taxes, and receive a refund of such withholding or deduction or to claim a tax credit therefor.

e.

Notwithstanding Section 5(a), CUSTOMER shall have the right (the “Auction Right”) to solicit only from any or all of the parties set forth on Exhibit J or their respective Affiliates or successors engaged in the business in which SUPPLIER engages (the “Alternative Supplier Bidders”), competitive bids for the supply of the Total Volumes of all Products of comparable quality to, and comparable specifications as, the Products being supplied by SUPPLIER to CUSTOMER at such relevant time. [***]. CUSTOMER may exercise its Auction Right, [***]. Notwithstanding anything herein to the contrary, SUPPLIER shall have the right, upon notice to CUSTOMER [***] require CUSTOMER to exercise [***]. Upon receipt of such notice, CUSTOMER shall be obligated to exercise its Auction Right and follow the procedures set forth in Exhibit D with respect thereto.

f.	SUPPLIER will exercise commercially reasonable efforts to optimize Supplier Costs while maintaining the performance, quality and reliability of the products to be supplied under this Agreement.

6.    PAYMENT TERMS.

CUSTOMER shall pay each invoice amount within [***] from the date of invoice, and free and clear of any withholdings, set-offs and other deductions, other than as required under applicable law. Any amount not paid by CUSTOMER when due shall bear interest from the payment due date to the date of actual payment at a rate equal to [the lesser of (a) the greater of (i) the U.S. prime rate (as published by The Wall Street Journal) plus [●]% per annum and (ii) [●]% per annum; and (b) the maximum rate of interest permitted by applicable law] (and interest shall continue to accrue under this provision notwithstanding the expiration or termination of this Agreement for any reason). Each order under this Agreement shall be considered a separate sale under a separate invoice.

7.    SERVICE LEVELS AND ORDER REQUIREMENTS.

The Products shall be made available to CUSTOMER subject to and in accordance with the planning requirements set forth in Section 3, and the order requirements and the other provisions set forth in Exhibit B.

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Commencing on the date that is six months after the Effective Date, CUSTOMER shall place any order for Products at least [***] in advance of the date of delivery of such Products. If CUSTOMER does not timely place an order for Products, SUPPLIER shall use commercially reasonable efforts, but shall have no obligation, to supply such Products to CUSTOMER.

For the six (6) months following the Effective Date, CUSTOMER shall place any order for Products consistent with the lead time requirements for CUSTOMER orders as of immediately prior to the Effective Date. The Parties shall work collaboratively in good faith, during the first six (6) months after the Effective Date, to facilitate the gradual transition of the lead time requirements for CUSTOMER orders from the current (as of the Effective Date) practice to the minimum of [***] lead time as required under the immediately preceding paragraph.

8.    AVAILABILITY OF SUPPLY.

a.

If it is determined that a Customer Location is out of a particular Product and SUPPLIER is unable to supply through its normal supply points, SUPPLIER will explore other distribution points and package sizes to ship the unavailable Product to CUSTOMER with de minimis additional costs, subject to the planning requirements set forth in Section 3, and the normal lead times and order requirements and the other provisions set forth in Section 7.

b.

CUSTOMER shall use commercially reasonable efforts to (x) refrain from purchasing any products from an Alternative Supplier and (y) in the event that CUSTOMER does purchase packaged products from an Alternative Supplier, purchase packaged products under a “Valvoline” or “V” trademark; provided that, CUSTOMER shall be permitted to purchase products from an Alternative Supplier solely to the extent that, as shown by demonstrable evidence (i) any purchase arrangements entered into by CUSTOMER and the Alternative Supplier shall not remain in effect beyond such time as SUPPLIER indicates, in a written notice to CUSTOMER, that it is ready, willing and able to commence supplying Products, and shall not interfere with SUPPLIER’s ability to supply such Products, and CUSTOMER’s ability to accept and pay for such supply, in accordance with this Agreement, and (ii) such product requirements of CUSTOMER cannot be met or are not met by SUPPLIER, or SUPPLIER gives written notice to CUSTOMER of the same; provided, further, that, any Products that SUPPLIER was unable to supply due to CUSTOMER not being in material compliance with the planning requirements set forth in Section 3, or the normal lead times or order requirements or the other provisions set forth in Section 7, any volumes of products that compete with such Products that CUSTOMER purchases from an Alternative Supplier shall be excluded from CUSTOMER purchase commitment requirements for purposes of determining CUSTOMER’s compliance with Section 2(b).

9.    REPLACEMENT PRODUCTS.

a.

In the event SUPPLIER introduces replacement products to its product line during the Term as substitutes for the current Products set forth on Exhibit A, based upon changes to formulation, product engineering or otherwise, but to which there has been no change made to the Product specifications (“Replacement Products”), SUPPLIER agrees that CUSTOMER’s pricing on the Replacement Products will be subject to the same standard invoice pricing as provided for in this Agreement.

b.

In the event that SUPPLIER elects to discontinue any Product, with SUPPLIER giving CUSTOMER commercially reasonable notice, and if SUPPLIER does not replace such discontinued Product with a Replacement Product, or if the price of the Replacement Product is more than [***]% higher than the discontinued Product, then the Parties agree to discuss in good faith the potential resolution of such matters in a manner acceptable to both Parties.

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10.    TITLE AND RISK OF LOSS

Title and risk of loss to the Products purchased hereunder shall pass to CUSTOMER upon CUSTOMER’s receipt and acceptance of Products at the location designated as the ship-to-point (or as otherwise agreed in writing by the Parties) for the relevant order in accordance with Section 7.

11.    PRODUCT SPECIFICATIONS.

SUPPLIER shall provide CUSTOMER with published specifications of the Products and reserves the right to change the specifications subject to SUPPLIER providing CUSTOMER thirty (30) days prior written notice of any changes. SUPPLIER will maintain product mapping on all Products with MOTOR Information Systems.

12.    SUPPLIER PRODUCT WARRANTIES.

SUPPLIER WARRANTS FOR A PERIOD OF NINETY (90) DAYS AFTER THE DATE OF DELIVERY TO THE CUSTOMER LOCATION OF THE PRODUCTS SOLD HEREUNDER THAT SUCH PRODUCTS MEET THE THEN CURRENT SPECIFICATIONS DESIGNATED IN SUPPLIER’S APPLICABLE PACKAGING OR PUBLICATIONS. EXCEPT AS STATED IN THIS SECTION 12, SUPPLIER MAKES NO OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF TITLE. THE FOREGOING WARRANTY SHALL BE VOID IF CUSTOMER DOES NOT HANDLE, STORE, TRANSPORT, INSTALL OR UTILIZE PRODUCTS IN ACCORDANCE WITH SUPPLIER’S PUBLISHED PRODUCT RECOMMENDATIONS.

13.    PRODUCT PURITY, IDENTIFICATION AND TRADEMARKS.

Each of CUSTOMER and SUPPLIER shall use its commercially reasonable efforts to maintain the quality, good name and reputation of SUPPLIER and CUSTOMER, respectively, and the Products. Neither CUSTOMER nor SUPPLIER shall contaminate, commingle with other products, adulterate, mislabel, or misidentify the Products, and CUSTOMER shall not use SUPPLIER’S containers, packages, trademarks or labels in association with any products or substances other than the Products, and neither Party shall cause or knowingly facilitate any third parties to take such actions. CUSTOMER shall not bring or cause to be brought any proceedings, either administrative, arbitral or judicial in nature, contesting SUPPLIER’s ownership of rights to SUPPLIER’s technology, formulations or other proprietary information related to the Products.

SUPPLIER hereby grants to CUSTOMER and CUSTOMER’s Affiliates a non-exclusive, non-transferable (except as provided in Section 31), royalty-free, sublicensable license to use any trademark, service mark, grade designation, trade dress, trade name or other indication of source of origin under which the Products are sold to identify the Products and store and advertise the Products. CUSTOMER hereby grants to SUPPLIER and SUPPLIER’s Affiliates a non-exclusive, non-transferable (except as provided in Section 31), royalty-free, sublicensable license to use any trademark, trade name or other indication of source of origin to refer to CUSTOMER and the Customer Locations. SUPPLIER’s use of CUSTOMER’s trademarks will inure to the benefit of CUSTOMER. CUSTOMER’s use of SUPPLIER’s trademarks will inure to the benefit of SUPPLIER. Each Party has the right to change its respective trademarks at any time. Each Party will use the other Party’s trademarks in a form acceptable to the other Party.

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14.    INSPECTION AND REJECTION OF PRODUCTS; NONCONFORMING PRODUCTS.

a.

All Products purchased pursuant to this Agreement will be subject to final inspection and approval by CUSTOMER. Such inspection shall be made by CUSTOMER within a reasonable time upon (and no later than within seven (7) days after) delivery of such Products to the Customer Location irrespective of the date of payment therefor. Neither acceptance, payment nor use shall waive the right to inspection or the right to return Defective Products (as defined below) in accordance with Section 14(b).

b.

Defective or Nonconforming Products. CUSTOMER shall have the right to reject any or all Products which in CUSTOMER’s reasonable judgment, as shown by demonstrable evidence, are defective or nonconforming (i.e., do not meet the specifications in accordance with Section 12) (“Defective Products”) within ninety (90) days after delivery of such Products to the Customer Location; provided that, such Products have been inspected by CUSTOMER within a reasonable time upon (and no later than within seven (7) days after) their delivery to the Customer Location in accordance with Section 14(a), and at all times have been handled, stored, transported, installed and utilized by CUSTOMER in accordance with SUPPLIER’s published product recommendations in accordance with Section 12; provided further that, for the avoidance of doubt, CUSTOMER’s failure to inspect such Products within a reasonable time upon (and no later than within seven (7) days after) their delivery to the Customer Location shall not affect any right conferred upon CUSTOMER by Section 12. In such event, CUSTOMER shall promptly, and no later than within ninety (90) days after delivery of the relevant Products to the Customer Location, notify SUPPLIER in writing of its rejection. Upon CUSTOMER’s rejection of such Products in accordance with this Section 14(b), and SUPPLIER’s receipt of such rejection notification, SUPPLIER shall promptly replace any such Defective Products. SUPPLIER shall be responsible for any damages CUSTOMER incurs as a result of Defective Products; provided that SUPPLIER’s responsibility for such damages shall not exceed (i) in the case of damages resulting from a failure by SUPPLIER’s manufacturer, distributor or other third party, the amount that SUPPLIER receives in reimbursement or compensation or otherwise recovers from such manufacturer, distributor or other third party related to costs associated with damages either Party incurs as a result of such Defective Products, or (ii) in the case of damages resulting from a failure by SUPPLIER, [***] per occurrence. CUSTOMER agrees to work with SUPPLIER to seek recovery of such amounts from SUPPLIER’s manufacturer or distributor or other third parties related to costs associated with damages either Party incurred as a result of Defective Products. SUPPLIER agrees to enforce its rights to, and diligently pursue, any such reimbursement, compensation or recovery from SUPPLIER’s manufacturer, distributor or other third parties.

15.    PRODUCT QUALITY.

CUSTOMER shall notify SUPPLIER in writing of any quality issues related to the Products as soon as possible. SUPPLIER shall use commercially reasonable efforts to promptly perform a root cause analysis of the problem and if necessary, propose a solution to mitigate the immediate issue as well as future issues.

16.    REPRESENTATIONS AND WARRANTIES.

CUSTOMER and SUPPLIER each represents and warrants to the other that (i) it has the right, power and authority to grant the rights provided in this Agreement and to perform its obligations under this Agreement, and (ii) its execution, delivery and performance of this Agreement have been duly authorized and will not violate any other agreement, restriction or law to which it is a party or by which it is bound.

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SUPPLIER represents and warrants to CUSTOMER that the Products do not infringe on any existing patent, trademark, copyright, contractual or other proprietary right of any third party, other than any such infringement to the extent in existence on or prior to the Effective Date.

CUSTOMER represents and warrants to SUPPLIER that set forth on Exhibit F is a true and complete list of volumes (on a per Product category basis) of Lubricant Products purchased by CUSTOMER from SUPPLIER during the twelve (12)-month period ending on September 30, 2022.

17.    NOTICE.

Notices under this Agreement are sufficient if delivered by nationally recognized overnight courier service or by hand, mailed by certified mail (return receipt requested) or sent by email, in each case, to the address below, provided, that either Party may change its mailing address, email address or other notice information by written notice given in accordance with this Section 17:

[CUSTOMER]

[SUPPLIER]

18.    TERM, TERMINATION AND REMEDIES.

a.	This Agreement shall be effective until it is terminated pursuant to the provisions of this Section 18 (the “Term”).

b.

Subject to the provisions of this Section 18, this Agreement may be terminated only by mutual consent of the Parties in writing or if any one or more of the following events occur during the Term (each a “Termination Event”, which, in the case of each of Sections 18(a)(i) through 18(a)(vi) below, shall be construed as a separate Termination Event and shall not be limited or restricted by the terms of any other Termination Event, except as expressly provided in this Section 18(a)):

i.

By SUPPLIER if CUSTOMER materially defaults in the performance of or breaches any provision of Section 2(b), 2(d) or the first sentence of 2(e) (Supply and Purchase Commitments) with respect to all Customer Locations that are required to be set forth on Exhibit K, regardless of whether such Customer Locations have so been properly set forth on Exhibit K, Section 4(e) (Customer Locations), Section 13 (Product Purity, Identification and Trademarks) or Section 31(a) (Assignment and Transfer) of this Agreement, and CUSTOMER fails to cure such default within thirty (30) days of receiving written notice of the default from SUPPLIER;

ii.	By SUPPLIER if any payment from CUSTOMER due hereunder is unpaid when due and remains unpaid for a period of thirty (30) days following SUPPLIER’s delivery of a notice of non-payment;

iii.

By CUSTOMER if, other than in the case of a force majeure event, SUPPLIER has materially breached the Service Levels (considering lead time and order requirements) in accordance with Section 7 on more than three (3) occasions in any twelve (12) month period and in each case such breach has remained uncured [●] days after SUPPLIER has received written notice thereof from CUSTOMER; provided that SUPPLIER shall have the opportunity to cure each such breach by delivery that meets the Service Levels (considering lead time and order requirements) in accordance with Section 7 within [●] days after receiving written notice of such breach from CUSTOMER;

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iv.

By CUSTOMER if SUPPLIER materially defaults in the performance of or breaches any provision of Section 12 (Supplier Product Warranties), Section 13 (Product Purity, Identification and Trademarks) or Section 14(b) (Nonconforming Products), and SUPPLIER fails to cure such default within thirty (30) days of receiving written notice of the default from CUSTOMER;

v.

By either Party if, with respect to the other Party, any proceeding in bankruptcy is filed, or any order for relief in bankruptcy is issued by or against such Party, if a receiver for such Party is appointed in any suit or proceeding brought by or against such Party, or if there is an assignment by such Party for the benefit of such Party’s creditor(s); or

vi.	By CUSTOMER, in accordance with Section 4 of Exhibit D.

c.

Each cure period set out in Section 18(a) shall be extended for an additional thirty (30) days to the extent that the defaulting Party has commenced and is diligently pursuing its efforts to remedy the relevant default.

d.

Prior to exercising a termination right pursuant to Section 18(a), the Party seeking to terminate this Agreement (the “Terminating Party”) shall provide written notice to the other Party of its intention to so terminate with a reasonably detailed description of the reasons therefor, after which the senior officers of each Party shall convene meetings to discuss in good faith the potential resolution of the relevant Termination Event. If the Parties are unable to resolve the relevant Termination Event within thirty (30) days of the first meeting to the satisfaction of the Terminating Party, then the Terminating Party may proceed to terminate this Agreement in accordance with this Section 18 by providing a written notice to the other Party that commences the Termination Notice Period (as defined below).

e.

Any termination of this Agreement pursuant to Section 18(a) shall be after at least [***] by the Terminating Party to the other Party (the “Termination Notice Period”), and during such Termination Notice Period, each Party shall continue to perform its obligations under this Agreement and discuss in good faith with the other Party the potential resolution of the relevant Termination Event. This Agreement shall automatically terminate upon the Terminating Party providing a further written notice to the other Party on or after the expiration of the Termination Notice Period.

f.

Nothing contained herein shall be deemed to limit or otherwise restrict any right, power or remedy of either Party. All rights, powers and remedies shall be cumulative and concurrent and the exercise of one or more rights, powers or remedies existing under this Agreement or now or hereafter existing at law or in equity, shall not preclude the subsequent exercise by either Party of any other rights, power or remedy.

19.    RELATIONSHIP OF THE PARTIES.

The relationship of the Parties and their respective employees, agents, and contractors is at all times that of independent contractors, and neither Party will represent the other Party as its’ agent, employee, or partner in any manner. Neither Party has authority to enter into any contract or incur any expense or obligation in the other Party’s name.

20.    CONFIDENTIALITY.

a.

Each Party shall use the Confidential Information of the other Party and reproduce materials containing Confidential Information of the other Party only as necessary to perform its obligations under this Agreement. Each Party shall restrict disclosure of Confidential Information of the other Party to its personnel who have a need to know

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such information to perform its obligations under the Agreement and who have first agreed to be bound by the terms of this Section. Each Party is liable for an unauthorized disclosure or use of Confidential Information of the other Party by any of its current or former personnel. Within ten (10) days after receiving a written request from the other Party, a Party shall destroy or return (as instructed) any materials containing Confidential Information of the other Party, except such Confidential Information that may be stored in such Party’s backup systems as part of such Party’s standard record retention or archiving process (provided that, any such Confidential Information shall continue to be subject to the confidentiality provisions hereof).

b.	Exceptions to Confidential Information. The obligations under this Section 20 do not apply to Confidential Information that a Party can demonstrate:

i.	is or becomes publicly available without its breach of this Agreement; or

ii.	is independently developed by it without using Confidential Information; or

iii.	is received by it from a third party that does not have an obligation of confidentiality to the other Party; or

iv.	is properly and lawfully known to the receiving Party prior to the Effective Date without an obligation of confidentiality to the other Party.

c.

A Party may disclose Confidential Information to the extent that, in the reasonable opinion of its legal counsel, it is legally required to disclose such Confidential Information; provided that, such Party shall: (i) give written notice to the other Party in a reasonable time prior to disclosure and allow the other Party a reasonable opportunity to seek appropriate protective measures; (ii) take into account the reasonable requests of the other Party in relation to the form, timing and content of such disclosure; and (iii) use its commercially reasonable efforts to maintain the confidential nature and resist the disclosure of any terms of this Agreement in relation to pricing and any related commercially sensitive information, including by means of redacting such terms and related commercially sensitive information from any disclosed documentation.

21.    AUDITING.

a.

SUPPLIER agrees that (i) each facility in which Core Products are stored, engineered or processed and the equipment and supplies used in connection with the storing, engineering or processing of Core Products may be inspected by CUSTOMER, and (ii) CUSTOMER may, at CUSTOMER’S expense, audit SUPPLIER’s production and quality assurance processes upon reasonable prior written notice to SUPPLIER during regular business hours. The audit may be conducted by CUSTOMER’S auditors, representatives or agents who have a legitimate and non-competitive purpose to visit the premises. The rights of CUSTOMER to any remedy under this Agreement will not be impacted or limited by any knowledge that CUSTOMER may have acquired from such inspection.

b.

CUSTOMER agrees that (i) each Customer Location may be inspected by SUPPLIER and (ii) SUPPLIER may, at SUPPLIER’s expense, audit CUSTOMER’s automotive service operations and quality assurance processes upon reasonable prior written notice to CUSTOMER during regular business hours. The audit may be conducted by SUPPLIER’s auditors, representatives or agents who have a legitimate and non-competitive purpose to visit the Customer Location. The rights of SUPPLIER to any remedy under this Agreement will not be impacted or limited by any knowledge that SUPPLIER may have acquired from such inspection.

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c.

Each of SUPPLIER and CUSTOMER will have the right, once each calendar year, upon reasonable notice and during normal business hours, to have its auditors, personnel or representatives review the records of the other Party for the previous calendar year to verify the other Party’s performance of its obligations pursuant to this Agreement during the previous calendar year. Should such review disclose any overpayment by CUSTOMER, then SUPPLIER will refund to CUSTOMER such overpayment together with interest at 1% per month from when initially paid by CUSTOMER, and, in the event such overpayment is equal to or greater than $10,000, SUPPLIER will reimburse CUSTOMER for the reasonable cost of the review. Should such review disclose any underpayment by CUSTOMER, then CUSTOMER will pay to SUPPLIER the amount of such underpayment together with interest at 1% per month from the date which is thirty (30) days following the date when the Products for which such underpayment relates were delivered to CUSTOMER. In the event the amount of such underpayment is equal to or greater than $10,000, CUSTOMER will reimburse SUPPLIER for the reasonable cost of the review.

d.

The Parties shall cooperate to ensure that their exercise of the audit rights and performance of the obligations contained in this Section 21, and the Parties’ handling of all competitively sensitive information and carrying out of all information exchanges pursuant to this Agreement, do not violate any applicable antitrust laws, and to develop in good faith protocols that address the foregoing.

e.	The audit rights and obligations contained herein will survive the termination or expiration of this Agreement for a period of three (3) years after such termination or expiration.

22.    NO WAIVER.

This Agreement’s terms, covenants and conditions may be waived only by a written instrument signed by the Party waiving compliance. Any Party’s failure at any time to require performance of any provision shall, in no manner, affect that Party’s right to enforce that or any other provision at a later date. No waiver of any condition or breach of any provision, term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or to be construed as a further or continuing waiver of that or any other condition or of the breach of that or other provision, term or covenant of this Agreement.

23.    ENTIRETY OF CONTRACT.

This Agreement is intended by the Parties as the final, complete and exclusive statement of the terms, conditions and specifications of their agreement and is intended to supersede all previous oral or written agreements and understandings between the Parties relating to its specific subject matter. No employee or agent of either Party has authority to make any statement, representation, promise or agreement not contained in this Agreement. No prior stipulation, agreement, understanding or course of dealing between the Parties or their agents with respect to the subject matter of this Agreement shall be valid or enforceable unless embodied in this Agreement. No amendment, modification or waiver of any provision of this Agreement shall be valid or enforceable unless in writing and signed by all Parties to this Agreement. This Agreement shall supersede, and shall not be modified or amended in any way by the terms of, any purchase order which may be issued by CUSTOMER for the purchase of Products hereunder.

24.    SEVERABILITY.

If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, the application of such provision to any other person or circumstance and the remainder of this Agreement will not be affected thereby and will remain in full effect, and, if

15

possible, such provision shall be replaced with a lawful provision which, as closely as possible, gives effect to the intention of the Parties under this Agreement and, where permissible, does not affect or impair the validity of any other provision of this Agreement or the application of any other provision of this Agreement to any person or circumstance.

25.    SURVIVAL.

All obligations of CUSTOMER and SUPPLIER that expressly or by their nature survive the expiration or termination of this Agreement, including the obligation of either Party to pay any amounts accrued hereunder, will continue in full force and effect beyond the expiration or termination of this Agreement and until they are satisfied or by their nature expire.

26.    INDEMNIFICATION.

a.

To the fullest extent permitted by law, SUPPLIER shall defend, indemnify and hold CUSTOMER, its parents, subsidiaries, related entities and their respective officers, directors and employees harmless from and against any and all claims, suits, damages, losses, liabilities, fines, penalties, costs or expenses (including reasonable attorney’s fees) arising from or related to (i) SUPPLIER’s negligence, gross negligence or willful misconduct in the performance of its duties and obligations hereunder, (ii) any violation of applicable law by SUPPLIER or its products and services prior to the expiration or termination hereof, or (iii) SUPPLIER’s breach of its obligations or representations and warranties hereunder, in the case of each of clauses (i) through (iii) above, in respect of, arising out of or involving a claim made by any third party against the indemnified party. However, under no circumstances shall SUPPLIER be liable hereunder for consequential damages or loss of profit, except to the extent payable by CUSTOMER to third parties.

b.

To the fullest extent permitted by law, CUSTOMER shall defend, indemnify and hold SUPPLIER, its parents, subsidiaries, related entities and their respective officers, directors and employees harmless from and against any and all claims, suits, damages, losses, liabilities, fines, penalties, costs or expenses (including reasonable attorney’s fees) arising from or related to (i) CUSTOMER’s negligence, gross negligence or willful misconduct in the performance of its duties and obligations hereunder, (ii) any violation of applicable law by CUSTOMER or its products and services prior to the expiration or termination hereof, or (iii) CUSTOMER’s breach of its obligations or representations and warranties hereunder, in the case of each of clauses (i) through (iii) above, in respect of, arising out of or involving a claim made by any third party against the indemnified party. However, under no circumstances shall CUSTOMER be liable hereunder for consequential damages or loss of profit, except to the extent payable by SUPPLIER to third parties.

c.

The provisions of Section 8.04 (Calculation of Losses; Mitigation) (other than Section 8.04(a)(ii) and the second sentence of Section 8.04(a)) of the Equity Purchase Agreement, and the procedures set forth in Section 8.06 (Indemnification Procedures for Other Than Tax Claims) of the Equity Purchase Agreement (other than clauses (d) and (e) thereof), shall govern any claim for indemnity hereunder. The “Equity Purchase Agreement”, as such term is used herein, shall mean the Equity Purchase Agreement, dated as of July 31, 2022, between Valvoline Inc. and Gateway Velocity Holding Corp. and, solely for the purposes set forth therein, Aramco Overseas Company B.V..

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27.    FORCE MAJEURE.

The Parties to this Agreement shall not be responsible for any delay or failure to perform under this Agreement (other than to make payments when due hereunder) if delayed or prevented from performing by acts of God; transportation difficulty which could not have been foreseen by SUPPLIER and is beyond the reasonable control of SUPPLIER; pandemic; strike; war, riot or insurrection; embargo; any law, regulation, ruling, order or action of any governmental authority; any allocation or shortage of raw materials; or any other cause or causes beyond such Party’s reasonable control whether similar or dissimilar to those stated above.

28.    COMPLIANCE WITH LAWS/TAXES.

Each Party shall, at its own expense, (i) comply with all applicable laws, regulations, rulings and orders, including without limitation those relating to taxation, workers’ compensation, and environmental protection in connection with its obligations under this Agreement or the supply, transportation, storage or handling or delivery of Products, as applicable; and (ii) obtain all necessary licensed and permits for the purchase and sale of the Products.

29.    SUPPLIER’S RIGHT TO INSPECT.

SUPPLIER, or its authorized agents, shall have the right, but not the obligation, to inspect CUSTOMER’s premises and inventory; sample, monitor or test any motor oil, grease or filter or Products offered for sale; and to inspect or test any tank, line, pump, dispenser, or other operating equipment, including without limitation equipment owned by CUSTOMER, used at CUSTOMER’s premises bearing SUPPLIER’s trademarks, or being represented to contain the Products, at any time during CUSTOMER’s business hours. At least seventy-two (72) hours prior to any such inspection, SUPPLIER shall provide CUSTOMER with a written notice of such inspection and shall permit CUSTOMER to have management present during such inspection.

30.    GOVERNING LAW.

a.

Any dispute, claim or controversy arising out of or related to this Agreement or breach, termination or validity thereof (“Dispute”), may be, by mutual consent of the Parties, settled by arbitration conducted expeditiously in accordance with the commercial Arbitration Rules of the American Arbitration Association (“AAA”). Within ten (10) business days of the filing of arbitration (if arbitration is chosen), the Parties shall select a sole independent and impartial arbitrator in accordance with such Rules. If the Parties mutually agree to arbitration, but are unable to agree upon an arbitrator within such period, on or after the eleventh (11th) day either Party may request the AAA to appoint an arbitrator, which arbitrator shall be experienced in commercial matters. The arbitrator will issue findings of fact and conclusions of law to support his/her opinion and is not empowered to award damages in excess of compensatory damages (including interest). The place of arbitration shall be New York, New York. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. NOTWITHSTANDING ANY OF THE FOREGOING, EITHER PARTY MAY SEEK REMEDY THROUGH THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURTS THEREOF WITH RESPECT TO ANY APPEALS, WHICH SHALL BE THE EXCLUSIVE COURTS FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS HEREUNDER, INCLUDING, WITHOUT LIMITATION, INJUNCTIVE RELIEF, PRIOR AND WITHOUT PREJUDICE TO ANY ARBITRATION IN ACCORDANCE WITH THIS PROVISION. THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

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b.	Each Party shall continue to perform its obligations under this Agreement during the resolution of any Dispute in accordance with Section 30(a).

c.	Notwithstanding anything contained in this Agreement, neither Party shall be liable in any arbitration, litigation or other proceeding for anything other than actual, compensatory damages.

31.    ASSIGNMENT, TRANSFER AND CERTAIN TRANSACTIONS.

a.

This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors or assigns; provided that, neither Party shall assign its interest in this Agreement without first obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation, or reorganization involving, or any transfer in connection with the sale of all or substantially all assets of, a Party (regardless of whether the Party is a surviving or disappearing entity), will not be deemed to be a transfer of rights, obligations, or performance under this Agreement for which the other Party’s prior written consent is required. Any assignment or other transfer permitted under this Section 31(a) shall require the assignee, surviving entity or other transferee to agree in writing to be bound by the terms of this Agreement as of the effective date of such assignment or other transfer.

b.	Notwithstanding Section 31(a), SUPPLIER may, without obtaining written consent from CUSTOMER:

i.

assign or transfer, by operation of law or otherwise, its interest in this Agreement to any Affiliate of SUPPLIER in connection with the transfer or assignment, by operation of law or otherwise, of SUPPLIER’s business to such Affiliate; and

ii.

delegate or subcontract any of its obligations under this Agreement, including to its authorized distributor(s), provided that SUPPLIER shall be fully responsible for its delegatee’s or subcontractor’s failure to comply with any such obligations under this Agreement.

c.

In the event that VRS decides to pursue or undertake any transaction or series of related transactions (whether structured as a stock sale, merger, consolidation, reorganization, recapitalization, redemption, asset sale or otherwise) that directly or indirectly results in the sale or transfer (other than an to an Affiliate) of (i) all or substantially all of the Valvoline Marks (as defined in the Trademark Co-Existence Agreement), (ii) at least 50% of the assets of VRS (determined based on value), (iii) beneficial ownership or control of at least 50% of the outstanding equity securities of VRS (or any Affiliate that controls VRS and is engaged directly or indirectly in VRS’s business) or (iv) beneficial ownership or control of at least 50% of the outstanding equity securities of any one or more subsidiaries of VRS owning, controlling or otherwise constituting at least 50% of the assets of VRS (determined based on value), in each case, to a person or a “group” (within the meaning of the Securities Exchange Act of 1934, as amended and the rules of the U.S. Securities and Exchange Commission thereunder), VRS shall give SUPPLIER a reasonable, timely opportunity to meaningfully participate as a bidder in any such transaction.

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32.    STRATEGIC PARTNERSHIP SUMMIT.

The Parties agree that they are strategic long-term partners, and as such operate with the goal of advancing each Party’s business across its many facets. In order to best achieve their collective goals, the Parties agree to conduct a summit to understand each Party’s key strategic priorities, long-term growth planning, including planning for new products and future offerings, sales and marketing and human resources and align on possible solutions where each Party may offer value-adding knowledge, products or services, in each case with respect to the following three (3) years (the “Summit”). The Summit will be held once a year during the Term of the Agreement, with the first Summit to be scheduled as close as possible to CUSTOMER’s fiscal year renewal. CUSTOMER and SUPPLIER agree to participate in the Summit, whether in person or remote, and to have participants from the following areas of the business: Key Retail Store Sales, Operations Leadership, Marketing, Purchasing, Training Team Leadership and Other Key Constituents as CUSTOMER and SUPPLIER deem appropriate. Each Party shall bear the cost of any travel of their representatives. Each Party’s Summit participants shall include the leadership across such Party’s Installer Channel, Strategic Accounts, Marketing and Training (and others as required).

33.    NO PUBLIC ANNOUNCEMENTS.

Neither Party shall, nor shall it permit its Affiliates to, issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement without the prior written consent of the other Party, which may not be unreasonably withheld, conditioned or delayed; provided, however, that the foregoing shall not apply (i) if such issuance or release is required by law, including to comply with applicable securities laws or (ii) if such issuance or release is in connection with customary interactions with such Party’s investors for the purpose of facilitating such investors’ evaluation of its investment in a Party.

34.    NO THIRD-PARTY BENEFICIARIES.

Except as otherwise provided in Section 26, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any other party, including any Customer Location and any licensee or franchisee of CUSTOMER, any legal or equitable right or remedy under this Agreement, and in no event shall SUPPLIER have any obligation under this Agreement to any Customer Location or any licensee or franchisee of CUSTOMER.

35.    COUNTERPARTS.

This Agreement may be executed in separate counterparts. Each separate counterpart shall be deemed an original, but all such counterparts, taken together, constitute one and the same instrument.

36.    EQUITABLE RELIEF.

The Parties acknowledge that a breach of Section 31(c) of this Agreement may cause irreparable harm, for which an award of damages would not be adequate compensation and agree that, in the event of such a breach or threatened breach of Section 31(c) of this Agreement, SUPPLIER will be entitled to equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and CUSTOMER hereby waives any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies will not be deemed to be exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have set their hands as of the date first written above.

SUPPLIER	CUSTOMER

By:	By:

Name:	Name:

Title:	Title:

VALVOLINE INC.

By:

Name:

Title:

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